    As filed with the Securities and Exchange Commission on February 3, 1998
                                                      Registration No. 333-42523

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Ohio                                  6036                            61-1319175
-------------------------------        ----------------------------             ----------------
(State or other jurisdiction of        (Primary Standard Industrial             (I.R.S. employer
incorporation or organization)          Classification Code Number)             identification
                                                                                number)

                               2497 DIXIE HIGHWAY
                        FT. MITCHELL, KENTUCKY 41017-3085
                                 (606) 331-2419
          -------------------------------------------------------------
          (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                 ROBERT V. LYNCH
                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                               2497 DIXIE HIGHWAY
                        FT. MITCHELL, KENTUCKY 41017-3085
                                 (606) 331-2419
          -------------------------------------------------------------
       (Name, address, including Zip Code, and telephone number, including area code, of agent for service)


                                 With copies to:
                                Cynthia A. Shafer
                       Vorys, Sater, Seymour and Pease LLP
                       Atrium Two, 221 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-4000


         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities
Act of 1933, check the following box:   [X]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
Title of each class                           Proposed maximum        Proposed maximum
of securities to be         Amount to          offering price             aggregate            Amount of
registered                be registered           per share           offering price(1)    registration fee
------------------------------------------------------------------------------------------------------------
Common shares,
without par value        2,671,450 shares           $10.00               $26,714,500           $7,881.00

============================================================================================================


(1)      Estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET
         Showing the location in the Prospectus of the Items of Form S-1

Form S-1 Item and Caption                                        Prospectus Heading
-------------------------                                        ------------------

1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus ...............................    Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus .............................................    Cover Page, Back Cover Page

3.   Summary Information, Risk Factors and Ratio of Earnings to
     Fixed Charges ..........................................    PROSPECTUS SUMMARY; RISK FACTORS

4.   Use of Proceeds ..........................................  USE OF PROCEEDS

5.   Determination of Offering Price ..........................  Cover Page; THE CONVERSION - Pricing and Number of
                                                                 Common Shares to be Sold

6.   Dilution .................................................  Not Applicable

7.   Selling Security Holders .................................  Not Applicable

8.   Plans of Distribution ....................................  Cover Page; THE CONVERSION - General;
                                                                 - Subscription Offering;
                                                                 - Community Offering; and
                                                                 - Plan of Distribution

9.   Description of Securities to be Registered ...............  DESCRIPTION OF AUTHORIZED SHARES

10.  Interest of Named Experts and Counsel ....................  Not Applicable

11.  Information with Respect to the Registrant

     (a)  Description of Business .............................  COLUMBIA FINANCIAL OF KENTUCKY, INC.; COLUMBIA
                                                                 FEDERAL SAVINGS BANK; THE BUSINESS OF COLUMBIA FEDERAL


     (b)  Description of Property .............................  THE BUSINESS OF COLUMBIA FEDERAL - Properties


     (c)  Legal Proceedings ...................................  THE BUSINESS OF COLUMBIA  FEDERAL - Legal Proceedings


     (d)  Market Price and Dividends ..........................  Cover Page; MARKET FOR COMMON SHARES; DIVIDEND POLICY


     (e)  Financial Statements ................................  Index to Financial Statements

     (f)  Selected Financial Data .............................  SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER
                                                                 DATA

     (g)  Supplementary Financial Information .................  Not Applicable

     (h)  Management's Discussion and Analysis of Financial      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          Condition and Results of Operations ...............    CONDITION AND RESULTS OF OPERATIONS



     (i)  Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure ...............  Not Applicable


     (j)  Quantitative and Qualitative Disclosures about
            Market Risk........................................  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                                                 CONDITION AND RESULTS OF OPERATIONS - Asset and
                                                                 Liability Management


     (k)  Directors and Executive Officers ....................  MANAGEMENT OF CFKY;
                                                                 MANAGEMENT OF COLUMBIA FEDERAL

     (l)  Executive Compensation ..............................  MANAGEMENT OF COLUMBIA FEDERAL - Compensation;
                                                                 Employee Stock Ownership Plan; Stock Option Plan;
                                                                 Recognition and Retention Plan and Trust; Retirement
                                                                 Benefit Plans; and Employment and Severance Agreements



     (m)  Security Ownership of Certain Beneficial Owners and
            Management ........................................  THE CONVERSION - Shares to be Purchased by Management
                                                                 Pursuant to Subscription Rights
     (n)  Certain Relationships and Related
           Transactions .......................................  MANAGEMENT OF COLUMBIA FEDERAL -
                                                                 Certain Transactions with Columbia Federal

12.  Disclosure of Commission Position on Indemnification for
       Securities Act Liability ...............................  Not Applicable


PROSPECTUS
                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
          (PROPOSED HOLDING COMPANY FOR COLUMBIA FEDERAL SAVINGS BANK)
                          UP TO 2,323,000 COMMON SHARES
                         $10.00 PURCHASE PRICE PER SHARE

         Columbia Financial of Kentucky, Inc., an Ohio corporation ("CFKY"), is hereby offering for sale up to 2,323,000 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by Columbia Federal Savings Bank ("Columbia Federal"), upon the conversion of Columbia Federal from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). The consummation of the Conversion and the sale of the Common Shares are subject to the approval of Columbia Federal's Plan of Conversion (the "Plan") and the adoption of the Federal Stock Charter of Columbia Federal at a Special Meeting of the members of Columbia Federal to be held at ___ _.m., Eastern Time, on _________, 1998, at
_____________________________________ (the "Special Meeting").

         THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION OF THE DEPARTMENT OF THE TREASURY (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Based on an independent appraisal of the pro forma market value of Columbia Federal, as converted, as of November 28, 1997, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $17,170,000 to a maximum of $23,230,000 (the "Valuation Range"), resulting in a range of 1,717,000 to 2,323,000 Common Shares at $10.00 per share. Applicable regulations permit CFKY to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 2,671,450 Common Shares with an aggregate purchase price of $26,714,500. The actual number of Common Shares sold in connection with the Conversion will be based upon the final valuation of Columbia Federal, as determined by the independent appraiser upon the completion of this offering.


         In accordance with the Plan, Common Shares are offered hereby in a subscription offering to (a) each account holder who, as of September 30, 1996 (the "Eligibility Record Date"), had deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with Columbia Federal;
(b) the Columbia Financial of Kentucky, Inc., Employee Stock Ownership Plan (the "ESOP"); (c) each account holder who as of December 31, 1997 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit at Columbia Federal; and (d) each account holder and certain borrowers as of _____________, 1998 (the "Subscription Offering"). All subscription rights to purchase Common Shares in the Subscription Offering are nontransferable and will expire at noon, Eastern Time, on ______, 1998 (the "Subscription Expiration Date"), unless extended. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER PENALTIES IMPOSED BY THE OTS. See "THE CONVERSION - Subscription Offering."


         THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

         AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES, SEE "RISK FACTORS" BEGINNING AT PAGE __ OF THIS PROSPECTUS.

         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT ______________.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Estimated Underwriting
                                                   Purchase                     Commissions                     Estimated Net
                                                    Price                  And Other Expenses(1)                  Proceeds
-----------------------------------------------------------------------------------------------------------------------------------
Per share Minimum                                    $10                           $0.36                            $9.64
Per share Mid-Point                                  $10                           $0.33                            $9.67
Per share Maximum                                    $10                           $0.30                            $9.70
Per share Maximum, as adjusted (2)                   $10                           $0.28                            $9.72
Total Minimum                                    $17,170,000                     $620,000                        $16,550,000
Total Mid-point                                  $20,200,000                     $658,000                        $19,542,000
Total Maximum                                    $23,230,000                     $695,000                        $22,535,000
Total Maximum, as adjusted (2)                   $26,714,500                     $737,000                        $25,977,500
===================================================================================================================================

(1)      Consists of estimated printing, postage, legal, accounting, filing fee, appraisal and miscellaneous costs to Columbia
         Federal and CFKY in connection with the Conversion, as well as estimated fees, sales commissions and reimbursable expenses to be paid to Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., which has been engaged by Columbia
         Federal to consult, advise and assist in the sale of the Common Shares on a best effort basis. Actual Conversion expenses may be more or less than estimated amounts. See "THE CONVERSION - Plan of Distribution."

(2)      Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common
         Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                   The date of this Prospectus is _____, 1998.

                             CHARLES WEBB & COMPANY
                   A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.

         To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining shares are hereby concurrently being offered to the general public in a direct community offering in which preference will be given to natural persons who reside in either Boone County or Kenton County, Kentucky (the "Community Offering"). See "THE CONVERSION - Community Offering." The Community Offering may end at any time after orders for at least 2,323,000 Common Shares have been received, but in no event later than 45 days after the Subscription Expiration Date or ________, 1998, unless extended by CFKY and Columbia Federal with the approval of the OTS, if necessary. In accordance with the Plan, the Subscription Offering and the Community Offering may not be extended beyond ________, 2000. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Plan of Distribution."

         Columbia Federal has engaged Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"), to consult, advise and assist in the sale of the Common Shares on a best efforts basis in the Subscription Offering and the Community Offering (together, the "Offering"). See "THE CONVERSION - Plan of Distribution."

         The Plan and federal regulations limit the number of Common Shares which may be purchased by various categories of persons, including the limitation that no person may purchase fewer than 25 shares, nor more than 15,000 of the Common Shares sold in connection with the Conversion. Such limitation does not apply to the ESOP. In addition, no person together with such person's Associates (hereinafter defined) and persons Acting in Concert (hereinafter defined) with such person, may purchase more than 30,000 of the Common Shares sold in connection with the Conversion. SUBJECT TO APPLICABLE OTS REGULATIONS, THE LIMITATIONS SET FORTH IN THE PLAN MAY BE CHANGED AT ANY TIME IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS OF CFKY AND COLUMBIA FEDERAL. See "THE CONVERSION - Limitations on Purchases of Common Shares."


         Common Shares may be subscribed for in the Subscription Offering or ordered in the Community Offering only by returning the accompanying Stock Order Form and Certification Form (the "Order Form"), along with full payment of the purchase price per share for all shares for which subscription is made or order is submitted, no later than noon, Eastern Time, ______, 1998. See "THE CONVERSION - Use of Order Forms." Payment may be made in cash or by check or money order and will be held in a segregated account at Columbia Federal, insured by the FDIC up to the applicable limit and earning interest at Columbia Federal's passbook rate, currently ____ annual percentage yield, from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing Columbia Federal savings account, the amount in which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such account. Neither payments made in cash or by check or money order, nor payments made by authorized withdrawal from an account at Columbia Federal will be available during the Subscription Offering and the Community Offering. See "THE CONVERSION
- Payment for Common Shares."


         AN EXECUTED ORDER FORM, ONCE RECEIVED BY CFKY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF CFKY, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF COLUMBIA FEDERAL, AS CONVERTED, IS LESS THAN $17,170,000 OR MORE THAN $26,714,500. IF EITHER OF THOSE EVENTS OCCURS, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE OFFERING WILL RECEIVE WRITTEN NOTICE THAT, UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 15,000 COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 15,000 COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.


         CFKY has received approval to have the Common Shares quoted on the Nasdaq National Market ("Nasdaq") under the symbol "CFKY," subject to certain conditions which CFKY and Columbia Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. The aggregate offering price for the Common Shares is based upon an independent appraisal of Columbia Federal performed by Keller & Company, Inc. ("Keller"). The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price. See "RISK FACTORS - Limited Market for the Common Shares." There is presently no market for the Common Shares.


         THE CONVERSION OF COLUMBIA FEDERAL FROM A MUTUAL SAVINGS BANK TO A PERMANENT CAPITAL STOCK SAVINGS BANK IS CONTINGENT UPON (I) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE FEDERAL STOCK CHARTER AND FEDERAL STOCK BYLAWS BY COLUMBIA FEDERAL'S VOTING MEMBERS, (II) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES, AND (III) THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE "THE CONVERSION."

                          COLUMBIA FEDERAL SAVINGS BANK
                             FT. MITCHELL, KENTUCKY

[Map of the region of Southeastern Indiana, Southwestern Ohio and Northern Kentucky (the "Tri-State") with an outline of each county, indicating the location of Cincinnati, and below the map of the Tri-State is an enlargement of Boone County and Kenton County, Kentucky, showing the location of Covington, Ft. Mitchell, Crescent Springs, Erlanger & Florence within those counties.]

                               PROSPECTUS SUMMARY

         The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus.

COLUMBIA FINANCIAL OF KENTUCKY, INC.

         CFKY was incorporated under Ohio law in October 1997 at the direction of Columbia Federal for the purpose of purchasing all of the capital stock of Columbia Federal to be issued in connection with the Conversion. CFKY has not conducted and will not conduct any business before the completion of the Conversion other than business related to the Conversion. Upon the consummation of the Conversion, CFKY will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of Columbia Federal, a loan to the ESOP and the investments made with 50% of the net proceeds retained from the sale of CFKY shares in connection with the Conversion. See "USE OF PROCEEDS."

         The main office of CFKY is located at 2497 Dixie Highway, Ft. Mitchell, Kentucky, 41017-3085, and its telephone number is (606) 331-2419.

COLUMBIA FEDERAL SAVINGS BANK

         Columbia Federal is a mutual savings bank which has served Northern Kentucky since 1884. Organized in 1884 under Kentucky law as Columbia Building Association, Columbia Federal converted to a federally chartered savings and loan association in 1934, at which time the name Columbia Federal Savings and Loan Association of Covington was adopted. Star Federal Savings and Loan Association ("Star Federal") was merged into Columbia Federal in 1970 and American Federal Savings and Loan ("American") was merged into Columbia Federal in 1981, with the combined entities retaining Columbia Federal's name. Columbia Federal became a federal savings bank in 1995, adopting at that time the name Columbia Federal Savings Bank.

         As a federal savings bank, Columbia Federal is subject to supervision and regulation by the OTS and the FDIC and is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati. The deposits of Columbia Federal are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION." At September 30, 1997, $53.6 million, or approximately 83.8% of Columbia Federal's loan portfolio, consisted of loans secured by first mortgages on one- to four-family homes, virtually all of which were located within Boone County and Kenton County, Kentucky. See "THE BUSINESS OF COLUMBIA FEDERAL - Lending Activities -- One- to Four-Family Residential Real Estate Loans."

         Columbia Federal conducts business from its main office located in Ft. Mitchell, Kentucky, and four branch offices located in Covington, Crescent Springs, Erlanger and Florence, Kentucky. Columbia Federal's primary market area consists of Boone County and Kenton County, Kentucky. The main office of Columbia Federal is located at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085, and its telephone number is (606) 331-2419.

THE CONVERSION

         On October 9, 1997, the Board of Directors of Columbia Federal unanimously approved the Plan. The OTS approved the Plan, subject to the approval of the Plan by Columbia Federal's voting members at a special meeting to be held at ___ _.m., Eastern Time, on ________, 1998, at __________________________________________________________. The Plan provides for the conversion of Columbia Federal from a federal mutual savings bank to a federal stock savings bank. Columbia Federal has operated as an independent community oriented savings association since 1884. It is the intention of Columbia Federal to continue to operate as an independent community oriented savings association after the Conversion.

THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         The Plan provides for the formation of CFKY for the purpose of acquiring all of the capital stock to be issued by Columbia Federal in the Conversion. Pursuant to the Plan, Common Shares are hereby offered at a price of $10.00 per share to (a) depositors of Columbia Federal with Qualifying Deposits as of September 30, 1996 ("Eligible Account Holders"), (b) the ESOP, (c) depositors of Columbia Federal with Qualifying Deposits as of December 31, 1997, the Supplemental Eligibility Record Date ("Supplemental Eligible Account Holders"), and (d) account holders of Columbia Federal having savings deposits of record on ____________ (the "Voting Record Date") and borrowers of record on the Voting Record Date whose loans were in existence on December 16, 1995 (such depositors and borrowers as of ___________, collectively, the "Voting Members"). See "THE CONVERSION - Subscription Offering." Common Shares not subscribed for in the Subscription Offering are hereby being concurrently offered to those members of the general public receiving this Prospectus in the Community Offering in which preference will be given to natural persons who reside in either Boone County or Kenton County, Kentucky. See "THE CONVERSION - Community Offering."


         The Plan authorizes the Board of Directors of CFKY and Columbia Federal to establish limits on the number of Common Shares that may be purchased by various categories of persons. The Plan also permits the Board of Directors of CFKY and Columbia Federal, subject to any required regulatory approval and the requirements of applicable laws and regulations, to increase or decrease such purchase limitations in their sole discretion. The Boards of Directors have established the limitation that, generally, an Eligible Account Holder, a Supplemental Eligible Account Holder, or a Voting Member, may purchase in the Subscription Offering a number of Common Shares equal to the greater of (i) 15,000 Common Shares or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, as the case may be. A person participating solely in the Community Offering, together with any Associates or persons Acting in Concert, may purchase a maximum of 15,000 Common Shares. Such limitation does not apply to the ESOP, which intends to purchase 8% of the Common Shares sold in connection with the Conversion. The ESOP may purchase Common Shares if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $23,230,000, the maximum of the Valuation Range. If Common Shares in excess of the maximum of the Valuation Range are sold, the ESOP will have the first right to purchase such excess Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares in the open market or may purchase authorized but unissued Common Shares from CFKY. If the ESOP purchases authorized but unissued Common Shares from CFKY, such purchases would have a dilutive effect on the interest of CFKY's shareholders.


         No person together with his or her Associates and other persons Acting in Concert with him or her may purchase more than 30,000 Common Shares. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION Limitations on Purchases of Common Shares" and "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS." The sale of Common Shares will be subject to the approval of the Plan by the voting members of Columbia Federal at the Special Meeting, to the sale of the requisite number of Common Shares and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."


         Columbia Federal has retained Webb to consult, advise and assist in the sale of the Common Shares in the Subscription Offering and in the Community Offering. For its services, Webb will receive a commission equal to 1.50% of the aggregate purchase price paid for shares sold to residents of Boone County and Kenton County, Kentucky, 1.25% of the aggregate purchase price of Common Shares sold to residents of counties contiguous to Boone County or Kenton County, Kentucky, and 0.75% of the aggregate purchase price of Common Shares sold to persons not residents of Boone County or Kenton County, Kentucky, or counties contiguous thereto. Webb's commission will not exceed 1.5% of the aggregate purchase price for shares sold in the Subscription Offering. No commission will be paid on Common Shares purchased by Columbia Federal's directors, officers and employees, and their immediate family members, and the ESOP. In the event that Columbia Federal requests Webb to obtain the assistance of other broker-dealers to sell Common Shares in the Community Offering, Webb will be paid a commission of 5.5% of the aggregate purchase price of Common Shares sold by such broker-dealers, from which such broker-dealers will be paid, instead of the commission based upon the residence of the purchasers. A management fee of $25,000 has already been paid to Webb, and such amount will be deducted from the commission. Columbia Federal will reimburse Webb for legal fees in an amount not to exceed $35,000. See "THE CONVERSION - Plan of Distribution."

         The Subscription Offering will terminate at noon, Eastern Time, on _____, 1998. The Community Offering may be terminated at any time after orders for at least 2,323,000 shares have been received, but in no event later than ______, 1998, unless extended. If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for or ordered Common Shares in the Subscription Offering or in the Community Offering will receive a notice that, until a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions or orders for Common Shares. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order during such time will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order will have the appropriate portion of his funds promptly refunded with interest.

         The directors and executive officers of CFKY and Columbia Federal and their Associates intend to purchase an aggregate of 200,500 Common Shares in connection with the Conversion, which would constitute 9.9% of the Common Shares sold assuming the sale of 2,020,000 Common Shares in connection with the Conversion. The aggregate number of Common Shares proposed to be purchased by the directors, the executive officers and the ESOP is 362,100, which would constitute 17.9% of the Common Shares sold assuming the sale of 2,020,000 Common Shares in connection with the Conversion. See "THE CONVERSION -- Shares to be Purchased by Management Pursuant to Subscription Rights."

         Federal regulations prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that a purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

PRICING OF THE COMMON SHARES


         Keller, an independent firm experienced in valuing thrift institutions, has prepared a valuation of the estimated pro forma market value of Columbia Federal, as converted. Keller's valuation of the estimated pro forma market value of Columbia Federal, as converted, is $20,200,000 as of November 28, 1997 (the "Pro Forma Value"). CFKY will issue the Common Shares at a fixed price of $10.00 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations require, however, that Columbia Federal establish a range of 15% above and below the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares, the amount of subscriptions received in the Subscription Offering and other factors from the time of the commencement of the Subscription Offering until the completion of the offering of the Common Shares. Based on the Pro Forma Value of Columbia Federal as of November 28, 1997, the Valuation Range is $17,170,000 to $23,230,000, resulting in the offer of between 1,717,000 and 2,323,000 Common Shares at a purchase price of $10.00 per share.


         The actual number of Common Shares sold in connection with the Conversion will be determined upon the completion of the Subscription Offering and the Community Offering, if any, and will be based upon the final valuation of Columbia Federal, as converted. The final valuation will be determined by Keller at the time of the closing of this Offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 1,717,000 or more than 2,671,450. If the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given the opportunity to affirm, increase, decrease or rescind their subscriptions. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

USE OF PROCEEDS


         CFKY will retain 50% of the net proceeds from the sale of the Common Shares, or $9,771,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which CFKY intends to accept in exchange for the issuance of Common Shares to the ESOP. See "RISK FACTORS - Reduction in Return on Equity Due to Proceeds of Offering." Such proceeds will be used to fund the Columbia Financial of Kentucky, Inc., Recognition and Retention Plan (the "RRP") after approval of the RRP by the shareholders of CFKY and will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, $9,771,000 at the mid-point of the Valuation Range, will be invested by CFKY in the capital stock to be issued by Columbia Federal to CFKY as a result of the Conversion. Such investment will increase the regulatory capital of Columbia Federal and will permit Columbia Federal to expand its lending and investment activities and to enhance customer services. Enhancements of customer services may include the origination of additional types of loans, including commercial loans and additional types of consumer loans, such as home equity loans. Columbia Federal anticipates that such net proceeds initially will be invested in mortgage-backed securities. Eventually, however, Columbia Federal will attempt to use such net proceeds to originate and, if circumstances permit, to purchase loans. Although CFKY and Columbia Federal could use the increase in capital to acquire other financial institutions or for CFKY to purchase its own outstanding shares, CFKY and Columbia Federal have no current plans to do so. See "USE OF PROCEEDS."

OFFICER AND DIRECTOR BENEFITS

         In connection with the Conversion, CFKY will establish the ESOP. Common Shares will be purchased by the ESOP in the Conversion with a loan from CFKY. The ESOP intends to repay the loan with discretionary contributions made by Columbia Federal to the ESOP. As the loan is repaid, the Common Shares held by the ESOP will be allocated to the accounts of employees of Columbia Federal and CFKY, including executive officers. See "MANAGEMENT OF COLUMBIA FEDERAL Employee Stock Ownership Plan."

         The Boards of Directors of CFKY and Columbia Federal also intend to adopt and present to the shareholders for approval at a meeting of the shareholders of CFKY, to be held at least six months after the consummation of the Conversion, the RRP and the Columbia Financial of Kentucky, Inc., 1998 Stock Option and Incentive Plan (the "Stock Option Plan"). If the RRP is approved at such meeting, CFKY will form a trust (the "RRP Trust") to which CFKY will contribute sufficient amounts for the purchase by the RRP Trust of an unspecified number of CFKY common shares equal to up to 4% of the number of Common Shares sold in the Conversion. Such CFKY common shares may be purchased after shareholder approval of the RRP in the open market or from the authorized but unissued common shares of CFKY, and will be awarded at no cost to the recipient by a committee of CFKY's Board of Directors to the officers and directors of CFKY and Columbia Federal for services rendered to Columbia Federal. See "MANAGEMENT OF COLUMBIA FEDERAL - Stock Option Plan; and - Recognition and Retention Plan and Trust."

         If the Stock Option Plan is approved at a meeting of shareholders following the Conversion, directors, officers and employees of CFKY and Columbia Federal will be granted options to purchase, in the aggregate, a number of Common Shares equal to up to 10% of the Common Shares sold in the Conversion. The exercise price for options granted will equal the market price for the Common Shares on the date of the grant. The grant of such options, in combination with purchases of Common Shares by such officers and directors and certain anti-takeover provisions in the Articles of Incorporation and Code of Regulations of CFKY and the Amended Charter of Columbia Federal, may facilitate the perpetuation of current management and discourage proxy contests and takeover attempts. See "RESTRICTIONS ON ACQUISITIONS OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS."

         Assuming the sale of 2,020,000 Common Shares in connection with the Conversion, the purchase by directors and executive officers of 200,500 of the Common Shares in the Conversion, the purchase by the RRP of a number of Common Shares equal to 4% of the Common Shares sold in the Conversion, the exercise by directors and executive officers of all options authorized pursuant to the Stock Option Plan and the control by directors and executive officers of the 8% of the Common Shares purchased by the ESOP in the Conversion, directors and executive officers could own or control up to 29% of the outstanding common shares of CFKY. See "RISK FACTORS-Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices and Controlling Influence of Management."

         Columbia Federal also intends to execute an employment agreement with Robert V. Lynch, the President of Columbia Federal, and severance agreements with five other executive officers of Columbia Federal, all to be effective upon the closing of the Conversion. See "MANAGEMENT OF COLUMBIA FEDERAL - Employment and Severance Agreements."

MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Columbia Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

         CFKY has received approval to have the Common Shares quoted on Nasdaq under the symbol "CFKY" upon the closing of the Conversion, subject to certain conditions which CFKY and Columbia Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Columbia Federal that Keefe, Bruyette & Woods, Inc. ("KBWI"), intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Limited Market for the Common Shares."

DIVIDEND POLICY

         The declaration and payment of dividends by CFKY will be subject to the discretion of the Board of Directors of CFKY and will be based on the earnings and financial condition of CFKY and general economic conditions. Other than the earnings on the investment of proceeds retained by CFKY, the only source of income of CFKY will be dividends periodically declared and paid by the Board of Directors of Columbia Federal on the common stock of Columbia Federal held by CFKY. The payment of dividends by Columbia Federal to CFKY will be subject to various regulatory restrictions. On a pro forma basis, as of September 30, 1997, assuming (i) receipt by Columbia Federal of $9.8 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and (iii) the establishment of a Liquidation Account (hereinafter defined) in the amount of $13.1 million (the regulatory capital of Columbia Federal at September 30, 1997), Columbia Federal would have $9.7 million available for the payment of dividends to CFKY. In an effort to manage the capital of CFKY, the Board of Directors of CFKY may determine that the payment of a regular or a special cash dividend or both may be prudent. No assurance can be given, however, that any dividend will be declared, what the amount will be or whether such dividends, if declared, will continue in the future. See "DIVIDEND POLICY."

INVESTMENT RISKS

         Special attention should be given to the matters discussed under "RISK FACTORS."

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

         The following tables set forth certain information concerning the financial condition, earnings and other data regarding Columbia Federal at the dates and for the periods indicated. The financial information should be read in conjunction with the financial statements and notes thereto included elsewhere herein.


SELECTED FINANCIAL CONDITION                     At September 30,
  AND OTHER DATA:                            ----------------------------------------------------
                                               1997        1996       1995       1994       1993
                                             --------   --------   --------   --------   --------
                                                             (Dollars in thousands)

Total amount of:
  Assets                                     $104,006   $108,098   $108,376   $106,099   $107,739
  Cash and amounts due from banks                 612        549        543        568        612
  Interest-bearing deposits in banks            6,215      2,498      6,304      2,202      6,621
  Investment securities held to maturity       13,069     13,995     12,493     13,495     12,428
  Investment securities available for sale      1,003      1,002        988       --         --
  Mortgage-backed securities                   17,862     18,751     16,800     16,744     18,264
  Loans receivable, net                        61,578     67,741     68,270     70,288     67,026
  FHLB stock, at cost                           1,260      1,174      1,095      1,026        974
  Deposits                                     90,195     94,657     95,806     93,807     97,278
  Retained earnings - substantially            13,090     12,537     12,149     11,333     10,068
    restricted

Number of offices (1)                               5          5          5          5          5



                                                              Year ended September 30,
                                           -------------------------------------------------------
SUMMARY OF EARNINGS:                         1997       1996          1995       1994       1993
                                           --------   --------      --------   --------   --------
                                                                    (In thousands)

Interest income                            $  7,996   $  8,198      $  7,943   $  7,939   $  8,355
Interest expense                              4,451      4,578         4,446      3,853      4,370
                                           --------   --------      --------   --------   --------
   Net interest income                        3,545      3,620         3,497      4,086      3,985
Provision for losses on loans                   113          8            13         34         47
                                           --------   --------      --------   --------   --------
   Net interest income after provision
     for losses on loans                      3,432      3,612         3,484      4,052      3,938
Non-interest income                              88         96            92        108        174
Non-interest expense                          2,667      3,120         2,371      2,272      2,190
                                           --------   --------      --------   --------   --------
Income before federal income tax expense        853        588         1,205      1,888      1,922
Federal income tax expense                      300        200           389        623        593
                                           --------   --------      --------   --------   --------
Net income                                 $    553   $    388      $    816   $  1,265   $  1,329
                                           ========   ========      ========   ========   ========

---------------------------------

(Footnotes on next page)

                                                                At or for the year ended September 30,
                                                      -------------------------------------------------------
SELECTED FINANCIAL RATIOS:                              1997       1996           1995      1994       1993
                                                      --------   --------      --------   --------   --------

Performance ratios:
   Return on average assets (3)                           0.53%       0.36%       0.77%       1.17%       1.23%
   Return on average equity (4)                           4.30        3.10        6.92       11.78       14.12
   Interest rate spread (5)                               2.97        2.94        2.93        3.53        3.45
   Net interest margin (6)                                3.46        3.41        3.38        3.87        3.76
   Non-interest expense to average total assets           2.53        2.87        2.24        2.15        2.07

Capital ratios:
   Average equity to average assets                      12.22       11.50       11.15        9.96        8.70
   Equity to assets at end of period                     12.59       11.60       11.21       10.68        9.34

Asset quality ratios and other data:
   Nonperforming loans to total net loans at end
     of period                                            0.98        0.26        --          0.71        0.39
   Nonperforming assets to total assets at end of
     period                                               0.58        0.16        0.03        0.56        0.46
   Allowance for losses on loans to total net loans
     at end of period                                     0.49        0.28        0.28        0.27        0.28
   Allowance for losses on loans to nonperforming
     loans at end of period                              49.92      106.78        --         38.03       72.97
   Net charge-offs to average loans                       --          0.01        0.02        0.05        0.07


----------------------------

(1)      All offices are full-service except that loan applications are accepted only at the main office.

(2)      Includes a non-recurring pre-tax expense of $592,000 for a special one-time assessment to recapitalize the SAIF. See
         "REGULATION - FDIC Regulations -- Deposit Insurance."

(3)      Net income divided by average total assets.

(4)      Net income divided by average total equity.

(5)      Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(6)      Net interest income as a percentage of average interest-earning assets.

                                  RISK FACTORS

         Investment in the Common Shares involves certain risks. Before investing, prospective purchasers should consider carefully the following matters:

LOW RETURN ON ASSETS AND LOW RETURN ON EQUITY


         During the fiscal years ended September 30, 1997, 1996 and 1995, the return on assets of Columbia Federal equaled .53%, .36% and .77%, respectively. During the same periods, the return on equity of Columbia Federal equaled 4.30%, 3.10% and 6.92%, respectively. The low return on assets and equity of Columbia Federal may be attributed to a variety of factors. In 1996, for example, non-interest expense increased by $749,000 due primarily to the $592,000 one-time SAIF recapitalization assessment. Moreover, Columbia Federal increased the provision for losses on loans in fiscal year 1997 by $105,000 over the provision in fiscal year 1996. Both the 1996 SAIF assessment and the 1997 provision for losses on loans had a material impact on the return on equity and assets of Columbia Federal. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


         In addition, Columbia Federal did not originate sufficient loans to replace existing loans which matured or were refinanced elsewhere during fiscal years 1997, 1996 and 1995. While loan originations have increased from $6.8 million in fiscal 1995 to $10.2 million in fiscal 1996 and $11.7 million in fiscal 1997, the balance of net loans receivable has declined from $68.3 million in fiscal 1995 to $67.7 million in fiscal 1996 and $61.6 million in fiscal 1997. In June through August 1997, four multifamily and nonresidential real estate loans with balances totaling $7.1 million were repaid. Funds from loan repayments that could not immediately be used to originate loans were invested in lower yielding investments, thus reducing Columbia Federal's return on assets and return on equity. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         To continue the increase in loan originations, Columbia Federal has recently hired a new loan officer and has pursued a plan to increase the awareness of realtors and others involved in the residential real estate business in Kenton and Boone Counties of Columbia Federal's products and services. Columbia Federal is also considering originating new types of loans, including home equity loans and commercial loans. In view of the highly competitive market for residential mortgage loans, however, there can be no assurance that such plan will materially increase new loan originations in the near or long term. Moreover, even if loan originations are increased, there can be no assurance that such increase will positively affect the return on equity or assets of Columbia Federal.

REDUCTION IN RETURN ON EQUITY DUE TO PROCEEDS OF OFFERING

         The significant proceeds from the sale of the Common Shares in the Conversion will reduce further the return on equity of CFKY on a consolidated basis until the Conversion proceeds are effectively invested. See "Low Return on Assets and Low Return on Equity." At September 30, 1997, the pro forma return on equity at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range, would be 3.23%, 3.16%, 3.09% and 3.03%, respectively. See "PRO FORMA DATA" for the pro forma net earnings and the pro forma shareholders' equity at the different levels of the Valuation Range. Although a low return on equity is not unusual for recently converted, well-capitalized thrifts, CFKY's return on equity after the Conversion may adversely affect the market price of the Common Shares.

         While both CFKY and Columbia Federal intend to invest the proceeds from the sale of Common Shares in various ways, the overall objective of CFKY and Columbia Federal is to increase the return on equity of Columbia Federal in the future. However, the historic difficulty of Columbia Federal in investing available funds in higher yield mortgage loans may be increased upon the receipt of the proceeds from the Offering. To the extent that CFKY and Columbia Federal do not invest the proceeds from the sale of Common Shares in higher yielding mortgage loans, the return on equity of Columbia Federal will remain at lower levels, as a result of which an investment in the Common Shares will be adversely affected.

COMPETITION IN MARKET AREA

         Columbia Federal faces strong competition for deposits and loans from commercial banks, other savings associations, credit unions and mortgage banking companies. In addition, competing financial institutions exist in surrounding communities located in Columbia Federal's market area. Columbia Federal is at a competitive disadvantage due to its small size, which results in limited marketing capability and restricted ability to take advantage of technological advancements. Columbia Federal's market share in Boone County and Kenton County was 53% of thrift deposits and 4.4% of all financial institution deposits at

June 30, 1996. Such competition will negatively affect the ability of Columbia Federal to grow and to increase its return on assets and return on equity.

INTEREST RATE RISK


         Columbia Federal's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most thrift institutions, the interest income and interest expense of Columbia Federal change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Columbia Federal's control. The interest rates on specific assets and liabilities of Columbia Federal will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

         Columbia Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. In a rising interest rate environment, the amount of interest Columbia Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Columbia Federal would pay on its deposits would increase rapidly because Columbia Federal's deposits generally have shorter periods to repricing. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

         Columbia Federal's portfolio value is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. At September 30, 1997, 80.7% of Columbia Federal's net loans receivable balance was comprised of fixed-rate loans. In addition, 79.3% of Columbia Federal's mortgage-backed securities balance at September 30, 1997, had maturities of more than ten years after such date, and 40.1% of the mortgage-backed securities portfolio consisted of pools of fixed-rate loans. Moreover, although Columbia Federal originates its mortgage loans in accordance with secondary market guidelines, many of such loans may not be sold readily in order to decrease interest rate risk because the loans are secured by non-owner occupied or two- to four-family property.


         If interest rates rise from the recent historically low levels, Columbia Federal's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Columbia Federal's earnings due to diminished loan demand. A negative effect on interest income and earnings will adversely affect the value of an investment in the Common Shares.

DILUTIVE EFFECT AND INCREASED EXPENSE OF THE ESOP, THE STOCK OPTION PLAN AND THE RRP.

         In connection with the Conversion, CFKY has established the ESOP which intends to use a loan from CFKY to purchase 8% of the Common Shares issued in connection with the Conversion. All full-time employees of CFKY and Columbia Federal who meet certain age and years of service criteria will be eligible to participate in the ESOP.

         Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans," published by the American Institute of Certified Public Accountants (the "AICPA"), requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. See "PRO FORMA DATA" for pro forma information regarding the effects of SOP 93-6 on net earnings and shareholders' equity. If the Common Shares acquired by the ESOP appreciate in value over time, CFKY may incur increased compensation expense relating to the ESOP, which would adversely affect CFKY's net earnings.

         The shares acquired by the ESOP in the Conversion will be purchased with the proceeds of a loan from CFKY to the ESOP. The ESOP loan will be repaid through cash contributions to the ESOP from Columbia Federal and the use of dividends paid on the Common Shares, if any. Columbia Federal currently anticipates that the ESOP loan will be repaid over a period of 11 years. The amount of cash or other assets that can be contributed to the ESOP each year is limited by certain Internal Revenue Service ("IRS") regulations. Columbia Federal intends to make the maximum contribution to the ESOP permitted by such regulations, which could result in repayment of the ESOP loan in fewer than 11 years. A shorter repayment period could result in increased compensation expense during the years in which payments are made on the ESOP loan which would adversely impact CFKY's earnings.

         The ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares from CFKY. If the ESOP purchases authorized but unissued shares from CFKY, such purchases would have a dilutive effect on the interests of CFKY's shareholders.


         Following the consummation of the Conversion, CFKY intends to adopt the Stock Option Plan and the RRP. CFKY expects to contribute sufficient funds to the RRP to enable it to purchase common shares of CFKY in an amount equal to four percent of the Common Shares sold in connection with the Conversion. The shares issued to participants under the RRP could be newly issued shares or shares purchased in the market. In the event the shares purchased under the RRP consist of authorized but unissued common shares, the interests of existing shareholders will be diluted. Shares issued pursuant to the exercise of options under the Stock Option Plan will be authorized but unissued shares, unless CFKY has treasury shares at the time of exercise and elects to use the treasury shares. At the mid-point of the estimated Valuation Range, if all shares under the ESOP, the Stock Option Plan and the RRP were purchased from authorized but unissued shares, the interests of shareholders would be diluted by 18.03%. Equity per share and earnings per share will also be negatively affected. See "PRO FORMA DATA" and MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan; Stock Option Plan; - Recognition and Retention Plan and Trust."


LIMITED MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Columbia Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the purchase price paid in the Offering.


         CFKY has received approval to have the Common Shares quoted on Nasdaq under the symbol ["CFKY"] upon the closing of the Conversion, subject to certain conditions which CFKY and Columbia Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions upon which such approval is subject is the commitment by three broker-dealers to make a market in the Common Shares. Webb has informed CFKY that KBWI intends to make a market in the Common Shares, and CFKY believes that at least two other broker-dealers will commit to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.


LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT COLUMBIA FEDERAL'S EARNINGS AND OPERATIONS

         Columbia Federal is subject to extensive regulation by the OTS and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, CFKY will also be subject to regulation and examination by the OTS. Such supervision and regulation of Columbia Federal and CFKY are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of CFKY to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on CFKY's net earnings. See "REGULATION."

         The FDIC is authorized to establish separate annual assessment rates for deposit insurance each for members of the Bank Insurance Fund (the "BIF") and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both BIF and SAIF members. Under such system, assessments may vary depending upon the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Legislation to recapitalize the SAIF and to eliminate a significant premium disparity between the BIF and the SAIF effective September 30, 1996, provides for the merger of the BIF and the SAIF effective January 1, 1999, assuming that the federal savings and loan charter has been eliminated. Columbia Federal cannot predict the impact of such a merger on Columbia Federal's net earnings and capital.

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate regulation of federal thrifts, including federal savings banks. Pursuant to such legislation, Congress may develop a common charter for all financial institutions, eliminate the OTS and regulate Columbia Federal under federal law as a bank or require Columbia Federal to change its charter, which would likely change the type of activities in which Columbia Federal may engage and would probably subject Columbia Federal to more regulation by the FDIC. In addition, CFKY may become subject to different holding company regulations, including separate capital requirements and limitations on activities. Although CFKY cannot predict whether or when Congress may actually pass legislation regarding CFKY's and Columbia Federal's regulatory requirements or charter, it is not anticipated that the current activities of CFKY or Columbia Federal will be materially affected by such legislation.

ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES AND CONTROLLING INFLUENCE OF MANAGEMENT

         The Articles of Incorporation and Code of Regulations of CFKY and the Amended Charter of Columbia Federal contain certain provisions that could deter or prohibit non-negotiated changes in the control of CFKY and Columbia Federal. Such provisions include a restriction on the acquisition of more than 10% of the outstanding shares of CFKY by any person during the five-year period following the effective date of the Conversion, the ability to issue preferred shares and additional common shares and a 75% voting requirement for certain transactions, including mergers and acquisitions of a majority of the outstanding equity securities of CFKY. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS."

         Officers and directors of CFKY are expected to purchase approximately 9.9% of the shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase 8% of the shares issued in connection with the Conversion. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in its sole discretion in the best interest of the participants. The RRP may acquire Common Shares in the open market or acquire authorized but unissued common shares from CFKY following approval of the RRP by the shareholders of CFKY at a meeting of the shareholders in an amount equal to up to 4% of the Common Shares issued in connection with the Conversion. The RRP trustees, who are expected to be two directors of CFKY, will vote shares awarded but not distributed under the RRP in their discretion. Additionally, options to purchase a number of Common Shares equal to up to 10% of the Common Shares sold in the Conversion may be granted to directors, officers and employees of CFKY and Columbia Federal pursuant to the Stock Option Plan.

         In view of the various provisions of the Articles of Incorporation and the stock benefit plans of CFKY and Columbia Federal, the aggregate ownership by the ESOP, the RRP and the directors and officers of CFKY and Columbia Federal may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal. The Boards of Directors of CFKY and Columbia Federal believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirers to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

         Federal and Ohio law also restrict the acquisition of control of CFKY and Columbia Federal. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS."

         Regulations of the OTS also restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of Columbia Federal or CFKY without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS."


RISK OF DELAY IN COMPLETION OF THE OFFERING


         CFKY and Columbia Federal expect to complete the Conversion by March 31, 1998. It is possible, however, that adverse market, economic or other factors could delay the completion of the Conversion. If the Community Offering is extended beyond ________, 1998, each subscriber will be given a notice of such delay and the right to affirm, increase, decrease or rescind his subscription. In such event, any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. If the Community Offering is extended, the cost of the Conversion could increase and the valuation of Columbia Federal could change. Extensions of the Community Offering will not extend past _______, 2000.

DILUTIVE EFFECT OF INCREASE IN VALUATION RANGE

         The number of Common Shares to be sold in the Conversion may be as much as 15% greater than the maximum of the Valuation Range due to changes in market, financial and regulatory circumstances following the commencement of the Offering. An increase in the number of Common Shares sold will decrease net earnings per share and shareholders' equity per share on a pro forma basis. See "CAPITALIZATION" and "PRO FORMA DATA."

POSSIBLE TAX LIABILITY RELATED TO SUBSCRIPTION RIGHTS

         As part of the Conversion, subscription rights have been granted to (i) Eligible Account Holders, (ii) the ESOP, (iii) Supplemental Eligible Account Holders and (iv) Voting Members. Columbia Federal has received an opinion from Keller to the effect that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any value because they are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients a right only to purchase Common Shares at a price equal to their estimated fair market value, the same price as the purchase price for unsubscribed Common Shares.

         Notwithstanding the opinion from Keller, if the subscription rights are subsequently found to have a fair market value, income may be recognized by the recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and CFKY and/or Columbia Federal may be taxed on the distribution of such subscription rights. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.


                      COLUMBIA FINANCIAL OF KENTUCKY, INC.

         CFKY was incorporated under Ohio law in October 1997 at the direction of Columbia Federal for the purpose of serving as a holding company for Columbia Federal. CFKY has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. CFKY has received approval of the OTS to acquire the capital stock to be issued by Columbia Federal in the Conversion. Upon the consummation of the Conversion, CFKY will be a unitary savings and loan holding company, and its principal assets initially will be the capital stock of Columbia Federal and the investments made with the proceeds retained by CFKY from the sale of Common Shares. See "USE OF PROCEEDS." As a savings and loan holding company, CFKY will be required to register with, and will be subject to examination and supervision by, the OTS. See "REGULATION - OTS Regulations -- Holding Company Regulation." The types of business activities in which a unitary savings and loan holding company may engage are virtually unrestricted. See, however, "RISK FACTORS - Legislation and Regulation Which May Adversely Affect Columbia Federal's Earnings and Operations."


                          COLUMBIA FEDERAL SAVINGS BANK

         Columbia Federal is a mutual savings bank which has served Northern Kentucky since 1884. Organized under Kentucky law as Columbia Building Association, Columbia Federal converted to a federally chartered savings and loan association in 1934, at which time the name Columbia Federal Savings and Loan Association of Covington was adopted. Columbia Federal became a federal savings bank in 1995, at which time the name Columbia Federal Savings Bank was adopted. As a savings bank chartered under the laws of the United States, Columbia Federal is subject to supervision and regulation by the OTS and the FDIC and is a member of the FHLB of Cincinnati. The deposits of Columbia Federal are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

         Columbia Federal is principally engaged in the business of making permanent first mortgage loans secured by one- to four-family residential real estate located within Boone County and Kenton County, Kentucky, and investing in U.S. Government agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed and related securities. Columbia Federal also makes construction loans and loans secured by multifamily real estate (over four units) and nonresidential real estate. Loan funds are obtained primarily from savings deposits and loan repayments. See "THE BUSINESS OF COLUMBIA FEDERAL - Lending Activities; and - Investment Activities."

         Interest on loans, mortgage-backed and related securities and investments is Columbia Federal's primary source of income. The principal expense of Columbia Federal is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Columbia Federal, which is the difference between interest earned on loans, mortgage-backed and related securities and other investments and interest paid on deposits. Like most thrift institutions, Columbia Federal's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COLUMBIA FEDERAL."

         Columbia Federal conducts business from its main office located in Ft. Mitchell, Kentucky, and four branch offices located in Boone County and Kenton County, Kentucky. Columbia Federal's primary market area consists of Boone County and Kenton County, Kentucky. See "THE BUSINESS OF COLUMBIA FEDERAL - General."


                                 USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                                                                                          15% above
                                    Minimum               Mid-point                Maximum                 Maximum
                                    -------               ---------                -------                 -------

Gross proceeds                   $17,170,000              $20,200,000            $23,230,000              $26,714,500
Less estimated expenses              620,000                  658,000                695,000                  737,000
                                 -----------              -----------            -----------              -----------
Total net proceeds               $16,550,000              $19,542,000            $22,535,000              $25,977,500


The expenses are estimated assuming that (a) all of the indicated number of Common Shares are sold in the Subscription Offering; (b) the directors, officers and their associates purchase 200,500 shares; (c) the ESOP purchases 8% of the Common Shares sold; and (d) 60% of the Common Shares are sold to residents of Boone County or Kenton County, Kentucky, 20% of the Common Shares are sold to residents of counties contiguous to either Boone County or Kenton County, Kentucky, and 20% of the Common Shares are sold to persons not residents of Boone County or Kenton County, Kentucky, or any county contiguous to either of such counties. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

         CFKY will retain 50% of the net proceeds from the sale of the Common Shares, or $9,771,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which CFKY intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the RRP and, initially, will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, $9,771,000 at the mid-point of the Valuation Range, will be invested by CFKY in the capital stock to be issued by Columbia Federal to CFKY as a result of the Conversion. Such investment will increase the regulatory capital of Columbia Federal and will permit Columbia Federal to expand its lending and investment activities and to enhance customer services. Enhanced customer services may include the origination of additional types of loans, including commercial loans and additional types of consumer loans, such as home equity loans.


         Columbia Federal anticipates that such net proceeds initially will be invested in mortgage-backed securities. Eventually, however, Columbia Federal will attempt to use the net proceeds to originate and, if circumstances permit, to purchase loans. Such use will be consistent with Columbia Federal's effort to improve its interest rate risk position as well as increase its income. See "THE BUSINESS OF COLUMBIA FEDERAL - General." See "RISK FACTORS - Reduction in Return on Equity Due to Proceeds of Offering."


         Although CFKY and Columbia Federal could use the increase in capital to acquire other financial institutions or for CFKY to repurchase its own outstanding shares, CFKY and Columbia Federal have no current plans or agreements, written or oral, and are not negotiating, to acquire any other institution and have no current plans for CFKY to repurchase any of its shares.

                            MARKET FOR COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Columbia Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

         CFKY has received approval to have the Common Shares quoted on Nasdaq under the symbol "CFKY" upon the closing of the Conversion, subject to certain conditions which CFKY and Columbia Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, Webb has informed Columbia Federal that KBWI intends to make a market in the Common Shares, although it is under no obligation to do so. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS Limited Market for the Common Shares."


                                 DIVIDEND POLICY

         The declaration and payment of dividends by CFKY will be subject to the discretion of the Board of Directors of CFKY and will be based on the earnings and financial condition of CFKY and general economic conditions. If the Board of Directors of CFKY determines in the exercise of its discretion that the net income, capital, and consolidated financial condition of CFKY and the general economy justify the declaration and payment of dividends by CFKY, the Board of Directors of CFKY may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be declared and paid on the Common Shares or, if declared and paid, that such dividends will continue to be paid in the future. In addition, pursuant to a requirement of the OTS, CFKY will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

         Other than earnings on the investment of the proceeds retained by CFKY, the only source of income of CFKY will be dividends periodically declared and paid by the Board of Directors of Columbia Federal on the common stock of Columbia Federal held by CFKY. The declaration and payment of dividends by Columbia Federal to CFKY will be subject to the discretion of the Board of Directors of Columbia Federal, to the earnings and financial condition of Columbia Federal, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, Columbia Federal will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources." Columbia Federal may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION
- Office of Thrift Supervision -- Limitations on Capital Distributions."

                          REGULATORY CAPITAL COMPLIANCE

         The following table sets forth the historical and pro forma regulatory capital of Columbia Federal at September 30, 1997, based on the receipt of proceeds for the number of Common Shares indicated, less estimated expenses of $620,000, $658,000, $695,000, $737,000 at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range, assuming all of such shares are sold in the Subscription Offering.


                                                       Pro forma capital at September 30, 1997, assuming the sale of
                                             ------------------------------------------------------------------------------
                                                  1,717,000           2,020,000           2,323,000           2,671,450
                                                Common Shares       Common Shares       Common Shares       Common Shares
                          Historical at      (offering price of   (offering price of (offering price of  (offering price of
                      ---------------------  ------------------   ------------------ ------------------  ------------------
                      September 30, 1997(1)     $10 per share)      $10 per share)      $10 per share)      $10 per share)
                       Amount     Percent     Amount    Percent    Amount   Percent    Amount   Percent   Amount    Percent
                       ------     -------     ------    -------    ------   -------    ------   -------   ------    -------
                                                              (Dollars in thousands)

Capital under
generally
 accepted accounting
 principles, before    $13,091     12.59%   $19,306     17.52%   $20,438     18.35%   $21,571     18.71%   $22,874     19.55%
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======
 adjustments (2)(3)

Current tangible
 capital (2)(3):
  Capital level        $13,090     12.59%   $19,305     17.51%   $20,437     18.35%   $21,570     18.71%   $22,873     19.55%
  Requirement            1,560      1.50      1,653      1.50      1,670      1.50      1,729      1.50      1,755      1.50
                       -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
  Excess               $11,530     11.09%   $17,651     16.01%   $18,767     16.85%   $19,841     17.21%   $21,118     18.05%
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======

Current core
 capital (2)(3):
  Capital level        $13,090     12.59%   $19,305     17.51%   $20,437     18.35%   $21,570     18.71%   $22,873     19.55%


  Requirement            3,120      3.00      3,307      3.00      3,341      3.00      3,458      3.00      3,510      3.00
                       -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
  Excess               $ 9,970      9.59%   $15,998     14.51%   $17,096     15.35%   $18,112     15.71%   $19,363     16.55%
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======

Current risk-based
 capital (4):
  Capital level        $13,390     30.37%   $19,605     38.97%   $20,737     40.32%   $21,870     41.60%   $23,173     43.01%
  Requirement            3,527      8.00      4,025      8.00      4,115      8.00      4,206      8.00      4,310      8.00
                       -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
  Excess               $ 9,863     22.37%   $15,580     30.97%   $16,622     32.32%   $17,664     33.60%   $18,863     35.01%
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======

-----------------------------------

(1)      See Note 18 of the Notes to the Financial Statements.

(2)      Pro forma amounts assume Columbia Federal will receive 50% of the net conversion proceeds before reduction for the
         ESOP loan. Also reflects a deduction from capital for unearned ESOP shares equal to 8% of the shares offered and unearned RRP shares equal to 4% of the shares offered.

(3)      Historical tangible and core capital percentages are based on adjusted total assets of $104.0 million. Pro forma tangible and core capital percentages are based on adjusted total assets of $110.2 million, $111.4 million, $115.3 million, and $117.0 million, which assumes the receipt by Columbia Federal of net proceeds from the sale of Common
         Shares of $6.2 million, $7.3 million, $8.5 million and $9.8 million, respectively. The OTS has proposed a new regulation which would increase the core capital requirement to between 4% and 5% of adjusted total assets, with the specific requirement to be determined on a case-by-case basis. See "REGULATION - OTS Regulations -- Regulatory
         Capital Requirements."

(4)      Historical risk-based capital percentages are based on risk-weighted assets of $44.1 million. Pro forma risk-based capital percentages are based on risk-weighted assets of $50.3 million, $51.4 million, $52.6 million and $53.9 million, and assumes the net proceeds will be invested in mortgage-backed securities having a risk weighting of 20%.

                                 CAPITALIZATION

         Set forth below is the capitalization of Columbia Federal as of September 30, 1997, and the consolidated pro forma capitalization of CFKY, as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. A change in the number of Common Shares sold in the Conversion would materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."


                                                                               Pro forma capitalization of CFKY
                                                                         at September 30, 1997, assuming the sale of:
                                                              ----------------------------------------------------------------------
                                                                 1,717,000         2,020,000         2,323,000        2,671,450
                                             Historical            Common            Common           Common            Common
                                           capitalization          Shares            Shares           Shares            Shares
                                        of Columbia Federal      (Offering         (Offering         (Offering        (Offering
                                          at September 30,        price of          price of         price of          price of
                                               1997            $10 per share     $10 per share)    $10 per share)   $10 per share)
                                        -------------------   ---------------   ----------------  ---------------  ----------------
                                                                                 (In thousands)

Deposits(1)                                   $   90,195       $   90,195        $   90,195        $   90,195        $   90,195

Borrowings                                          --               --                --                --                --

Capital and retained earnings:
  Preferred Shares, no par value per
   share: authorized - 1,000,000
   shares, assumed outstanding - none               --               --                --                --                --
  Common Shares, no par value per
   share: authorized - 6,000,000
   shares; assumed outstanding - as
    shown (2)                                       --               --                --                --                --
  Additional paid-in capital                        --             16,550            19,542            22,535            25,978
  Less Common Shares acquired by
   the ESOP (3)                                     --             (1,374)           (1,616)           (1,858)           (2,137)
  Less Common Shares acquired by
   the RRP (4)                                      --               (687)             (808)             (929)           (1,069)
  Retained earnings, net, substantially
   restricted (5)                                 13,090           13,090            13,090            13,090            13,090
  Unrealized gain on securities
    available for sale, net                            1                1                 1                 1                 1
                                              ----------       ----------        ----------        ----------        ----------

   Total capital and retained earnings        $   13,091       $   27,580        $   30,209        $   32,839        $   35,863
                                              ==========       ==========        ==========        ==========        ==========


----------------------------------

(1)      No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the
         Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2)      The number of Common Shares to be issued will be determined on the basis of the final valuation of Columbia Federal. See
         "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any Common Shares that may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT OF COLUMBIA
         FEDERAL - Stock Benefit Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses. Estimated expenses include estimated sales commissions payable to Webb. Such sales commissions have been computed based on the following assumptions: (i) 200,500 Common Shares sold in the Offering will be purchased by directors, officers and employees of Columbia Federal and the members of their immediate families; (ii) 8% of the Common
         Shares sold in the Offering will be purchased by the ESOP; and (iii) the remaining 1,657,900 Common Shares sold in connection with the Conversion will be purchased in the Subscription Offering with sales commissions of 1.50%, 1.25% and
         0.75% on 60%, 20% and 20%, respectively, of the aggregate dollar amount paid for such Common Shares.

(3)      Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from CFKY for a term of 11 years at a rate of 9.5%. The ESOP loan will be secured solely by the Common
         Shares purchased by the ESOP. Columbia Federal has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce Columbia Federal's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the
         ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of CFKY. If the ESOP purchases authorized but unissued shares from CFKY, such purchases would have a dilutive effect of approximately 7.41% on the voting interests of CFKY's shareholders. See "MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan" and "RISK
         FACTORS - Dilutive Effect and Negative Effect on Earnings of Purchases by the ESOP and the RRP."

(4)      Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of
         $10.00 per share. There can be no assurance that the RRP will be implemented, that a sufficient number of shares will be available for purchase by the RRP or that shares could be purchased at a price of $10.00. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce pro forma shareholders' equity. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from CFKY. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately 3.85%. See "MANAGEMENT OF COLUMBIA
         FEDERAL - Recognition and Retention Plan and Trust."

(5)      Retained earnings include restricted and unrestricted retained earnings and unrealized gain on securities designated as available for sale. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation"
         for information concerning restricted retained earnings for federal tax purposes.

                                 PRO FORMA DATA

         Set forth below are the pro forma consolidated net earnings of CFKY for the year ended September 30, 1997, and the pro forma shareholders' equity of CFKY at such dates, along with the related pro forma per share amounts, giving effect to the sale of the Common Shares in connection with the Conversion. The computations are based on the assumed issuance of 1,717,000 Common Shares (minimum point of the Valuation Range), 2,020,000 Common Shares (mid-point of the Valuation Range), 2,323,000 Common Shares (maximum point of the Valuation Range) and 2,671,450 Common Shares (15% above the maximum point of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the periods and yielded the net proceeds indicated; (ii) such net proceeds were invested by CFKY and Columbia Federal at the beginning of the specified period at 5.35%; (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares; (iv) CFKY will accept a promissory note from the ESOP in exchange for the issuance of Common Shares; and (v) a portion of the cash proceeds retained by CFKY will be used to fund the RRP and, pending such investment, be invested in short-term and intermediate-term government securities. The assumed return is based upon the yield for one year United States Treasury bills at November 28, 1997, because management intends to invest the initial cash proceeds in government securities and mortgage-backed securities. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period, resulting in an after tax yield of 3.53%. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in government securities and mortgage-backed securities and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1997 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Management also believes that utilization of savings withdrawals to fund stock purchases would not have a material impact on the pro forma data presented.

         NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS OR RESULTS SET FORTH IN THE PRO FORMA DATA WILL BE ACHIEVED ON INVESTMENT OF THE CONVERSION PROCEEDS. MOREOVER, THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF CFKY THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD. FURTHER, THE RATIO OF SHARE OFFERING PRICE TO THE PRO FORMA BOOK VALUE IS NOT REPRESENTATIVE OF ANY POTENTIAL PRICE APPRECIATION ON THE COMMON SHARES. NO EFFECT HAS BEEN GIVEN IN THE PRO FORMA SHAREHOLDERS' EQUITY FOR ANY ASSUMED EARNINGS ON THE NET PROCEEDS OF THE CONVERSION.

                                                                        At and for the year ended September 30, 1997, assuming the
                                                 ----------------------------------------------------------------------------------
                                                    1,717,000            2,020,000             2,323,000              2,671,450
                                                  Common Shares        Common Shares         Common Shares          Common Shares
                                               (Offering price of   (Offering price of    (Offering price of     (Offering price of
                                                  $10 per share        $10 per share)        $10 per share)         $10 per share)
                                                 ---------------      ----------------      ---------------        ----------------
                                          (Dollars in thousands, except per share amounts)
Gross proceeds                                       $ 17,170             $ 20,200              $ 23,230               $ 26,715
Estimated expenses                                        620                  658                   695                    737
                                                     --------             --------              --------               --------
Estimated net proceeds                               $ 16,550             $ 19,542              $ 22,535               $ 25,978
                                                     --------             --------              --------               --------

Less Common Shares acquired by the RRP                   (687)                (808)                 (929)                (1,069)
                                                                                                                             (1)
Less Common Shares acquired by the ESOP                (1,374)              (1,616)               (1,858)                (2,137)
                                                     --------             --------              --------               --------
                                                                                                                             (2)
   Net cash proceeds                                 $ 14,489             $ 17,118              $ 19,748               $ 22,772
                                                     ========             ========              ========               ========

Net earnings:
   Historical                                        $    553             $    553              $    553               $    553
   Pro forma income on net proceeds                       512                  604                   697                    804
   Pro forma adjustment for the RRP (1)                   (91)                (107)                 (123)                  (141)
   Pro forma adjustment for the ESOP (2)                  (82)                 (97)                 (111)                  (128)
                                                     --------             --------              --------               --------
     Pro forma net earnings                          $    892             $    953              $  1,016               $  1,088
                                                     ========             ========              ========               ========

Earnings per share:
   Historical                                        $   0.35             $   0.30              $   0.26               $   0.22
   Pro forma income on net proceeds                      0.32                 0.32                  0.32                   0.33
   Pro forma adjustment for the RRP (1)                 (0.05)               (0.05)                (0.05)                 (0.05)
   Pro forma adjustment for the ESOP (2)                (0.06)               (0.06)                (0.06)                 (0.06)
                                                     --------             --------              --------               --------
     Pro forma earnings per share (3)(4)             $   0.56             $   0.51              $   0.47               $   0.44
                                                     ========             ========              ========               ========

Offering price as a multiple of pro
   forma earnings per share                             17.76                19.53                 21.31                  22.65

Shareholders' equity: (5)
   Historical                                        $ 13,091             $ 13,091              $ 13,091               $ 13,091
   Estimated net proceeds from the sale of
     Common Shares                                     16,550               19,542                22,535                 25,978
   Less unearned RRP shares (1)                          (687)                (808)                 (929)                (1,069)
   Less unearned ESOP shares (2)                       (1,374)              (1,616)               (1,858)                (2,137)
                                                                          --------              --------               --------
     Pro forma shareholders' equity                  $ 27,580             $ 30,209              $ 32,839               $ 35,863
                                                     ========             ========              ========               ========

Per share shareholders' equity:
   Historical                                        $   7.62             $   6.48              $   5.64               $   4.90
   Estimated net proceeds                                9.64                 9.67                  9.70                   9.72
   Less unearned RRP shares (1)                         (0.40)               (0.40)                (0.40)                 (0.40)
   Less unearned ESOP shares (2)                        (0.80)               (0.80)                (0.80)                 (0.80)
                                                     --------             --------              --------               --------
     Pro forma shareholders' equity per share (3)    $  16.06             $  14.95              $  14.14               $  13.42
                                                     ========             ========              ========               ========


Ratio of offering price to pro forma shareholders'
   equity per share                                     62.27%               66.89%                70.72%                 74.52%

--------------------------

(Footnotes on next page)

(1) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10.00 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of CFKY. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10.00 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, CFKY may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.85% dilution in existing shareholders' voting interests. See "MANAGEMENT OF COLUMBIA FEDERAL- Recognition and Retention Plan and Trust."

(2) Assumes that 8% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the ESOP from CFKY with repayment thereof secured solely by the Common Shares purchased by the ESOP. Columbia Federal has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes the level amortization of the ESOP loan over an eleven-year period with assumed tax benefits of 34%. See "MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan." The Board of Directors may elect to issue the ESOP shares from authorized but unissued shares. The issuance of authorized but unissued shares to the ESOP would have the effect of diluting the voting interest of existing shareholders by 7.41%.

(3) No effect has been given to shares reserved for issuance upon the exercise of options pursuant to the Stock Option Plan. See "MANAGEMENT OF COLUMBIA FEDERAL - Stock Option Plan."

(4) In accordance with SOP 93-6 of the American Institute of Certified Public Accountants ("SOP 93-6"), which requires that only those ESOP shares that are committed to be released to the accounts of recipients be counted as outstanding shares, per share amounts are based upon a number of shares outstanding of 1,583,761, 1,863,248, 2,142,735,
         2,464,145 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively. The table reflects the ESOP cost at the $10.00 per share offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION - Federal Taxation."

                          SUMMARY STATEMENTS OF INCOME

         The following Summary Statements of Income set forth information concerning Columbia Federal for the periods indicated:


                                                        Year ended September 30,
                                                   --------------------------------
                                                    1997         1996          1995
                                                   ------       ------       ------
                                                             (In thousands)


Interest income:
   Loans                                           $5,802       $5,869       $6,014
   Mortgage-backed securities                       1,143        1,214          981
   Investments and deposits                         1,051        1,115          948
                                                   ------       ------       ------
     Total interest income                          7,996        8,198        7,943
                                                   ------       ------       ------

Interest expense:
   Deposits                                         4,426        4,578        4,383
   FHLB advances                                       25         --             63
                                                   ------       ------       ------
     Total interest expense                         4,451        4,578        4,446
                                                   ------       ------       ------

Net interest income                                 3,545        3,620        3,497

Provision for losses on loans                         113            8           13
                                                   ------       ------       ------

Net interest income after provision for loan
   losses                                           3,432        3,612        3,484
                                                   ------       ------       ------

Non-interest income                                    88           96           92
                                                   ------       ------       ------

Non-interest expense                                2,667        3,120        2,371
                                                   ------       ------       ------

Income before federal income tax expense              853          588        1,205

Federal income tax expense                            300          200          389
                                                   ------       ------       ------

Net income                                         $  553       $  388       $  816
                                                   ======       ======       ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                       OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL

         Columbia Federal is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in mortgage loans secured by one- to four-family residential real estate located primarily in Kenton and Boone Counties, Kentucky. Columbia Federal also originates loans secured by multifamily real estate (over four units), nonresidential real estate and unimproved land, home improvement loans, and loans secured by deposits. In recent years, Columbia Federal has made significant investments in U.S. Government agency obligations as loan repayments have exceeded loan originations.

         Columbia Federal's profitability is primarily dependent upon its net interest income, which is the difference between interest income on Columbia Federal's loan, investment and mortgage-backed securities ("MBSs") portfolios and interest paid on deposits and borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such amounts. Columbia Federal's profitability is also affected by its provision for losses on loans and the level of non-interest income and non-interest expense. Non-interest income consists primarily of service charges. Non-interest expense includes salaries and employee benefits, occupancy of premises, federal deposit insurance premiums, data processing services, advertising and other.

         The operating results of Columbia Federal are also affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. Columbia Federal's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which is in turn affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1996, TO SEPTEMBER 30, 1997

         Columbia Federal's total assets at September 30, 1997, were approximately $104.0 million, a $4.1 million, or 3.8%, decrease from $108.1 million at September 30, 1996. The decrease resulted primarily from a decrease in mortgage loans. Although loan originations increased, loans were repaid more rapidly than loans were originated.

         Liquid assets (cash and cash equivalents and investment securities available for sale) totaled $7.8 million at September 30, 1997, an increase of $3.8 million over the total at September 30, 1996. This increase resulted primarily from repayments on loans and mortgage-backed securities that Columbia Federal was unable to immediately invest in loans during the fiscal year.

         Loans receivable totaled $61.6 million at September 30, 1997, a decrease of $6.1 million, or 9.0%, from $67.7 million at September 30, 1996. This decrease resulted primarily from principal repayments of $18.9 million, which exceeded loan originations of $11.7 million. Loan repayments included four multifamily and nonresidential mortgage loans with total balances of $7.1 million.


         Deposits totaled $90.2 million at September 30, 1997, a decrease of approximately $4.5 million, or 4.7%, from the total at September 30, 1996. Such decrease was a result of a determination by management not to offer highly competitive rates on deposits in light of the declining balance of loans receivable. Money market accounts, passbook savings accounts and negotiable order of withdrawal ("NOW") accounts decreased in the aggregate by approximately $2.5 million, or 7.8%, and certificates of deposit decreased by $2.0 million, or 3.2%, during fiscal year ended September 30, 1997. At September 30, 1997, certificates of deposits that will mature within one year accounted for 37.0% of Columbia Federal's assets.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

         GENERAL. Columbia Federal's net income for the year ended September 30, 1997, was $553,000, an increase of approximately $165,000, or 42.5%, from the $388,000 in net income recorded for the year ended September 30, 1996. The increase in earnings resulted primarily from a one-time deposit insurance assessment of $592,000 in 1996, which was partially offset by a $202,000 reduction in interest income. Net income for the year ended September 30, 1996, would have been $779,000 if the one-time assessment had not been assessed.


         NET INTEREST INCOME. Total interest income was $8.0 million for the year ended September 30, 1997, a $202,000, or 2.5%, decrease from the comparable 1996 period. Interest income on loans totaled $5.8 million in 1997, a decrease of $67,000, or 1.1%, from 1996. The decrease resulted primarily from the decline of $864,000 in average balances outstanding due to the repayment of loans more rapidly than loans were originated. See "Changes in Financial Condition from September 30, 1996, to September 30, 1997." Interest income on investment securities and interest-bearing deposits totaled $1.1 million in 1997, a decrease of $64,000, or 5.7%, from 1996. The decrease resulted primarily from the decline of $1.7 million in average balances outstanding to $18.3 million at September 30, 1997. Interest income on mortgage-backed securities decreased by $71,000, or 5.8%, during fiscal 1997, as compared to 1996, as a result of a decline of $1.2 million in the average balance outstanding.

         Interest expense on deposits totaled $4.4 million for the year ended September 30, 1997, a decrease of $152,000, or 3.3%, from the comparable 1996 period. This decrease was due primarily to a $4.1 million decrease in the average balances outstanding, coupled with a 6 basis point (100 basis points equals 1%) increase in the average cost of deposits, from 4.78% in the 1996 period to 4.84% in the 1997 period.

         As a result of the foregoing changes in interest income and interest expense, net interest income declined by $75,000, or 2.1%, for the year ended September 30, 1997, compared to fiscal 1996. The interest rate spread increased by 3 basis points, from 2.94% in 1996 to 2.97% in 1997, while the net interest margin increased by 5 basis points, from 3.41% in 1996 to 3.46% in 1997.

         PROVISION FOR LOSSES ON LOANS. The provision for losses on loans for the year ended September 30, 1997, was $113,000 compared to $8,000 for the year ended September 30, 1996. The allowance for losses on loans was increased in fiscal year 1997 due, in part, to an increase in nonperforming loans. Nonperforming loans totaled $601,000 at September 30, 1997, and $177,000 at September 30, 1996. Columbia Federal's allowance for losses on loans totaled $300,000 at September 30, 1997, an increase of $111,000 over the balance at September 30, 1996. The increase is primarily due to delinquencies by one individual with eighteen loans. These loans were brought current in October 1997. The allowance represented .49% and .28% of total loans at September 30, 1997 and 1996, respectively. See "THE BUSINESS OF COLUMBIA FEDERAL - Delinquent Loans, Non-Performing Assets and Classified Assets."


         Historically, management has emphasized Columbia Federal's loss experience over other factors in establishing provisions for losses on loans. During the year ended September 30, 1997, management determined that other factors should also be considered in determining reasonably estimable loan losses. Among the many factors to be considered are the nature of the portfolio, credit concentrations, an analysis of specific loans in the portfolio, known and inherent risks in the portfolio, the estimated value of the underlying collateral, the assessment of general trends in relevant real estate markets and current and prospective economic conditions, including property values, employment and occupancy rates, interest rates and other conditions that may affect a borrower's ability to comply with repayment terms.

         The amount of the provision for losses on loans for the year ended September 30, 1997, was determined to be necessary by management to bring the reserve to a level considered to be appropriate based on these additional factors. The $105,000 increase in the provision for losses on loans equaled approximately 25% of the increase in the amount of loans delinquent more than 90 days, which were in the process of collection.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review Columbia Federal's allowance for losses on loans. Such agencies may require Columbia Federal to provide additions to the allowance based upon judgments different from those of management. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond Columbia Federal's control. There can be no assurance that the amount of past or future provisions for losses on loans or the balance of the allowance for losses on loans account will be adequate to absorb actual loan losses in the future.


         NON-INTEREST INCOME. Non-interest income, primarily service fees from NOW accounts, safe-deposit box rental receipts and fees on the sale of money orders and traveler's checks, totaled $88,000 for the year ended September 30, 1997, a decrease of $8,000, or 8.3%, from the 1996 amount.

         NON-INTEREST EXPENSE. Non-interest expense totaled $2.7 million for the year ended September 30, 1997, a decrease of $453,000, or 14.5%, from the 1996 fiscal year amount. The decrease resulted primarily from a $721,000, or 89.1%, decrease in federal deposit insurance premiums, which was partially offset by a $222,000, or 15.2%, increase in salaries and employee benefits, a $14,000, or 6.1%, increase in occupancy expense and a $27,000, or 6.6%, increase in other expenses. The decrease in federal deposit insurance premiums was primarily attributable to the one-time SAIF recapitalization assessment of approximately $592,000 in 1996 and the decrease in premiums in 1997. The increase in salaries and employee benefits resulted primarily from normal merit increases, bonuses and the addition of a loan officer. Non-interest expense can be expected to increase after the Conversion due to the expense associated with the ESOP and the RRP, as well as the increased costs associated with the SEC reporting requirements and other expenses for a public company. See "RISK FACTORS - Dilutive Effect and Negative Effect on Earnings of Purchases by the ESOP and the RRP."


         FEDERAL INCOME TAX EXPENSE. The provision for federal income taxes was $300,000 for the year ended September 30, 1997, an increase of $100,000, or 50.0%, from the provision recorded in fiscal 1996. The increase resulted primarily from a $265,000, or 45.1%, increase in earnings before taxes. The effective tax rates were 35.2% and 34.0% for the years ended September 30, 1997 and 1996, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995


         GENERAL. Net income for the year ended September 30, 1996, was $388,000, a decrease of $428,000, or 52.5%, from the $816,000 in net income recorded in 1995. The decrease in net income resulted primarily from a $132,000 increase in interest expense and a $749,000 increase in non-interest expense due primarily to the $592,000 one-time SAIF recapitalization assessment. Such decrease was partially offset by an increase of $255,000 in interest income and a decrease of $189,000 in the provision for federal income taxes.

         NET INTEREST INCOME. Total interest income was $8.2 million for the year ended September 30, 1996, an increase of $255,000, or 3.2%, over fiscal year 1995. Interest income on loans totaled $5.9 million, a decrease of $145,000, or 2.4%, from the 1995 total. This decrease resulted primarily from a decrease of $2.2 million in the average balance outstanding as loans were repaid faster than loans were originated and was partially offset by an increase in the average yield of 6 basis points, to 8.60% in fiscal year 1996. Interest income on mortgage-backed securities increased by $233,000, or 23.8%, from the 1995 amount, due to a $2.8 million increase in the average balance outstanding, coupled with a 28 basis point increase in yield, from 6.51% to 6.79% in 1996. Interest income on investment securities and interest-bearing deposits increased by $167,000, or 17.6%, over 1995. This increase resulted primarily from an increase of $2.0 million in the average balance outstanding, coupled with an increase in the average yield of 30 basis points.


         Interest expense on deposits increased for the year ended September 30, 1996, by $195,000, or 4.4%, to a total of $4.6 million, compared to $4.4 million in 1995. The increase resulted primarily from a $3.1 million increase in the average balance outstanding, coupled with a 5 basis point increase in the average cost of deposits, from 4.73% in 1995 to 4.78% in 1996. The increase in rates paid on Columbia Federal's deposits generally reflect the increase in interest rates in the overall economy during 1996.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased during 1996 by $123,000, or 3.5%, to a total of $3.6 million. The interest rate spread and net interest margin remained virtually unchanged between fiscal years 1995 and 1996.


         PROVISION FOR LOSSES ON LOANS. The provision for losses on loans decreased by $5,000 for the year ended September 30, 1996, compared to fiscal 1995. Management determined that the reduction in the amount of the provision for losses on loans for the year ended September 30, 1996, was reasonable based primarily upon Columbia Federal's favorable loan loss experience in such year. Historically, management has emphasized Columbia Federal's loss experience over other factors in establishing provisions for losses on loans.


         NON-INTEREST INCOME. Non-interest income, primarily service fees from NOW accounts, totaled $96,000 for the year ended September 30, 1996, an increase of $4,000, or 4.3%, from the 1995 amount.

         NON-INTEREST EXPENSE. Non-interest expense was $3.1 million for the year ended September 30, 1996, an increase of $749,000, or 31.6%, over the amount recorded for 1995. The increase resulted primarily from a $596,000, or 279.8%, increase in federal insurance premiums, an $86,000, or 6.3%, increase in salaries and employee benefits, a $22,000, or

10.7%, increase in occupancy expense and a $45,000, or 76.3%, increase in advertising expenses. The increase in federal insurance premiums was due to the one-time SAIF recapitalization assessment. The increase in salaries and employee benefits resulted primarily from an increase in staffing levels and normal merit increases. The increase in occupancy and equipment expense resulted generally from increases in the cost of equipment maintenance contracts and repairs and maintenance expenses. The increase in advertising expenses resulted from expenses incurred in conjunction with the change of Columbia Federal's name, coupled with expenses incurred in conjunction with the opening of a new branch office building.

         FEDERAL INCOME TAX EXPENSE. The provision for federal income taxes totaled $200,000 for the year ended September 30, 1996, a decrease of $189,000, or 48.6%, from the 1995 amount. The decrease resulted primarily from a $617,000, or 51.2%, decrease in income before federal income taxes. The effective tax rates were 34.0% and 32.3% for the years ended September 30, 1996 and 1995, respectively.

         The following table presents certain information relating to Columbia Federal's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits for the periods indicated. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or customer deposits, respectively, for the years presented. Average balances are derived from monthly balances, net of the allowance for losses on loans.


                                                                     Year ended September 30,
                                                               ---------------------------------------
                                                                             1997
                                                               -----------------------------------
                                                               Average      Interest
                                                               balance    earned/paid   Yield/rate
                                                               -------    -----------   ----------

Interest earning assets
   Interest bearing deposits                                   $  3,755     $    197         5.25%
   Investment securities (1)                                     14,508          854         5.89
   Mortgage-backed securities                                    16,723        1,143         6.83
   Loans receivable, net                                         67,405        5,802         8.61
                                                               --------     --------     --------
     Total interest earning assets                              102,391        7,996         7.81

Non-interest earning assets
   Cash and amounts due from depository institutions
                                                                    601
   Premises and equipment, net                                    1,566
   Other nonearning assets                                          769
                                                               --------

                                                                  2,936

     Total assets                                              $105,327
                                                               ========

Interest-bearing liabilities
   NOW accounts                                                $  4,068          100         2.46
   Money market accounts                                         12,512          383         3.06
   Passbook savings accounts                                     13,361          403         3.02
   Certificates of deposit                                       61,646        3,540         5.74

     Total deposits                                              91,587       95,719

   FHLB advances                                                    417           25         6.00
                                                               --------     --------     --------
     Total interest-bearing liabilities                          92,004        4,451         4.84

   Non-interest bearing liabilities                                 448
                                                               --------
     Total liabilities                                           92,452

Retained earnings                                                12,875
                                                               --------

   Total liabilities and retained earnings                     $105,327
                                                               ========

Net interest income; interest rate spread                                   $  3,545         2.97%
                                                                            ========     ========

Net interest margin (net interest income as a percent of
   average interest-earning assets)                                                          3.46%
                                                                                         ========
Average interest-earning assets to average interest-bearing
   liabilities                                                                             111.29%
                                                                                         ========

Amortized loan fees included in interest income                             $    191
                                                                            ========


                                                                    Year ended September 30,
                                                               --------------------------------------
                                                                             1996
                                                               ------------------------------------
                                                                Average     Interest
                                                                balance    earned/paid   Yield/rate
                                                               --------    -----------   ----------
                                                                     (Dollars in thousands)
Interest earning assets
   Interest bearing deposits                                   $  4,494     $    239        5.32%
   Investment securities (1)                                     15,498          876        5.65
   Mortgage-backed securities                                    17,884        1,214        6.79
   Loans receivable, net                                         68,269        5,869        8.60
                                                               --------     --------    --------
     Total interest earning assets                              106,145        8,198        7.72

Non-interest earning assets
   Cash and amounts due from depository institutions
                                                                    590
   Premises and equipment, net                                    1,033
   Other nonearning assets                                          870
                                                               --------

                                                                  2,493

     Total assets                                              $108,638
                                                               ========

Interest-bearing liabilities
   NOW accounts                                                $  4,375          109        2.49
   Money market accounts                                         14,438          453        3.14
   Passbook savings accounts                                     13,423          412        3.07
   Certificates of deposit                                       63,483        3,604        5.68

     Total deposits

   FHLB advances                                                   --           --
                                                               --------     --------     --------
     Total interest-bearing liabilities                          95,719        4,578        4.78

   Non-interest bearing liabilities                                 422
                                                               --------
     Total liabilities                                           96,141

Retained earnings                                                12,497
                                                               --------

   Total liabilities and retained earnings                     $108,638
                                                               ========

Net interest income; interest rate spread                                   $  3,620        2.94%
                                                                            ========     ========

Net interest margin (net interest income as a percent of
   average interest-earning assets)                                                         3.41%
                                                                                         ========
Average interest-earning assets to average interest-bearing
   liabilities                                                                            110.89%
                                                                                         ========

Amortized loan fees included in interest income                             $    186
                                                                            ========

                                                                     Year ended September 30,
                                                               ------------------------------------
                                                                             1995
                                                               ------------------------------------
                                                                Average      Interest
                                                               balance     earned/paid   Yield/rate
                                                               -------     -----------   ----------
                                                                     (Dollars in thousands)
Interest earning assets
   Interest bearing deposits                                   $  3,427      $    171            4.99%
   Investment securities (1)                                     14,543           777            5.34
   Mortgage-backed securities                                    15,060           981            6.51
   Loans receivable, net                                         70,433         6,014            8.54
                                                               --------      --------        --------
     Total interest earning assets                              103,463         7,943            7.68

Non-interest earning assets
   Cash and amounts due from depository institutions
                                                                    568
   Premises and equipment, net                                      770
   Other nonearning assets                                          991
                                                               --------

                                                                  2,329

     Total assets                                              $105,792
                                                               ========

Interest-bearing liabilities
   NOW accounts                                                $  4,032           117            2.90
   Money market accounts                                         17,125           600            3.50
   Passbook savings accounts                                     13,578           467            3.44
   Certificates of deposit                                       57,858         3,199            5.53
                                                               --------      --------        --------
     Total deposits                                                                            92,593

   FHLB advances                                                  1,083            63            5.82
                                                               --------      --------        --------
     Total interest-bearing liabilities                          93,676         4,446            4.75

   Non-interest bearing liabilities                                 319
                                                               --------
     Total liabilities                                           93,995

Retained earnings                                                11,797
                                                               --------

   Total liabilities and retained earnings                     $105,792
                                                               ========

Net interest income; interest rate spread                                    $  3,497            2.93%
                                                                             ========        ========

Net interest margin (net interest income as a percent of
   average interest-earning assets)                                                               3.38%
                                                                                              ========
Average interest-earning assets to average interest-bearing
   liabilities                                                                                  110.45%
                                                                                              ========

Amortized loan fees included in interest income                              $    152
                                                                             ========
------------------------------

(1)      Includes dividends on FHLB stock.

         The following table sets forth, for the periods and at the date indicated, the weighted average yields earned on Columbia Federal's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.


                                                                                       Year ended September 30,
                                                        At September 30,        -------------------------------------
                                                             1997               1997            1996             1995
                                                             ----               ----            ----             ----


Weighted average yield on loan portfolio                     8.23%              8.61            8.60             8.54
Weighted average yield on mortgage-backed securities         6.81               6.83            6.79             6.51
Weighted average yield on investment securities              5.73               5.89            5.65             5.34
Weighted average yield on interest-bearing deposits          5.36               5.25            5.32             4.99

Weighted average yield on all interest-earning assets        7.44               7.81            7.72             7.68
Weighted average interest rate on deposits                   4.94               4.83            4.78             4.73
Weighted average interest rate on FHLB advances                -                6.00               -             5.82
Weighted average interest rate paid on all
   interest-bearing liabilities                              4.94               4.84            4.78             4.75
Interest rate spread (spread between weighted average
   interest rate on all interest-bearing assets and
   all interest-bearing liabilities)                         2.50               2.97            2.94             2.93
Net interest margin (net interest income as a
   percentage of average interest-earning assets)            3.06               3.46            3.41             3.38


         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Columbia Federal's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                                                Year ended September 30,
                                                  ---------------------------------------------------------------------------------
                                                                 1997 vs. 1996                            1996 vs. 1995
                                                  -----------------------------------------  --------------------------------------
                                                   Increase        Increase         Total     Increase       Increase      Total
                                                  (decrease)      (decrease)      increase   (decrease)     (decrease)    increase
                                                  due to rate    due to volume   (decrease)  due to rate  due to volume  (decrease)
                                                  -----------    -------------   ----------  -----------  -------------  ----------
                                                                          (In thousands)
Interest income attributable to:
   Interest-bearing deposits                         $  (3)        $ (39)        $ (42)        $  15         $  53         $  68
   Investment securities                                34           (56)          (22)           48            51            99
   Mortgage-backed securities                            8           (79)          (71)           49           184           233
   Loans receivable                                      7           (74)          (67)           40          (185)         (145)
                                                     -----         -----         -----         -----         -----         -----

     Total interest income                              46          (248)         (202)          152           103           255
                                                     -----         -----         -----         -----         -----         -----

Interest expense attributable to:
   NOW accounts                                         (1)           (8)           (9)          (18)           10            (8)
   Money market accounts                               (10)          (60)          (70)          (53)          (94)         (147)
   Passbook savings accounts                            (7)           (2)           (9)          (50)           (5)          (55)
   Certificates of deposit                              40          (104)          (64)           94           311           405
   FHLB Advances                                      --              25            25          --             (63)          (63)
                                                     -----         -----         -----         -----         -----         -----
     Total interest expense                             22          (149)         (127)          (27)          159           132
                                                     -----         -----         -----         -----         -----         -----

   Increase (decrease) in net interest income        $  24         $ (99)        $ (75)        $ 179         $ (56)        $ 123
                                                     =====         =====         =====         =====         =====         =====



ASSET AND LIABILITY MANAGEMENT


         QUANTITATIVE ASPECTS OF MARKET RISK. Columbia Federal does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Cincinnati does not have equity price risk because it issued only to members and is redeemable for its

$100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for Columbia Federal as of September 30, 1997.


                                                                     Due 4-5     Due 6-10     Due 11-20   Due more than
                                                                      Years        Years        Years          20
                               Due during the year ending                                                    Years
                                      September 30,                   After        After        After        After
                                1998         1999        2000        9/30/97      9/30/97      9/30/97      9/30/97      Total
                                ----         ----        ----        -------      -------      -------      -------      -----
                                                                        (Dollars in thousands )
           Assets
           ------
Fixed-rate loans
   Amount                    $   3,175    $      29    $     128    $     958    $   6,879    $  26,537    $  13,923    $  51,629
   Average interest rate          8.20%        8.90%        8.99%        8.98%        8.87%        8.26%        8.16%        8.33%

Adjustable-rate loans
   Amount                    $    --      $      28    $      90    $     167    $   2,002    $   5,428    $   4,604    $  12,319
                                                                                                                        ---------
   Average interest rate          --           8.59%        8.66%        7.71%        7.65%        7.81%        8.01%        7.86%
                                                                                                                        ---------

Investment securities
   Amount                    $   6,503    $   2,996    $    --      $   3,000    $    --             $-    $   1,573    $  14,072
   Average interest rate          5.39%        5.48%        --           6.33%        --           --           6.50%        5.73%

Mortgage-backed securities
   Amount                    $    --      $       1    $    --      $   1,229    $   2,465    $  14,167            $    $  17,862
   Average interest rate          --           5.50%        --           7.65%        6.83%        6.74%        --           6.82%

        Liabilities
                                                                                                                        ---------
Time deposits
   Amount                    $  38,477    $  14,651    $   5,072    $   2,891    $    --      $    --             $-    $  61,091
   Average interest rate          5.75%        6.26%        5.96%        6.25%        --           --           --           5.91%

         QUALITATIVE ASPECTS OF MARKET RISK. One of Columbia Federal's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. Columbia Federal has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates through the origination of adjustable-rate loans, the purchase of adjustable-rate mortgage-backed securities and the offering of more competitive rates on longer term deposits. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Columbia Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, Columbia Federal's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If Columbia Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, Columbia Federal's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         Columbia Federal's Board of Directors utilizes an interest rate risk management policy, which is designed to promote long-term profitability while managing interest-rate risk, to monitor Asset/Liability management and, in conjunction with management, reviews issues concerning asset/liability policies, strategies and Columbia Federal's current interest rate risk position on a quarterly basis. Management's principal strategy in managing Columbia Federal's interest rate risk has been to maintain short- and intermediate-term assets in the portfolio, including one- and three-year adjustable-rate mortgage loans. In addition, in managing Columbia Federal's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that have adjustable-rate provisions and that mature on a basis that approximates, as closely as possible, the estimated maturities of Columbia Federal's liabilities. Columbia Federal does not engage in hedging activities.

         In addition to shortening the average repricing of its assets, Columbia Federal has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

         There have been no significant changes in Columbia Federal's primary market risk exposures or methods for managing those exposures since September 30, 1997.

         NET PORTFOLIO VALUE. Columbia Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Columbia Federal uses the Net Portfolio Value ("NPV") methodology recently adopted by the OTS as part of its capital regulations. Although the implementation of such regulation has been delayed and Columbia Federal is not subject to the NPV regulation because the regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Columbia Federal's interest rate risk.


         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."


         At September 30, 1997, 2% of the present value of Columbia Federal's assets was approximately $2.1 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $3.3 million at September 30, 1997, Columbia Federal would have been required to deduct approximately $600,000 (50% of the approximate $1.2 million difference) from its capital in determining whether Columbia Federal met its risk-based capital requirement if the NPV regulation had applied to Columbia Federal. Regardless of such reduction, however, Columbia Federal's risk-based capital at September 30, 1997, would still have exceeded the regulatory requirement by $9.3 million.


         Presented below, as of September 30, 1997 is an analysis of Columbia Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of Columbia Federal as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Columbia Federal's strong capital position.

         As illustrated in the table, Columbia Federal's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. As a result, in a rising interest rate environment, the amount of interest Columbia Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Columbia Federal would pay on its deposits would increase rapidly because Columbia Federal's deposits generally have shorter periods to repricing. Assumptions used in calculating the amounts in this table are OTS assumptions.

                                                        At September 30, 1997
                                                     ---------------------------
    Change in Interest Rate      Board Limit         $ Change           % Change
       (Basis Points)             % Change            in NPV             in NPV
    -----------------------      -----------         --------           --------
                                                 (In thousands)

           +400                     (60)%           $(7,137)              (43)%
           +300                     (45)             (5,232)              (32)
           +200                     (30)             (3,322)              (20)
           +100                     (15)             (1,498)               (9)
           -100                     (15)                838                 5
           -200                     (30)              1,333                 8
           -300                     (45)              2,109                13
           -400                     (60)              3,260                20


         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

         If interest rates rise from the recent historically low levels, Columbia Federal's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Columbia Federal's earnings due to diminished loan demand. Although Columbia Federal originates loans in accordance with secondary market guidelines in order to be able to sell loans if necessary for interest rate risk management, many of the loans are not readily saleable because they are secured by non-owner occupied real estate. Moreover the sale of loans would further reduce net income as the proceeds from the sale would be directed into lower yielding investments.

         To the extent that proceeds from the conversion are invested in adjustable-rate mortgage-backed securities, Columbia Federal may reduce its exposure to interest rate risk.

         LIQUIDITY AND CAPITAL RESOURCES. Columbia Federal's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the periods presented.


                                                             Year Ended September 30,
                                                          1997        1996         1995
                                                        -------      -------      -------
                                                                      (In thousands)

Net income                                              $   553      $   388      $   816
Adjustments to reconcile net income to net cash
   from operating activities                                (20)         423           70
                                                        -------      -------      -------
Net cash provided by  operating activities                  533          811          886
Net cash provided by (used in) investing activities       7,512       (3,424)       1,766
Net cash provided by (used in) financing activities      (4,265)      (1,186)       1,423
                                                        -------      -------      -------
Net change in cash and cash equivalents                   3,780       (3,799)       4,075
                                                                                  -------
Cash and cash equivalents at beginning of period          3,047        6,846        2,771
                                                        -------      -------      -------
Cash and cash equivalents at end of period              $ 6,827      $ 3,047      $ 6,846
                                                        =======      =======      =======


         Columbia Federal's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. Columbia Federal also has the ability to sell certain investments held available for sale and borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. Columbia Federal maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the asset/liability management program.

         At September 30, 1997, OTS regulations required Columbia Federal to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of Columbia Federal's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Columbia Federal may rely if necessary to fund deposit withdrawals or other short-term funding needs. At September 30, 1997, Columbia Federal's regulatory liquidity ratio was 23.5%. At such date, Columbia Federal had commitments to originate loans totaling $474,000 and no commitments to purchase or sell loans. At September 30, 1997, certificates of deposit maturing within one year totaled $38.5 million. Effective November 24, 1997, the OTS reduced the liquidity requirement to 4%. Columbia Federal considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 18 of the Notes to the Financial Statements.


         During the past five fiscal years, Columbia Federal's deposits have decreased as management elected not to meet its competition for deposits in Columbia Federal's market area. Management was concerned that the deposits could not be invested at rates sufficient to enhance profitability and net worth. Such concern was increased when, in fiscal year 1997, management learned that a $3.4 million loan would be paid in full. Due primarily to the decline in loans receivable, the declining deposit balance is not expected to primarily adversely affect Columbia Federal's liquidity or capital resources.

         In the year ended September 30, 1997, Columbia Federal's loans receivable decreased from $67.7 million to $61.6 million, of which $1.2 million was attributable to a decrease in residential real estate loans. The decrease in residential real estate loans is the cumulative result of increased competition in the market area over the last several years. Columbia Federal has hired an additional loan and public relations officer and has increased its marketing to real estate agents to increase residential real estate loan applications. Management is also considering the origination of additional types of loans, including commercial loans and additional types of consumer loans, such as home equity loans. Columbia Federal is also attempting to establish relationships with loan brokers to purchase mortgage loans of various types.


         Columbia Federal is required by applicable law and regulations to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements." Columbia Federal exceeded all of its capital requirements at September 30, 1997, 1996 and 1995.

         The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 3% of the association's total assets. The OTS has proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination rating and acceptable levels of risk. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements."

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Columbia Federal includes a general allowance for losses on loans of $300,000 at September 30, 1997.

         The following table summarizes Columbia Federal's regulatory capital requirements and actual capital (see Note _ of the Notes to the Financial Statements for a reconciliation of capital under GAAP and regulatory capital amounts) at September 30, 1997.

                                                                                 Excess of actual
                                                                               capital over current
                                   Actual capital     Current requirement           requirement      Applicable
                                   --------------     -------------------      --------------------  ----------
                               Amount     Percent      Amount      Percent     Amount     Percent    asset total
                               ------     -------      ------      -------     ------     -------    -----------
                                                             (Dollars in thousands)

Tangible Capital               $13,090     12.59%      $1,560       1.5%      $11,530      11.09%     $104,006
Core Capital                    13,090     12.59        3,120       3.0         9,970       9.59       104,006
Risk-based Capital              13,390     30.37        3,527       8.0         9,863      22.37        44,089


         For information concerning regulatory capital on a pro forma basis after the Conversion, see "REGULATORY CAPITAL COMPLIANCE."

         At September 30, 1997, Columbia Federal had no material commitments for capital expenditures.

YEAR 2000 ISSUES


         As with all financial institutions, Columbia Federal's operations depend almost entirely on computer systems. See "BUSINESS OF COLUMBIA FEDERAL - Year 2000 Considerations." Columbia Federal is addressing the potential problems associated with the possibility that the computers which control or operate Columbia Federal's operating systems, facilities and infrastructure may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. Columbia Federal is working with the companies that supply or service its computer-operated or -dependent systems to identify and remedy any year 2000 related problems.

         As of the date of this Prospectus, Columbia Federal has not identified any specific expenses which are reasonably likely to be incurred by Columbia Federal in connection with this issue and does not expect to incur significant expense to implement corrective measures. No assurance can be given, however, that significant expense will not be incurred in future periods. In the event that Columbia Federal is ultimately required to purchase replacement computer systems, programs and equipment, or that substantial expense must be incurred to make Columbia Federal's current systems, programs and equipment year 2000 compliant, Columbia Federal's net income and financial condition could be adversely affected.

         In addition to possible expense related to its own systems, Columbia Federal could incur losses if loan payments are delayed due to year 2000 problems affecting any of Columbia Federal's significant borrowers or impairing the payroll systems of large employers in Columbia Federal's primary market area. Because Columbia Federal's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and Columbia Federal's primary market area is not significantly dependent upon one employer or industry, Columbia Federal does not expect any significant or prolonged difficulties that will affect net earnings or cash flow. See "THE BUSINESS OF COLUMBIA FEDERAL - Market Area" and "- Loan Originations, Purchases and Sales."


IMPACT OF RECENT ACCOUNTING STANDARDS


         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997, requires operating segments of a company be segregated to provide a better understanding of performance and a better assessment of its future cash flows. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management does not believe that the adoption of SFAS No. 131 will have a material adverse effect on Columbia Federal's financial position or results of operations.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Under existing accounting standards, other comprehensive income shall be classified separately into foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The provisions of SFAS No. 130 are effective for fiscal years beginning after December 15, 1997. Management does not believe the adoption of SFAS No. 130 will have a material impact on the disclosure requirements of CFKY.


         In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS") by entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 supersedes APB Opinion No. 15 and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management does not believe the adoption of SFAS No. 128 will have a material impact on the disclosure requirements of CFKY.

         In February 1997, the FASB issued SFAS No. 129, which incorporates the disclosure requirements of APB Opinion No. 15, and makes them applicable to all public and nonpublic entities that have issued securities addressed by SFAS No.
129. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of EPS. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 19, "Omnibus Opinion - 1966," and No. 15, and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements of those standards. SFAS No. 129 eliminates the exemption of nonpublic entities from certain disclosure requirements of APB Opinion No. 15 as provided by SFAS No. 21, "Suspension of the Reporting of Earnings per Share, and Segment Information by Nonpublic Enterprises." SFAS No. 129 supersedes specific disclosure requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47 and consolidates them in SFAS No. 129 for ease of retrieval and for greater visibility to nonpublic entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Columbia Federal has not previously issued any common shares and SFAS No. 129 will be adopted by CFKY in the initial period after December 15, 1997. Management believes the adoption of SFAS No. 129 will not have a material impact on the disclosure requirements of CFKY.

         In December 1996, the FASB issued SFAS No. 126, which amends SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," to make the disclosures about fair value of financial instruments prescribed in SFAS No. 107 optional for nonpublic entities with total assets less than $100 million on the date of the financial statement. SFAS No. 126 also requires that the entity has not held or issued any derivative financial instruments, as defined in SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," other than loan commitments, during the reporting periods. Management believes the adoption of SFAS No. 126 will not impact the disclosure requirements of CFKY based on Columbia Federal's compliance with SFAS No. 107 disclosure requirements in prior periods.

         In June 1996, the FASB issued SFAS No. 125, which is effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held-to-maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1,1997, SFAS No. 125 superseded SFAS No. 122, which is discussed above. Management does not believe the adoption of SFAS No. 125 will have a material impact on the disclosure requirements of CFKY.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and notes included herein have been prepared in accordance with GAAP. GAAP requires Columbia Federal to measure financial position and operating results in terms of historical dollars, and changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.



                               RECENT DEVELOPMENTS

         The following tables set forth selected financial condition data for Columbia Federal at December 31, 1997, and September 30, 1997, and selected earnings data for Columbia Federal for the three months ended December 31, 1997 and 1996. The results of operations presented below are not necessarily indicative of the results that may be expected for any other period. This information should be read in conjunction with the financial statements and notes thereto included herein.

SELECTED FINANCIAL CONDITION AND OTHER DATA:        December 31,       September 30,
                                                       1997               1997
                                                          (Dollars in thousands)

  Total amount of:
  Assets                                              $102,985           $104,006
  Cash and cash equivalents (1)                          4,126              6,827
  Investment securities available for sale               1,001              1,003
  Investment securities held to maturity                15,061             13,069
  Mortgage-backed securities
     held to maturity                                   17,630             17,862
  Real estate owned                                         48                  -
  Loans receivable,  net                                61,361             61,578
  FHLB stock, at cost                                    1,283              1,260
  Deposits                                              89,455             90,195
  Retained earnings, substantially
     restricted, net                                    13,142             13,090


                                                          Three months ended
                                                              December 31,
                                                      --------------------------
SUMMARY OF EARNINGS:                                  1997                  1996
                                                        (Dollars in thousands)

Interest income                                       $1,932               $2,018
Interest expense                                       1,098                1,124
                                                      ------               ------
Net interest income                                      834                  894
Provision for losses on loans                             74                    -
                                                      ------               ------
Net interest income after
     provision for losses on loans                       760                  894
Non-interest income                                       27                   28
Non-interest expense                                     707                  741
                                                      ------               ------
Income before federal income tax expense                  80                  181
Federal income tax expense                                27                   62
                                                      ------               ------
Net income                                            $   53               $  119
                                                      ======               ======



--------------------------

(Footnotes on next page)


                                                     At or for the three months ended
                                                                December 31,
SELECTED FINANCIAL RATIOS: (2)                           1997                 1996
                                                         ----                 ----

Return on assets (3)                                     0.20%                0.45%
Return on equity (4)                                     1.58                 3.77
Interest rate spread (5)                                 2.82                 2.99
Net interest margin (6)                                  3.34                 3.45
Noninterest expense to average assets (7)                2.75                 2.73
Average equity to average assets                        12.76                11.86
Equity to assets at period end                          12.76                12.59
Nonperforming loans to total loans                       --                   0.22
Nonperforming assets to total assets (8)                 --                   0.14
Allowance for loan losses to total loans                 0.49                 0.27
Allowance for loan losses to nonperforming
  loans                                                  --                 124.34
Net charge-offs to average loans                         0.12                 --

------------------------------------

(1)  Includes cash and amounts due from depository institutions and interest-bearing deposits in other financial institutions.

(2)  Ratios are annualized where appropriate.

(3)  Net income divided by average total assets.

(4)  Net income divided by average total equity.

(5)  Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(6)  Net interest income as a percentage of average interest-earning assets.

(7)  Non-interest expense divided by average total assets.

(8)  Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and real estate acquired in foreclosure proceedings or in lieu thereof. See "THE BUSINESS OF COLUMBIA FEDERAL - Delinquent Loans,
     Nonperforming Assets and Classified Assets."


         The following table summarizes Columbia Federal's regulatory capital requirements and actual capital at December 31, 1997:

                                                                                    Excess of actual capital
                             Actual capital             Current requirement          over current requirement
                         ----------------------         -------------------         -------------------------     Applicable
                         Amount         Percent        Amount         Percent        Amount         Percent      asset total
                         ------         -------        ------         -------        ------         -------      -----------
                                                                      (Dollars in thousands)

Tangible capital        $13,143         12.70%         $1,552          1.50%         $11,591        11.20%         $103,480
Core capital             13,143         12.70           3,104          3.00           10,039         9.70           103,480
Risk-based capital       13,443         30.59           3,516          8.00            9,927        22.59            43,950

ANALYSIS OF FINANCIAL CONDITION

         GENERAL. Columbia Federal's assets totaled $103.0 million at December 31, 1997, a decrease of $1.0 million, or 1.0%, from $104.0 million at September 30, 1997. Such decrease in assets resulted primarily from a $2.7 million decrease in cash and cash equivalents, partially offset by a $2.0 million increase in securities held to maturity.

         LOANS RECEIVABLE. Net loans receivable equaled $61.4 million at December 31, 1997, compared to $61.6 million at September 30, 1997, a 0.3% decrease attributable to loans being repaid more rapidly than loans were being originated.

         DEPOSITS. Total deposits decreased by $700,000, to $89.5 million, at December 31, 1997, from $90.2 million at September 30, 1997. Such decrease in deposits was due to management's election not to meet its competition for deposits in view of the actual and anticipated reductions in Columbia Federal's loans receivable.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 1997 AND 1996

         GENERAL. Columbia Federal recorded net income of $53,000 for the three months ended December 31, 1997, compared to income of $119,000 for the same period in 1996. The decrease resulted primarily from a $74,000 provision for loan losses in 1997 compared to no provision in 1996. There was also an $86,000 decrease in interest and fees on loans, offset by a $26,000 decrease in interest on deposits, a $35,000 decrease in income tax expense and a $34,000 decrease in non-interest expense.

         INTEREST INCOME. For the three months ended December 31, 1997, net interest income after provision for losses on loans decreased by $134,000, to $760,000, compared to the same period in 1996, due to the provision for loan losses of $74,000 and a $60,000 decrease in net interest income. Interest income decreased $86,000 from $2.0 million for the three months ended December 31, 1996, to $1.9 million for the three months ended December 31, 1997. This decrease was a result of a reduction in yield on earning assets from 7.80% for the three months ended December 31, 1996, to 7.73% for the three months ended December 31, 1997, coupled with a decrease in average loans receivable of $6.8 million from $68.4 million for the three months ended December 31, 1996, to $61.6 million for the three months ended December 31, 1997. The decrease in yield was due to the repayment before maturity of a large mortgage loan with a higher than normal interest rate. The reduction in loans receivable was a result of less loan demand.

         Interest expense decreased $26,000 for the three months ended December 31, 1997, net compared to the three months ended December 31, 1996. This decrease was a result of a decrease in average deposits of $3.7 million from $93.2 million for the three months ended December 31, 1996, to $89.5 million for the three months ended December 31, 1997. The decrease in average deposits was partially offset by a .10% increase in cost of deposits from 4.81% for the three months ended December 31, 1996, to 4.91% for the three months ended December 31, 1997. The increase in cost of deposits was due to increased competitive pressures.

         Columbia Federal's net interest rate spread was 2.82% for the three months ended December 31, 1997, compared to 2.99% for the three months ended December 31, 1996.

         ALLOWANCE AND PROVISION FOR LOSSES ON LOANS. After review of its allowance for losses on loans, management decided to record a provision for losses on loans of $74,000 to return its allowance to $300,000. During the three months ended December 31, 1997, the Columbia Federal incurred losses on five loans held by two individuals. The balances of these loans totaled $153,000. A writedown of $74,000 was recorded when these loans were recorded as REO. Three of these properties were sold leaving two properties with a recorded value of $48,000 at December 31, 1997. Management expects no additional losses on these properties.

         NONINTEREST INCOME AND EXPENSE. Noninterest income was $27,000 for the three months ended December 31, 1997, compared to $28,000 for the same period in 1996. Noninterest expense decreased $34,000, or 4.6%, to $707,000. The primary reason for this decrease was the reduction of deposit insurance premiums from $56,000 for the three months ended December 31, 1996, to $14,000 for the three months ended December 31, 1997, a result of the special SAIF assessment. See "RISK FACTORS - Legislation and Regulation Which May Adversely Affect Columbia Federal's Earnings and Operations."

         NONPERFORMING ASSETS. As of September 30, 1997, there was $601,000 in nonperforming assets, which was .98% of total loans at that date. Of such amount, $473,000 was due from one borrower with 18 loans. As of December 31, 1997, all non performing loans had been brought current. Allowance for loan losses as a percent of total loans was .49% as of December 31, 1997, the same as September 30, 1997.

         OTHER SIGNIFICANT RATIOS. The ratio of average equity to average assets increased 90 basis points at December 31, 1997, compared to December 31, 1996. At December 31, 1997, Columbia Federal's ratio of average assets to average equity was 12.76% compared to 11.86% at December 31, 1996.



                        THE BUSINESS OF COLUMBIA FEDERAL

GENERAL

         Columbia Federal is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate located in Columbia Federal's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed securities. Columbia Federal also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units) and nonresidential real estate. The origination of consumer loans, including loans secured by deposits and home improvement loans, constitutes a small portion of Columbia Federal's lending activities. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed and related securities repayments.

MARKET AREA

         Columbia Federal conducts business from its main office located in Ft. Mitchell, Kentucky, a branch office in each of the municipalities of Covington, Crescent Springs and Erlanger, which are located in Kenton County, Kentucky, and a branch office in Florence, which is located in Boone County, Kentucky. Columbia Federal's primary market area consists of Boone County and Kenton County, Kentucky.

         The economic base of Columbia Federal's primary market area is comprised primarily of wholesale and retail industries with some manufacturing industries. Unemployment rates in the market area historically have been lower than both state and national unemployment rates. For the nine months ended September 30, 1997, the combined unemployment rate for Boone and Kenton Counties was 3.6% compared to 5.0% for the Commonwealth of Kentucky and 4.7% nationally. The population of Boone and Kenton Counties increased by 9.5% between 1990 and 1996, compared to a 5.7% increase for the Commonwealth of Kentucky and a 6.7% increase nationally. Per capita and median household income in Boone and Kenton Counties were $15,364 and $36,301, respectively, compared to per capita and median household income of $12,744 and $25,703, respectively, for the Commonwealth of Kentucky and $16,738 and $34,530, respectively, for the United States.

LENDING ACTIVITIES


         GENERAL. Columbia Federal's primary lending activity is the origination of conventional mortgage loans secured by one- to four-family homes located in Columbia Federal's primary lending area. Loans for the construction of one- to four-family homes and mortgage loans on multifamily properties containing five units or more and nonresidential properties are also offered by Columbia Federal. Except for Title I home improvement loans which are insured by the Federal Housing Administration ("FHA"), Columbia Federal does not originate loans insured by the FHA or loans guaranteed by the Veterans Administration. In addition to mortgage lending, Columbia Federal makes consumer loans secured by deposits and home improvement loans. Columbia Federal originates its loans to conform with the Federal Home Loan Mortgage Corporation ("FHLMC") guidelines, but has not sold any loans during the past five years.

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Columbia Federal's loan portfolio at the dates indicated:

                                                                          At September 30,
                                   ---------------------------------------------------------------------------
                                            1997                    1996                     1995
                                   ---------------------    ---------------------    ---------------------
                                                Percent                  Percent                   Percent
                                                of total                 of total                  of total
                                    Amount       loans        Amount      loans        Amount       loans
                                   ---------   ---------    ---------   ---------    ---------   ---------
                                                                                  (Dollars in thousands)
Residential real estate loans:
   One- to four-family             $  53,584       83.79%   $  52,691       75.92%   $  53,552       75.92%
     residential
   Multifamily residential             5,487        8.58        8,769       12.64        8,918       12.64
Nonresidential real estate loans       1,711        2.68        6,011        8.66        5,630        7.98
Construction loans                     3,117        4.87        1,878        2.71        2,405        3.41
                                   ---------   ---------    ---------   ---------    ---------   ---------

     Total real estate loans          63,899       99.92       69,349       99.93       70,505       99.95

Consumer loans:
   Loans on deposits                      42        0.07           42        0.06           22        0.03
   Home improvement loans                  7        0.01            8        0.01           14        0.02
                                   ---------    ---------   ---------    ---------   ---------    ---------

     Total consumer loans                 49        0.08           50        0.07           36        0.05
                                   ---------    ---------   ---------    ---------   ---------    ---------

Total loans                           63,948      100.00%      69,399      100.00%      70,541      100.00%
                                                =========                =========                =========

   Less:
   Loans in process                    1,202                      605                    1,196
   Deferred loan fees                    868                      864                      886
   Allowance for losses on loans         300                      189                      189
                                   ---------                ---------                ---------

     Loans receivable, net         $  61,578                $  67,741                $  68,270
                                   =========                =========                =========

                                                   At September 30,
                                   ------------------------------------------------
                                            1994                     1993
                                    ---------------------    ----------------------
                                                 Percent                  Percent
                                                 of total                of total
                                      Amount      loans        Amount      loans
                                    ---------   ---------    ---------   ----------

Residential real estate loans:
   One- to four-family              $  54,297       74.39%   $  54,123        78.12%
     residential
   Multifamily residential              8,973       12.29        6,793         9.80
Nonresidential real estate loans        6,434        8.82        5,467         7.89
Construction loans                      3,235        4.43        2,818         4.07
                                    ---------   ---------    ---------    ---------

     Total real estate loans           72,939       99.93       69,201        99.88

Consumer loans:
   Loans on deposits                       35        0.05           61         0.09
   Home improvement loans                  13        0.02           24         0.03
                                    ---------    ---------    ---------   ---------

     Total consumer loans                  48        0.07           85         0.13
                                    ---------    ---------    ---------   ---------

Total loans                            72,987      100.00%      69,286       100.00%
                                                 =========                =========

   Less:
   Loans in process                     1,589                    1,296
   Deferred loan fees                     921                      775
   Allowance for losses on loans          189                      189
                                    ---------               ----------

     Loans receivable, net          $  70,288               $   67,026
                                    =========               ==========

         LOAN MATURITY SCHEDULE. The following table sets forth certain information as of September 30, 1997, regarding the dollar amount of loans maturing in Columbia Federal's portfolio based on their contractual terms to maturity. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                    Due during the year ending
                                           September 30,              Due 4-5      Due 6-10    Due 11-20   Due more than
                                   ---------------------------      years after  years after  years after  20 years after
                                    1998        1999       2000       9/30/97      9/30/97      9/30/97       9/30/97      Total
                                   -------    -------    -------      -------      -------      -------       -------      -------
                                                                  (In thousands)
FIXED-RATE LOANS
Residential real estate loans:
   One- to four-family (first
     mortgage)                     $    16    $    29    $   111      $   830      $ 6,438      $22,766      $13,690      $43,880
   Home equity (second
     mortgage)                        --         --            2           11            5           31         --             49
   Multifamily                        --         --           13           78          297        2,775          154        3,317
Nonresidential real estate
   loans                              --         --         --             39          134          965           79        1,217
Construction loans                   3,117       --         --           --           --           --           --          3,117
                                   -------    -------    -------      -------      -------      -------      -------      -------
     Total real estate loans         3,133         29        126          958        6,874       26,537       13,923       51,580


Consumer loans:
   Loans on deposits                    42       --         --           --           --           --           --             42
   Other consumer loans               --         --            2         --              5         --           --
                                   -------    -------    -------      -------      -------      -------      -------      -------
     Total consumer loans               42       --            2         --              5         --           --             49
                                   -------    -------    -------      -------      -------      -------      -------      -------
   Total fixed-rate loans            3,175         29        128          958        6,879       26,537       13,923       51,629


ADJUSTABLE-RATE LOANS
Residential real estate loans:
   One- to four-family
     (first mortgage)              $  --      $    19    $    56      $   126      $   853      $ 4,505      $ 3,967      $ 9,526
   Home equity (second
     mortgage)                        --            9          3            8          109         --           --            129
   Multifamily                        --         --           18         --            909          694          549        2,170
Nonresidential real
   estate loans                       --         --           13           33          131          229           88          494
Construction loans                    --         --         --           --           --           --
                                   -------    -------    -------      -------      -------      -------      -------      -------
                                                                                                             -------      -------
     Total real estate loans          --           28         90          167        2,002        5,428        4,604       12,319

Consumer loans:
   Loans on deposits                  --         --         --           --           --           --           --           --
   Other consumer loans               --         --         --           --           --           --
                                   -------    -------    -------      -------      -------      -------      -------      -------
                                                                                                             -------      -------
     Total consumer loans             --         --         --           --           --           --           --           --

   Total adjustable-rate loans        --           28         90         1.67        2,002        5,428        4,604       12,319
                                   -------    -------    -------      -------      -------      -------      -------      -------

     Total loans                   $ 3,175    $    57    $   218      $ 1,125      $ 8,881      $31,965      $18,527      $63,948
                                   =======    =======    =======      =======      =======      =======      =======      =======


         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Columbia Federal has been the origination of permanent conventional loans secured by one- to four-family residences, primarily single-family residences, located within Columbia Federal's primary market area. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any. Of the total outstanding balance of one- to four-family mortgage loans at September 30, 1997, approximately $20.3 million was secured by non-owner occupied properties and $53,000 was secured by single-family unimproved lots. Loans secured by non-owner-occupied properties are considered to carry greater risk of loss because the borrower typically depends upon income generated by the property to cover operating expenses and debt service. The profitability of a property can be affected by economic conditions, governmental policies and other factors beyond the control of the borrower.

         OTS regulations limit the amount that Columbia Federal may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. In accordance with such regulations, Columbia Federal makes fixed-rate first mortgage loans on single-family or duplex, owner occupied residences in amounts up to 80% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Fixed-rate residential real estate loans are offered by Columbia Federal for terms of up to 25 years, or 30 years for first-time homebuyers.

         Columbia Federal commenced the origination of adjustable-rate mortgage loans ("ARMs") in 1982. ARMs are offered by Columbia Federal on single-family residences, two- to four-family properties and non-owner occupied one- to four-family properties, in amounts up to 90% LTV for terms of up to 25 years and with various alternative features. Columbia Federal requires private mortgage insurance ("PMI") for the amount of fixed-rate loans and ARM loans in excess of 85% of the value of the real estate securing such loans. The interest rate adjustment periods on the ARMs are either one year or three years. The interest rate adjustments on ARMs presently originated by Columbia Federal are tied to changes in the monthly average yield on the one- and three-year U.S. Treasury constant maturities index, respectively. Rate adjustments are computed by adding a stated margin, usually a minimum of 2.5%, to the index. The maximum allowable adjustment for one-year adjustment periods is usually 1.5% with a maximum adjustment of 6% over the term of the loan. The maximum allowable adjustment for three-year adjustment periods is usually 2% with a maximum adjustment of 5% over the term of the loan. The initial rate is dependent, in part, on how often the rate can be adjusted.

         Columbia Federal offers ARMs secured by single-family unimproved lots. Such loans are made for five-year terms, with an LTV of up to 80% on properties of up to five acres, and require proof, including an affidavit, that the owner intends to build on the lot during the term of the loan. Interest rates for ARMs secured by two- to four-family, non-owner-occupied or unimproved property are between 0.50% and 1.00% higher than the interest rates for ARMs secured by single-family, owner-occupied properties. Columbia Federal originates ARMs which have initial interest rates lower than the sum of the index plus the margin. Such loans are subject to increased risk of delinquency or default due to increasing monthly payments as the interest rates on such loans increase to the fully-indexed level, although such increase is considered in Columbia Federal's underwriting of any such loans.

         The aggregate amount of Columbia Federal's one- to four-family residential real estate loans equaled approximately $53.6 million at September 30, 1997, and represented 83.8% of loans at such date. Of such amount, approximately 18.0% were ARMs. The largest individual loan balance on a one- to four-family loan at such date was $368,000. At such date, loans secured by one- to four-family residential real estate with outstanding balances of $601,000, or 1.1% of its one- to four-family residential real estate loan balance, were more than 90 days delinquent. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Columbia Federal makes loans secured by multifamily properties containing over four units. Such loans are made with fixed or adjustable interest rates, a maximum LTV of 75% and a maximum term of 25 years.

         Multifamily lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Columbia Federal attempts to reduce the risk associated with multifamily lending by evaluating the credit-worthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. Columbia Federal currently requests financial statements annually to enable Columbia Federal to monitor the loans and requires annual financial statements for larger multifamily loans.

         At September 30, 1997, loans secured by multifamily properties totaled approximately $5.5 million, or 8.6% of total loans, all of which were secured by property located within Columbia Federal's primary market area, and all of which were performing in accordance with their terms. The largest property securing such a loan is an apartment complex. The balance of multi-family loans decreased between September 30, 1996, and September 30, 1997, due to the repayment of two large multi-family loans in fiscal year 1997. At September 30, 1997, approximately $3.3 million or 5.2% of total loans, were fixed-rate multifamily loans.

         CONSTRUCTION LOANS. Columbia Federal makes loans for the construction of residential and nonresidential real estate. Such loans are structured as permanent loans with fixed rates or adjustable rates of interest and for terms of up to 30 years. All of the construction loans originated by Columbia Federal have been made to borrowers who intended to occupy the newly-constructed real estate or to developers who had a purchaser for the property at the time the loan was made. Approximately 65% of the construction loan balance at September 30, 1997, was secured by property owned by developers. All construction loans are written as permanent loans but require the payment of only interest until the construction is completed. Construction is required to be completed within one year.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties because such loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTV and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Columbia Federal must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Columbia Federal attempts to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns and other projects undertaken by the developers.

         At September 30, 1997, $3.1 million, or approximately 4.9% of Columbia Federal's total loans, consisted of construction loans. All of Columbia Federal's construction loans are secured by property located within Columbia Federal's primary market area, and the economy of such lending area has been relatively stable or growing. At September 30, 1997, all of such loans were performing in accordance with their terms.

         NONRESIDENTIAL REAL ESTATE LOANS. Columbia Federal also makes loans secured by nonresidential real estate located in Northern Kentucky, including retail stores, warehouses, churches, motels, restaurants and a self-storage facility. Such loans generally are originated with terms of up to 20 years and may have fixed or adjustable rates. Such loans have a maximum LTV of 75%.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Columbia Federal has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Columbia Federal also requires personal guarantees on such loans.

         At September 30, 1997, Columbia Federal had a total of $1.7 million invested in nonresidential real estate loans, all of which were secured by property located within Northern Kentucky. Such loans comprised approximately 2.7% of Columbia Federal's total loans at such date. At such date, Columbia Federal had no delinquent nonresidential real estate loans. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         Federal regulations limit the amount of nonresidential mortgage loans which an association may make to 400% of its tangible capital. At September 30, 1997, Columbia Federal's nonresidential mortgage loans totaled 13.1% of Columbia Federal's tangible capital.

         CONSUMER LOANS. Columbia Federal makes loans secured by deposits and a limited number of home improvement loans not secured by mortgages. Home improvement loans are made only at fixed rates of interest for terms of up to five years. Loans secured by deposits are made with adjustable rates that vary with the interest paid on the deposit and have a margin of three percent over the interest rate being paid on the deposit. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. Although Columbia Federal has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase.

         At September 30, 1997, Columbia Federal had approximately $49,000, or less than one percent of its total loans, invested in consumer loans, and none of such loans were more than 90 days delinquent or nonaccruing. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         COMMERCIAL LOANS. Although Columbia Federal is considering offering commercial loans, Columbia Federal does not currently issue any letters of credit or originate or purchase any loans for commercial, business or agricultural purposes, other than loans secured by real estate.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, borrowers and real estate developers, periodic newspaper advertisements, solicitations by Columbia Federal's lending staff and walk-in customers. Columbia Federal does not use third-party brokers or originators.

         Loan applications for permanent mortgage loans are taken by loan personnel. Columbia Federal obtains a credit report concerning the credit-worthiness of the borrower. Columbia Federal limits the ratio of mortgage loan payments to the borrower's income to 28% and the ratio of the borrower's total debt payments to income to 36%. An appraisal of the fair market value of the real estate on which Columbia Federal will be granted a mortgage to secure the loan is usually prepared by an employee of Columbia Federal. As part of the appraisal and prior to foreclosure on any delinquent loan, a visual inspection is performed to identify obvious environmental concerns. If the visual inspection or the history of the property provides reason to believe an environmental problem might exist, Columbia Federal will conduct further investigations, which may include a Phase I Environmental Site Assessment by an approved environmental consultant.

         For multifamily and nonresidential mortgage loans, a personal guarantee of the borrower's obligation to repay the loan is required. Columbia Federal also obtains the borrower's financial statement, tax returns and information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to the Loan Committee, comprised of certain management officials, for approval or rejection if the loan amount does not exceed $250,000. If the loan amount exceeds $250,000, or if the application does not conform in all respects with Columbia Federal's underwriting guidelines, the application is accepted or rejected by the Board of Directors.

         If a mortgage loan application is approved, Columbia Federal does not require title insurance but does obtain an attorney's opinion of title. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Columbia Federal as an insured mortgagee.

         The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Columbia Federal also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

         Columbia Federal's loans provide that the entire balance of the loan is due upon sale of the property securing the loan, and Columbia Federal generally enforces such due-on-sale provisions. Columbia Federal's adjustable-rate loans carry no prepayment penalties, but fixed-rate loans carry a 2% prepayment penalty if the property is refinanced with another lender within five years of the loan's origination.

         LOAN ORIGINATIONS, PURCHASES AND SALES. Columbia Federal originated only fixed-rate loans until 1982. Columbia Federal has not generally sold loans, although Columbia Federal does originate its loans in accordance with secondary market guidelines. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management." Columbia Federal has occasionally purchased loans and participated in loans originated by other institutions but had only one participation during the three years ended September 30, 1997, and such participation was paid in full in fiscal year 1997. For a discussion of Columbia Federal's strategy for loan originations, see "THE BUSINESS OF COLUMBIA FEDERAL - General."

         The following table presents Columbia Federal's mortgage loan origination and purchase activity for the periods indicated:


                                                                 Year ended September 30,
                                                        -----------------------------------------
                                                          1997           1996              1995
                                                        --------       --------          --------
                                                                     (In thousands)
Loan originations:
   One- to four-family residential                      $  7,493       $  6,925          $  3,802
   Multifamily residential                                   684            553               358
   Nonresidential                                            232            125                49
   Construction                                            3,170          2,584             2,544
   Consumer                                                   80             70                32
                                                        --------       --------          --------
     Total loans originated                               11,659         10,257             6,785

Loan purchases                                              --              160(2)              --
                                                        --------       --------          --------
Total loans originated and purchased                      11,659         10,417             6,785

Principal repayments                                      18,904         12,818            11,213
                                                        --------       --------          --------

   Loan originations, net                                 (7,245)        (2,401)           (4,428)
   Increase (decrease) due to other items, net (1)         1,082          1,872             2,410
                                                        --------       --------          --------


   Net increase (decrease) in net loan portfolio        $ (6,163)      $   (529)         $ (2,018)
                                                        ========       ========          ========
-----------------------------


(1)      Consists of unearned and deferred fees, costs and the allowance for loan losses.

(2)      Consisted of one- to four-family residential loans purchased from the FHLMC.



         OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the association's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may lend to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. An exception to these limits permits loans to one borrower of up to $500,000 "for any purpose."

         Based on such limits, Columbia Federal was able to lend approximately $2.0 million to one borrower at September 30, 1997. The largest amount Columbia Federal had outstanding to one borrower at September 30, 1997, was $1.3 million, owed on several loans. Such loans were one- to four-family real estate, nonresidential real estate and construction loans. All of such loans were current at September 30, 1997.

         DELINQUENT LOANS, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Columbia Federal attempts to cause the delinquency to be cured by contacting the borrower. In most cases, delinquencies are cured promptly.

         When a loan is nineteen days delinquent, the borrower is assessed a late penalty. When a loan is thirty days delinquent, Columbia Federal sends the borrower a delinquency notice. Depending upon the circumstances, Columbia Federal may also inspect the property and inform the borrower of the availability of credit counseling from Columbia Federal and counseling agencies. After a loan is delinquent for 45 to 60 days, an attorney representing Columbia Federal will send the borrower a notice advising the borrower of Columbia Federal's intention to foreclose on the property in thirty days. Columbia Federal may, depending upon the circumstances, arrange appropriate alternative payment arrangements. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of the delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. If a foreclosure occurs, the real estate is sold at public sale and may be purchased by Columbia Federal.

         Real estate acquired by Columbia Federal as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is initially recorded by Columbia

Federal at the lower of cost or fair value of the real estate, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry other real estate are charged to expense. Columbia Federal had no REO at September 30, 1997.

         Columbia Federal does not place a loan on nonaccrual status until foreclosure has occurred, although it does write it down to fair market value.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                                  At September 30,
                             --------------------------------------------------------------------------------------------
                                        1997                             1996                            1995
                             ---------------------------    -----------------------------      --------------------------
                                                  Percent                          Percent                        Percent
                                                 of total                         of total                        of total
                             Number    Amount      loans    Number     Amount       loans      Number    Amount     loans
                             ------    ------      -----    ------     ------       -----      ------    ------     -----
                                                         (Dollars in thousands)

Loans delinquent for (1):
  30 - 59 days                  15    $   549        .86        23    $   792        1.14         22      $668       .95
  60 - 89 days                  10        591        .92         2        132         .19          -         -         -
  90 days and over              23        601(2)     .94         4        177         .26          -         -        -
                                --    -------       ----        --     ------        ----         --      ----       ---
   Total delinquent loans       48     $1,741(3)    2.72        29     $1,101(4)     1.59         22      $668(5)    .95
                                ==    =======       ====        ==     ======        ====         ==      ====       ===
  ----------------------------


(1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.

(2) Of such amount, $473,000 was due from one borrower with 18 loans, which were all brought current in October 1997.

(3) Of such amount, $1,651,000 is secured by one- to four-family residential real estate, and $90,000 is secured by multifamily residential real estate.

(4)  All such amount is secured by one- to four-family residential real estate.

(5) Of such amount, $559,000 is secured by one- to four-family residential real estate, and $109,000 is secured by multifamily residential real estate.

         The following table sets forth information with respect to Columbia Federal's loans which are 90 days or more past due and other non-performing assets at the dates indicated. At such dates, Columbia Federal had no non-accruing loans.

                                                                          At September 30,
                                               --------------------------------------------------------------------
                                                 1997           1996          1995           1994           1993
                                               --------      ---------       ------        -------         -------
                                                                        (Dollars in thousands)

Accruing loans greater than 90 days delinquent:
   Real estate:
     Residential                                  $ 601         $  177        $   -           $286            $259
     Nonresidential                                   -              -            -            211               -
   Consumer                                           -              -            -              -               -
                                               --------      ---------       ------        -------         -------

   Total nonperforming loans                        601            177            -            497             259

Real estate owned                                     -               -          32            101             239
                                              ---------     -----------        ----          -----           -----
   Total nonperforming assets                     $ 601        $   177          $32           $598            $498
                                                  =====        =======          ===           ====            ====
   Total nonperforming loans as a percentage
     of total net loans                            0.98%          0.26%           -            0.71%          0.39%
                                                 ======       ========       ======          ======         ======
   Total nonperforming assets as a
     percentage of total assets                    0.58%          0.16%         0.03%          0.56%          0.46%
                                                 ======       ========         =====         ======         ======
   Allowance for losses on loans as a
     percentage of nonperforming loans            49.92%        106.78%       N/M(1)          38.03%         72.97%
                                                  =====         ======        =====-          =====          =====

------------------------------

(1) Not meaningful as there were no nonperforming loans at September 30, 1995.


         During the periods shown, Columbia Federal had no restructured loans within the meaning of SFAS No. 15, as amended by SFAS No. 114. There are no loans which are not currently classified as nonaccrual, more than 90 days past due or restructured but which may be so classified in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

         OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and
(ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Columbia Federal classifies as "substandard" all loans that are delinquent more than 90 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 90 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

         The aggregate amount of Columbia Federal's classified assets at the dates indicated were as follows:

                                                     September 30,
                                                --------------------------------
                                                1997          1996          1995
                                                ----          ----          ----
                                                        (In thousands)
vClassified assets:
 Substandard                                    $972          $178          $ 32
Doubtful                                           -             -             -
Loss                                               -             -             -
                                                ----          ----          ----
   Total classified assets                      $972          $178          $ 32
                                                ====          ====          ====


         Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the OTS. Columbia Federal had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

         OTS regulations require that Columbia Federal establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         ALLOWANCE FOR LOSSES ON LOANS. Columbia Federal maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, the nature of the portfolio, credit concentrations, an analysis of specific loans in the portfolio, known and inherent risks in the portfolio, the estimated value of the underlying collateral, the assessment of general trends in relevant real estate markets, and current and prospective economic conditions, including property values, employment and occupancy rates, interest rates and other conditions that may affect a borrower's ability to comply with repayment terms.

         The single largest component of Columbia Federal's loan portfolio consists of one- to four-family residential real estate loans. Substantially all of these loans are secured by residential real estate and require a down payment of 20% of the lower of the sales price or appraised value of the real estate. In addition, these loans are secured by property in Columbia Federal's lending area of Boone County and Kenton County, Kentucky. Columbia Federal's practice of making loans only in its local market area and requiring a 20% down payment have contributed to a low historical charge-off history.

         In addition to one- to four-family residential real estate loans, Columbia Federal makes multifamily residential real estate, nonresidential real estate and construction loans. These real estate loans are secured by property in Columbia Federal's lending area and also require the borrower to provide a down payment. Columbia Federal has not had any charge-offs from these other real estate loan categories in the last 10 years. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         A small portion of Columbia Federal's total loans consists of consumer loans. Columbia Federal has recorded no charge-offs on consumer loans during the last five years.

         The allowance for loan losses is reviewed quarterly by the Board of Directors. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of Columbia Federal's allowance for loan losses for the periods indicated.


                                                           For the year ended September 30,
                                           -------------------------------------------------------------------
                                           1997          1996             1995         1994             1993
                                          -------       -------         -------       -------         -------
                                                                (Dollars in thousands)
Total net loans outstanding               $61,578       $67,741         $68,270       $70,288         $67,026
                                          -------       -------         -------       -------         -------
Average loans outstanding                  67,405        68,269          70,433        69,611          68,740
                                          -------       -------         -------       -------         -------

Allowance for loan losses
   Balance at beginning of period             189           189             189           189             189
                                          -------       -------         -------       -------         -------

   Charge-offs
     Real estate:
       Residential                              2             8              13            34              47
       Nonresidential                           -             -               -             -               -
     Consumer                                   -             -               -             -               -
   Recoveries
     Real estate:
       Residential                              -             -               -             -               -
       Nonresidential                           -             -               -             -               -
     Consumer                                   -             -               -             -               -
                                          -------       -------         -------       -------         -------
     Net charge-offs                            2             8              13            34              47

Provision for losses on loans                 113              8             13            34              47
                                          -------       -------         -------       -------         -------
Balance at end of period                  $   300       $   189         $   189       $   189         $   189
                                          =======       =======         =======       =======         =======
Ratio of allowance for losses on loans
   as a percent of total loans
   outstanding                               0.49%         0.28%          0.28           0.27%          0.28%
                                             ====          ====           ====           ====           ====
Ratio of net charge-offs (recoveries)
   to average net loans outstanding
   during the period                            -          0.01%          0.02%          0.05%          0.07%
                                          =======          ====           ====           ====           ====


         During the past five years, the allowance for loan losses was unallocated among the various types of loans made by Columbia Federal.

MORTGAGE-BACKED SECURITIES

         Columbia Federal maintains a significant portfolio of mortgage-backed securities in the form of FHLMC, FNMA and GNMA participation certificates. Mortgage-backed securities generally entitle Columbia Federal to receive a portion of the cash flows from an identified pool of mortgages. FHLMC, FNMA and GNMA securities are each guaranteed by their respective agencies as to principal and interest.

         The FHLMC is a corporation chartered by the U.S. Government and guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a corporation chartered by the U.S. Congress and guarantees the timely payment of principal and interest on FNMA securities. Although FHLMC and FNMA securities are not backed by the full faith and credit of the U.S. Government, these securities are generally considered among the highest quality investments with minimal credit risk. The GNMA is a government agency. GNMA securities are backed by Federal Housing Authority-insured and Veterans Administration-guaranteed loans. The timely payment of principal and interest on GNMA securities is guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government.

         Mortgage-backed securities generally yield less than individual loans originated by Columbia Federal. In addition, a high rate of prepayment of the underlying loans could have a material negative effect on the yield on the securities, which are purchased at a premium over their original principal amounts. Mortgage-backed securities present less credit risk than loans originated by Columbia Federal and held in its portfolio, and Columbia Federal has purchased some adjustable-rate mortgage-backed securities as part of its effort to reduce its interest rate risk. If interest rates rise in general, including the interest paid by Columbia Federal on its liabilities, the interest rates on the loans backing the mortgage-backed securities will also adjust upward. At September 30, 1997, $10.8 million of Columbia Federal's mortgage-backed securities had adjustable rates. See "RISK FACTORS - Interest Rate Risk" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COLUMBIA FEDERAL - Asset and Liability Management."

         The following table sets forth the carrying value and market value of Columbia Federal's mortgage-backed securities at the dates indicated. All of such securities are designated as held to maturity.

                                                                           At September 30,
                                           ------------------------------------------------------------------------------
                                                   1997                         1996                       1995
                                           ----------------------       ----------------------      ---------------------
                                           Carrying       Market        Carrying        Market      Carrying      Market
                                            Value          Value          Value         Value         Value       Value
                                            -----          -----          -----         -----         -----       -----
                                                                             (In thousands)
FNMA certificates                         $  9,297       $  9,208        $  9,229     $  9,023      $  9,290     $  8,515
GNMA certificates                            5,048          5,136           4,536        4,570         3,858        3,914
FHLMC certificates                           3,517          3,549           4,986        4,992         3,652        3,681
                                          --------       --------        --------    ---------     ---------    ---------
     Total mortgage-backed
       and related securities              $17,862        $17,893         $18,751      $18,585       $16,800      $16,110
                                           =======        =======         =======      =======       =======      =======

         The following table sets forth information regarding scheduled maturities, amortized costs, market value and weighted average yields of Columbia Federal's mortgage-backed securities at September 30, 1997. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.



                                                                         At September 30, 1997
                           -------------------------------------------------------------------------------------------------------
                           One year or less    After one to      After five to                           Total mortgage-backed
                                               five years          ten years        After ten years          portfolio
                           ----------------  ------------------ -----------------  -----------------  ----------------------------


                          Carrying Average  Carrying  Average  Carrying  Average   Carrying   Average   Carrying    Market Average
                            value    yield    value    yield     value    yield      value     yield      value     value   yield
                          -------- -------  --------  -------  --------  -------   --------  --------    ------     ------ -------
                                                       (Dollars in thousands)

FNMA certificates           $ -      $ -    $     -       -     $1,752     6.34%   $ 7,545      6.51%  $  9,297   $  9,208   6.48%
GNMA certificates             -        -          1     5.50        74     8.00      4,973      6.76      5,048      5,136   6.78
FHLMC certificates            -        -      1,229     7.65       639     8.02      1,649      7.77      3,517      3,549   7.77
                            ---      ---    -------     ----   -------     ----  ---------      ----  ---------  ---------   ----
      Total                 $ -      $ -     $1,230     7.65%   $2,465     6.83%   $14,167      6.74%   $17,862    $17,893   6.82%
                            ===      ===     ======     ====    ======     ====    =======      ====    =======   =======   ====

INVESTMENT ACTIVITIES

         OTS regulations require that Columbia Federal maintain a minimum amount of liquid assets, which may be invested in U. S. Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Columbia Federal is also permitted to make investments in certain commercial paper, corporate debt securities rated in one of the four highest rating categories by one or more nationally recognized statistical rating organizations, and mutual funds, as well as other investments permitted by federal regulations. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

The following table sets forth the composition of Columbia Federal's investment securities at the dates indicated:


                                                               At September  30,
                               ---------------------------------------------------------------------------------
                                             1997                                       1996
                               --------------------------------------    -------------------------------------
                               Carrying    % of      Market     % of     Carrying    % of     Market     % of
                                 value     Total     value      Total     value     Total     value     Total
                              ---------    -----    --------   -----    ---------  -----    ---------   -----
                                                                                   (Dollars in thousands)
U.S. government and federal    $14,072       92%    $14,071      92%     $14,997     93%     $14,951      93%
   agency securities
FHLB stock                       1,260        8       1,260       8        1,174      7        1,174       7%
                             ---------    -----    --------   -----    ---------  -----    ---------   -----
   Total investment            $15,332      100%    $15,331     100%     $16,171    100%     $16,125     100%
                               =======      ===     =======     ===      =======    ===      =======     ===
   securities



                                           At September  30,
                                ------------------------------------------
                                                   1995
                                -----------------------------------------
                                Carrying    % of      Market        % of
                                  value     Total     value         Total
                                ---------   -----   ---------      -----


U.S. government and federal      $13,481      92%    $13,089         92%
   agency securities
FHLB stock                         1,095       8%      1,095          8%
                             - ---------   -----   ---------      -----
   Total investment              $14,576     100%    $14,184        100%
                                 =======     ===     =======        ===
   securities

         The following tables set forth the contractual maturities, carrying values, market values and average yields for Columbia Federal's investment securities at September 30, 1997.

                                                                      At September 30,  1997
                          ----------------------------------------------------------------------------------------------------
                               One year or less      After one to five years    After five to ten years     After ten years
                          ------------------------  ------------------------   ------------------------    -------------------
                           Carrying      Average     Carrying     Average      Carrying       Average      Carrying    Average
                             value        yield        value        yield        value          yield        value     yield
                          ----------   ----------   ----------  -----------   ----------   ------------   --------    --------

                                                                 (Dollars in thousands)
U.S. Government and         $6,503         5.45%      $5,997         5.87%           -            -         $1,572      6.50%
   federal agency
   securities
FHLB stock (1)               1,260         7.06%                       -             -            -                      -
                           -------                    ------                    ------                      ------
                                                           -                                                     -
   Total                    $7,763             %      $5,997            %       $    -              %       $1,572          %
                            ======     ---------      ======      ------        ======        ------        ======   -------


                                     At September 30,  1997
                    ------------------------------------------------------------------
                      Weighted                                              Weighted
                    average life        Carrying            Market          average
                      in years            value             value            yield
                                         (Dollars in thousands)

U.S. Government            3             $14,072             $14,071          5.73%
   and federal
   agency
   securities
FHLB stock               N/A               1,260               1,260          7.06%(1)
                                         -------             -------

     Total                               $15,332             $15,331
                                         =======             =======

---------------------------

(1) The FHLB stock has no stated maturity. Columbia Federal is required by regulation to maintain an investment in FHLB stock. The yield indicated is the actual yield during fiscal 1997; there is not stated yield.


DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of Columbia Federal's funds for use in lending and other investment activities. In addition to deposits, Columbia Federal derives funds from FHLB advances, interest payments and principal repayments on loans and mortgage-backed securities, service charges and gains on the sale of assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions.

         DEPOSITS. Deposits are attracted principally from within Columbia Federal's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, passbook savings accounts and term certificate accounts. At September 30, 1997, $16.2 million of Columbia Federal's deposits were individual retirement accounts ("IRAs"). Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by the management of Columbia Federal based on Columbia Federal's liquidity requirements, growth goals and interest rates paid by competitors. Columbia Federal does not use brokers to attract deposits.

         At September 30, 1997, Columbia Federal's certificates of deposit totaled $61.1 million, or 67.7% of total deposits. Of such amount, approximately $38.5 million in certificates of deposit mature within one year. Based on past experience and Columbia Federal's prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Columbia Federal at maturity. If there is a significant deviation from historical experience, Columbia Federal can utilize borrowings from the FHLB as an alternative to this source of funds.

         The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Columbia Federal at the dates indicated:

                                                                      At September 30,
                                                ------------------------------------------------------------------
                                                      1997                    1996                   1995
                                                ----------------------   ------------------     ------------------
                                                            Percent                 Percent               Percent
                                                            of total               of total               of total
                                                Amount      deposits     Amount    deposits    Amount     deposits
                                                ------      --------     ------    --------    ------     --------
                                                              (Dollars in thousands)
Transaction accounts:
 NOW accounts (1)                             $  3,952         4.38%   $  4,339       4.58%   $  4,267        4.45%
 Money market accounts (2)                      11,919        13.21      13,641      14.41      15,624       16.31
 Club Accounts                                      66         0.07          73       0.08          77        0.08
 Passbook savings accounts (3)                  13,167        14.60      13,519      14.28      13,478       14.07
                                              --------      -------    --------    -------    --------     -------

     Total transaction accounts                 29,104        32.26      31,572      33.35      33,446       34.91

Certificates of deposit:
   2.01 -  4.00%                                    42         0.05          42       0.04          50        0.05
   4.01 -  6.00%                                31,457        34.88      54,925      58.03      30,274       31.60
   6.01 -  8.00%                                29,592        32.81       8,118       8.58      32,036       33.44
                                              --------      -------   ---------   --------    --------     -------

     Total certificates of                      61,091        67.74      63,085      66.65      62,360       65.09
                                              --------      -------    --------    -------    --------     -------
   deposit

  Total deposits (4)                           $90,195       100.00%    $94,657     100.00%    $95,806      100.00%
                                               =======       ======     =======     ======     =======      ======

-----------------------------

(1) Columbia Federal's weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At September 30, 1997, 1996 and 1995, the weighted average rates on NOW accounts were 2.46%, 2.49% and 2.90%, respectively.

(2) Columbia Federal's weighted average interest rate paid on money market accounts fluctuates with the general movement of interest rates. At September 30, 1997, 1996 and 1995, the weighted average rates on money market accounts were 3.06%, 3.14% and 3.50%, respectively.

(3) Columbia Federal's weighted average rate on passbook savings accounts fluctuates with the general movement of interest rates. The weighted average interest rate on passbook accounts was 3.02%, 3.07% and 3.44% at September 30, 1997, 1996 and 1995, respectively.

(4) IRAs are included in the various certificates of deposit balances. IRAs totaled $16.2 million, $16.5 million and $15.9 million as of September 30, 1997, 1996 and 1995, respectively.

         The following table shows rate and maturity information for Columbia Federal's certificates of deposit as of September 30, 1997:

                                                                    Amount Due
                                            ---------------------------------------------------------------
                                                            Over         Over
                                             Up to       1 year to    2 years to       Over
                      Rate                  one year      2 years       3 years       3 years        Total
                      ----                  --------   -----------   -----------   -----------   ----------
                                                                    (In thousands)
              2.01 - 4.00%               $       40    $         2   $        -    $        -    $       42
              4.01 - 6.00%                   22,982          5,484        2,991             -        31,457
              6.01 - 8.00%                   15,455          9,165        2,081         2,891        29,592
                                           --------       --------       ------       -------      --------

               Total                        $38,477        $14,651       $5,072        $2,891       $61,091
                                            =======        =======       ======        ======       =======



     The following table presents the amount of Columbia Federal's certificates of deposit of $100,000 or more by the time remaining until maturity as of September 30, 1997:

                                                              Amount         Average interest
                                                          (In thousands)         rate

In quarter ended
    December 31, 1997                                        $  507              5.77%
    March 31, 1998                                              820              5.91
    June 30, 1998                                               271              6.05
    September 30, 1998                                          500              5.78


After September 30, 1998                                      1,613              6.34
                                                             ------              ----

       Total time deposits $100,000 or greater               $3,711              6.06%
                                                             ======              ====


         The following table sets forth Columbia Federal's deposit account balance activity for the periods indicated:

                                                                Year ended September 30,
                                                           1997            1996            1995
                                                         ---------      ---------        ---------
                                                                   (Dollars in thousands)

              Beginning balance                          $  94,657      $  95,806        $  93,807
              Deposits                                      59,497         60,704           66,213
              Withdrawals                                  (67,647)       (65,719)         (67,956)
                                                         ---------      ---------        ---------
              Net increases (decreases) before
                 interest credited                          (8,150)        (5,015)           1,743
              Interest credited                              3,688          3,866            3,742
                                                        ----------     ----------       ----------
              Ending balance                              $ 90,195       $ 94,657         $ 95,806
                                                          ========       ========         ========

                Net increase (decrease)                  $  (4,462)     $  (1,149)       $   1,999

                Percent increase (decrease)                 (4.71)%         (1.20)%           2.13%


         BORROWINGS. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, Columbia Federal is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - OTS Regulations -- Qualified Thrift Lender Test." If an association meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At September 30, 1997, Columbia Federal was in compliance with the QTL Test.

         Columbia Federal obtained advances from the FHLB of Cincinnati as set forth in the following table:

                                                                     At September  30,
                                                       -----------------------------------------------
                                                         1997               1996                  1995
                                                       --------            -------               -----
                                                                     (Dollars in thousands)

Average balance outstanding                            $   417                $  -                $1,083
Maximum amount outstanding at any month end
   during the period                                     1,000                   -                 2,750
Balance outstanding at end of period                         -                   -                     -
Weighted average interest rate during the                 6.00                   -                 5.82
period
Weighted average interest rate at end of period              -                   -                     -


COMPETITION


         Columbia Federal competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Columbia Federal competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Columbia Federal competes for loan originations primarily through the interest rates and loan fees offered and through the efficiency and quality of services provided. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. Seven savings associations, twelve banks and seven credit unions have offices in Boone and Kenton Counties. At June 30, 1996, Columbia Federal had approximately 4.4% of all financial institution deposits in Boone and Kenton Counties and 14.5% of all financial institution deposits in Ft. Mitchell, Kentucky. Quantitative information regarding deposits and competing institutions is reported in The Branches of Kentucky, compiled by Sheshunoff Information Services, Inc.


         The size of financial institutions competing with Columbia Federal is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Columbia Federal.


YEAR 2000 CONSIDERATIONS

         Columbia Federal's lending and deposit activities are almost completely dependent upon computer systems which process and record transactions, although Columbia Federal can effectively operate with manual systems for brief periods when such systems malfunction or cannot be accessed. Columbia Federal utilizes the services of a nationally-recognized data processing service bureau which specializes in data processing for financial institutions. In addition to its basic operating activities, Columbia Federal's facilities and infrastructure, such as security systems and communications equipment, are dependent to varying degrees upon computer systems.

         Columbia Federal is aware of the potential problems associated with the possibility that the computers which control or operate Columbia Federal's operating systems, facilities and infrastructure may not be set up to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. In 1996, Columbia Federal began the process of identifying any year 2000 related problems that may be experienced by its computer-operated or -dependent systems. Columbia Federal has contacted the companies that supply or service Columbia Federal's computer-operated or -dependent systems to obtain confirmation that each such system that is material to the operations of Columbia Federal is either currently year 2000 compliant or is expected to be year 2000 compliant. With respect to systems that cannot presently be confirmed as year 2000 compliant, Columbia Federal will continue to work with the appropriate supplier or service to ensure that all such systems will be rendered compliant in a timely manner, with minimal expense to Columbia Federal and minimal disruption of Columbia Federal's operations. If compliance is not certified by the end of 1998 with respect to systems the failure of which would have a material adverse effect on Columbia Federal's operations, financial condition or results, Columbia Federal expects to have a sufficient time to establish a relationship with another supplier that is year 2000 compliant. The expense of such a change in suppliers is not expected to be material to Columbia Federal.

         In addition to possible expense related to its own systems, Columbia Federal could incur losses if loan payments are delayed due to year 2000 problems affecting any of Columbia Federal's significant borrowers or impairing the payroll systems of large employers in Columbia Federal's primary market area. Because Columbia Federal's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and Columbia Federal's primary market area is not significantly dependent upon one employer or industry, Columbia Federal does not expect any significant or prolonged difficulties that will affect net earnings or cash flow. See "- Primary Market Area" and "- Loan Originations, Purchases and Sales."

         At this time, however, the expense that may be incurred by Columbia Federal in connection with year 2000 issues cannot be determined. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Year 2000 Issues."


PROPERTIES

         The following table sets forth certain information at September 30, 1997, regarding the properties on which the main office and the branch offices of Columbia Federal are located:

                                           Owned            Date            Square            Net
Location                                 or leased        acquired         footage       book value(1)       Deposits
--------                                 ---------        --------         -------       -------------       --------
                                                                                                   (In thousands)
Main Office:
2497 Dixie Highway
Ft. Mitchell, Kentucky   41017-3085        Owned            1957            8,536             $231           $34,200

Branch Offices:

Pike Street and Lee Street
Covington, Kentucky  41011                 Owned            1937            4,520             141             18,324

612 Buttermilk Pike
Crescent Springs, Kentucky  41017          Owned            1981            1,848             134             10,240

3522 Dixie Highway
Erlanger, Kentucky  41018                  Owned            1981            2,392              52             18,550

7550 Dixie Highway
Florence, Kentucky  41042                  Owned            1996            3,025             748             8,881

-----------------------------

(1) At September 30, 1997, Columbia Federal's office premises and equipment had a total net book value of $1.6 million. For additional information regarding Columbia Federal's office premises and equipment, see Note 8 of Notes to the Financial Statements.


PERSONNEL

         As of September 30, 1997, Columbia Federal had 38 full-time employees. Columbia Federal believes that relations with its employees are good. Columbia Federal offers health and life insurance benefits, a 401(k) plan and a defined benefit pension plan. None of the employees of Columbia Federal are represented by a collective bargaining unit.

LEGAL PROCEEDINGS

         Columbia Federal is not presently involved in any legal proceedings of a material nature. From time to time, Columbia Federal is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Columbia Federal.


                               MANAGEMENT OF CFKY

         The Board of Directors of CFKY consists of seven members divided into two classes. Each of the directors of CFKY is also a director of Columbia Federal. The terms of Messrs. Mistler and Tobergte and Ms. Zembrodt expire in 1999, and the terms of Messrs. Bluemlein, Kelly, Layne and Lynch expire in 2000.

         The following persons are officers of CFKY: Kenneth R. Kelly, Chairman of the Board; Robert V. Lynch, President; Carol S. Margrave, Secretary; Edward Schwartz, Vice President; and Abijah Adams, Treasurer. After the consummation of the Conversion, CFKY intends to have quarterly meetings of the Board of Directors. CFKY does not currently pay directors' fees.


                         MANAGEMENT OF COLUMBIA FEDERAL

DIRECTORS AND EXECUTIVE OFFICERS

         The Charter of Columbia Federal provides for a Board of Directors consisting of not less than five nor more than 15 directors, such number to be fixed or changed in the Bylaws or by the members. The Board of Directors currently consists of seven directors divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met 13 times during the fiscal year ended September 30, 1997, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

         The following table presents certain information with respect to the present directors and executive officers of Columbia Federal:

                                                       Position with Columbia
                                                       ----------------------              Date of             Term
Name                                        Age(1)     Federal                             service            expires
----                                        ------     -------                             -------            -------
J. Robert Bluemlein                           79       Director                              1970              1999
Kenneth R. Kelly                              76       Director, Chairman of the Board       1965              2000
John C. Layne                                 48       Director                              1995              1998
Robert V. Lynch                               52       Director, President, CEO              1971              1999
Daniel T. Mistler                             55       Director                              1997              2000
Fred A. Tobergte, Sr.                         79       Director                              1981              1999
Geraldine Zembrodt                            53       Director                              1993              1998
Mary Jane Lucas                               61       Senior Vice President                 1971                -
George Raybourne                              44       Vice President                        1972                -
Edward Schwartz                               48       Vice President                        1972                -
Harold E. Taylor                              56       Vice President                        1996
Abijah Adams                                  52       Controller                            1978                -
Carol S. Margrave                             42       Secretary, Treasurer                  1979                -

------------------------------

(1)     At September 30, 1997.


     Mr. Bluemlein retired in 1983 after serving as Vice President of Columbia Federal from 1970 to 1983. Prior to becoming Vice President and Director of Columbia Federal, Mr. Bluemlein was Executive Vice President of Star Federal.

         Mr. Kelly has been Chairman of the Board of Columbia Federal since 1983. He has served as President and co-owner of Kelly Brothers Lumber Co., a lumber and building supply store in Covington, Kentucky, since its founding in 1947.

         Mr. Layne has been a partner in Rafalske & Layne, LLP, Certified Public Accountants, which has its offices in Cincinnati, Ohio, since 1982.

         Mr. Lynch has been employed by Columbia Federal since 1971, served as Treasurer from 1974 to 1977, has served as President and Chief Executive Officer since 1977 and has been a director since 1978.

         Mr. Mistler is an attorney who joined Deters, Benzinger & LaVelle, PSC, a law firm located in Covington, Kentucky, in 1984 and now serves on its Board of Directors and manages its residential real estate department.

         Mr. Tobergte served the Kentucky Department of Transportation for twenty years, where he held various positions, including that of Enforcement Officer, prior to his retirement in 1981.

         Ms. Zembrodt has co-owned and operated The Village Gallerie, an art and framing gallery located in Ft. Wright, Kentucky, since May 1995. Ms. Zembrodt previously co-owned and operated The Sample Shop, a gift shop then located in Ft. Wright, Kentucky, from 1982 to May 1994.

         Ms. Lucas has served Columbia Federal since 1971, having served as Secretary and Treasurer from 1979 until 1993, when she became Vice President. Ms. Lucas became Columbia Federal's Senior Vice President in 1994 and heads Columbia Federal's Loan Department.

         Mr. Raybourne has been employed by Columbia Federal since 1972, serving as Assistant Vice President from 1979 to 1993, when he became Vice President. Mr. Raybourne is responsible for property appraisals, which he performs, and property management.

         Mr. Schwartz has been employed by Columbia Federal since 1972, serving as Assistant Vice President until 1994, when he became Vice President. Mr. Schwartz is responsible for IRA's and mortgage servicing.

         Mr. Taylor joined Columbia Federal in July 1996 as Vice President in charge of lending. Prior to joining Columbia Federal, Mr. Taylor was employed by Lexington Federal Savings Bank in Lexington, Kentucky, serving as its Vice President and Loan Department Manager since 1991.

         Mr. Adams joined Columbia Federal as Accountant in 1978 and became Controller in 1987.

         Ms. Margrave has been employed by Columbia Federal since 1979, serving as Branch Manager from 1983 to 1992 and Assistant Secretary from 1992 to 1993, when she became Secretary and Treasurer.


COMMITTEES OF DIRECTORS

         The Board of Directors of Columbia Federal has an Audit Committee. The Audit Committee recommends audit firms to the full Board of Directors and reviews and approves the annual independent audit report. The members of the Audit Committee are Messrs. Bluemlein, Kelly and Tobergte. During fiscal year 1997, the Audit Committee met four times.

         The full Board of Directors periodically serves as a compensation committee to determine compensation for executive officers. The Board of Directors did not meet in such a capacity in fiscal 1997.

         Columbia Federal does not have a nominating committee.

COMPENSATION

         Each director of Columbia Federal, except for the Chairman of the Board, receives a retainer fee of $1,025 per month for service as a director of Columbia Federal. Each director also receives $100 per Audit Committee meeting attended. The

Chairman of the Board receives a monthly fee of $1,260. During fiscal year 1997, Columbia Federal paid a total of $86,465 in directors' compensation.

         The following table presents certain information regarding the cash compensation received by the President and Chief Executive Officer of Columbia Federal. No other executive officer of Columbia Federal received compensation exceeding $100,000 during the fiscal year ended September 30, 1997.

                                                             SUMMARY COMPENSATION TABLE

              -------------------------------------------------------------------------------------------------
                                                                  Annual Compensation           All Other
                                                                                               Compensation
                                                            ---------------------------------
              Name and                           Year        Salary ($)(1)     Bonus ($)
              Principal
              Position
              -------------------------------------------------------------------------------------------------
              Robert V. Lynch,                   1997         $133,800(2)        $7,075         $3,799(4)
                President and Chief
                Executive Officer                1996          117,442(3)        2,075           3,168(4)

-----------------------------

(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Columbia Federal of providing such benefits to Mr. Lynch was less than 10% of his cash compensation

(2)      Includes a salary of $121,650 and directors' fees of $12,150.

(3)      Includes a salary of $105,842 and directors' fees of $11,600.

(4) Consists of Columbia Federal's contribution to Mr. Lynch's 401(k) defined contribution plan account.


EMPLOYEE STOCK OWNERSHIP PLAN

         CFKY has established the ESOP for the benefit of employees of CFKY and Columbia Federal age 21 or older who have completed at least one year of full-time service with CFKY or Columbia Federal. The establishment of the ESOP and the purchase by the ESOP of the Common Shares of CFKY are subject to the receipt of a favorable determination letter on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), from the Commissioner of Internal Revenue ("Commissioner"). CFKY will submit to the Commissioner an application for a favorable determination letter on the qualified status of the ESOP. Although no assurances can be given, CFKY expects that the ESOP will receive a favorable determination letter from the Commissioner.

         CFKY intends to accept a promissory note from the ESOP in payment for 8% of the Common Shares sold in connection with the Conversion. The loan will be secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from Columbia Federal's discretionary contributions to the ESOP and earnings on ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. As payments are made and the shares are released from the suspense account, such shares will be validly issued, fully paid and non-assessable.

         Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled, or die during the plan year, all other participants must have completed at least 1,000 hours of service and be employed on the last day of the plan year in order to receive an allocation. Benefits are immediately fully vested. Benefits may be paid either in CFKY Common Shares or in cash. Benefits may be payable upon retirement, death, disability or separation from service. Benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, the fair market value of ESOP shares allocated during a period are expensed during the period.

         A committee appointed by the Board of Directors of CFKY will administer the ESOP. The Common Shares and other ESOP funds will be held and invested by a trustee (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Shares for which employees do not give instructions and unallocated shares will be voted by the ESOP Trustee in its sole discretion.

         From time to time, the ESOP may purchase additional Common Shares of CFKY through purchases in the market or directly from CFKY. No such purchases are currently contemplated. If the ESOP purchases newly issued shares from CFKY, such purchases would have a dilutive effect on the interests of CFKY's shareholders.

STOCK OPTION PLAN

         The Board of Directors of CFKY expects to adopt the Stock Option Plan, subject to the approval by the shareholders of CFKY. A number of Common Shares equal to 10% of the Common Shares to be issued in connection with the Conversion is expected to be reserved for issuance by CFKY upon the exercise of options to be granted to certain directors, officers and employees of Columbia Federal and CFKY from time to time under the Stock Option Plan. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of CFKY and Columbia Federal by facilitating their purchase of a stock interest in CFKY.

         Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code (an "ISO"). Options granted under the Stock Option Plan to directors who are not full-time employees of CFKY or Columbia Federal will not qualify under the Code and thus will not be incentive stock options ("non-qualified stock options"). Although any eligible director, officer or employee of Columbia Federal and CFKY may receive non-qualified stock options, Columbia Federal anticipates that the non-employee directors of Columbia Federal and CFKY will receive non-qualified stock options, and other eligible participants will receive incentive stock options.

         The option exercise price of each option granted under the Stock Option Plan will be determined by the committee of directors appointed to administer the Stock Option Plan at the time of the grant, with the exception that the exercise price for an option must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date that it is granted, except that in the case of an ISO granted to an employee who owns more than 10% of CFKY's outstanding Common Shares at the time an ISO is granted under the Stock Option Plan, the exercise price of such an ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. Options will become first exercisable to the extent of no more than one fifth per year.

         An option cannot be transferred or assigned other than by will or in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

         CFKY will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, CFKY will receive payment of cash, CFKY Common Shares or a combination of cash and Common Shares from option recipients in exchange for shares issued.

         The Stock Option Plan will be administered by a committee of directors composed of at least three directors of CFKY (the "Committee"). The Committee may grant options under the Stock Option Plan at such times as the committee members deem most beneficial to Columbia Federal and CFKY on the basis of the individual participant's position, duties and responsibilities, the value of his or her services to Columbia Federal and CFKY and any other factors deemed relevant. A grant of options under the Stock Option Plan is expected to occur on the date of approval of the Stock Option Plan by the shareholders of CFKY. The members of the Committee have not yet been appointed, and specific grants have not been proposed. The directors of CFKY intend, however, to make such grants in accordance with OTS regulations which provide that no individual may receive options to purchase more than 25% of the shares which may be the subject of options pursuant to the Stock Option Plan, and directors who are not employees of CFKY or Columbia Federal may not receive options to purchase more than 5% of such shares individually or 30% in the aggregate.

         Pursuant to OTS regulations, the Stock Option Plan may not be approved by the shareholders of CFKY until at least six months after the Conversion is completed. It is expected that options will be granted immediately after the shareholders approve the Stock Option Plan.

RECOGNITION AND RETENTION PLAN AND TRUST

         The Board of Directors of CFKY intends to adopt the RRP, subject to approval of the shareholders of CFKY as a means of providing directors and certain key employees of Columbia Federal with an ownership interest in CFKY in a manner designed to compensate such directors and key employees for services to Columbia Federal. CFKY expects to contribute sufficient funds to enable the RRP to purchase Common Shares in the open market or to purchase authorized but unissued shares from CFKY in an amount equal to up to 4% of the Common Shares sold in connection with the Conversion. Assuming the sale of 2,020,000 shares in connection with the Conversion, 80,800 shares would be purchased by the RRP. The purchase of authorized but unissued shares would have a dilutive effect on the interests of CFKY's shareholders. See "CAPITALIZATION" and "PRO FORMA DATA." While no specific awards have yet been proposed, the directors of Columbia Federal intend to make such awards in accordance with OTS regulations which provide that no individual may receive more than 25% of the shares awarded pursuant to the RRP, and directors who are not employees of CFKY or Columbia Federal may not receive more than 5% of such shares individually or 30% in the aggregate.

         Until shares awarded are earned by the participant, such shares will be forfeited in the event that the employment of the employee is terminated for cause. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the awards. In the event of the death or disability of a participant, however, the participant's shares will be deemed to be earned and nonforfeitable upon such date. A committee to be appointed by the Board of Directors of Columbia Federal will administer the RRP and determine the number of shares to be awarded to eligible participants. Two directors of Columbia Federal are expected to serve as the trustees of the RRP Trust. Each participant will be entitled to the benefit of any dividends or other distributions paid on shares awarded but not yet earned, but such unearned shares will be voted by the trustees in their discretion. Compensation expense in the amount of the fair market value of the Common Shares at the date of the award to the employee will be recognized as the shares are earned. In the event of a termination of a participant's employment following a change in control of Columbia Federal or CFKY, all shares awarded to such participant in the RRP become earned and nonforfeitable.

         The RRP must be approved by the shareholders of CFKY. Pursuant to OTS regulations, the shareholders may not approve the RRP until six months after the completion of the Conversion. It is expected that the RRP will purchase shares of CFKY and that awards will be made immediately after shareholder approval of the RRP.

RETIREMENT BENEFIT PLANS

         Columbia Federal provides a 401(k) defined contribution plan (the "401(k) Plan") and a defined benefit pension plan (the "Pension Plan") for all employees who have completed one year of service with Columbia Federal and have attained age 21.

         Pursuant to the 401(k) Plan, a participant may elect to contribute up to 15% of the participant's annual compensation on a tax-deferred basis. Columbia Federal contributes an amount equal to 50% of a participant's contribution, up to the first 3% of the participant's salary. The matching percentage is subject to change in the discretion of Columbia Federal's Board of Directors. All participants are fully vested.

         The normal Pension Plan retirement benefit payable upon retirement at or after age 65 is the product of (a) 1% times (b) years of service times (c) average annual salary for the five consecutive years of highest salary. Employees become 100% vested in the Pension Plan after five years of service. Participants are automatically 100% vested at 65 years of age regardless of years of service. The Pension Plan also includes provisions for early retirement, disability retirement and a death benefit. The compensation covered by the Pension Plan includes the sum of (a) the employee's total taxable compensation and (b) any pre-tax contributions to the 401(k) Plan less (c) the amount of any compensation deferred from a prior year.

         During the fiscal year ended September 30, 1997, Columbia Federal contributed $75,000 to the Pension Plan. The estimated annual benefit payable upon retirement at normal retirement age to Mr. Lynch is $29,400 per year.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Columbia Federal intends to enter into an employment agreement with Robert V. Lynch (the "Employment Agreement"). Columbia Federal currently has no employment agreements with any of its officers. The Employment Agreement, which will become effective upon completion of the Conversion, provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave.

         The Employment Agreement is terminable by Columbia Federal at any time. In the event of termination by Columbia Federal for "just cause," as defined in the Employment Agreement, Mr. Lynch will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Columbia Federal other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Lynch will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date the employee becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence of a "change of control" within six months after or within one year before (1) the termination of employment of Mr. Lynch for any reason other than just cause, retirement or termination at the end of the term of the agreement,
(2) a change in the capacity or circumstances in which he is employed or (3) a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without his written consent. In the event of any such occurrence, Mr. Lynch will be entitled to payment of an amount equal to three times the greater of his annual salary set forth in the Employment Agreement or the annual salary payable to Mr. Lynch as a result of any annual salary review. In addition, Mr. Lynch would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum he may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code or exceed limitations imposed by the OTS. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 25% or more of the voting stock of Columbia Federal or CFKY, the control of the election of a majority of Columbia Federal's or CFKY's directors or the exercise of a controlling influence over the management or policies of Columbia Federal or CFKY.

         The aggregate payment that would have been made to Mr. Lynch assuming his termination at September 30, 1997, following a change of control, would have been approximately $286,596.


         Columbia Federal also intends to enter into severance agreements with five other executive officers of Columbia Federal: Mary Jane Lucas, George Raybourne, Edward Schwartz, Abijah Adams and Carol S. Margrave Such severance agreements will contain provisions for payments upon a change of control as are contained in Mr. Lynch's employment agreement. The aggregate payment that would have been made under such severance agreements assuming the termination of all five of such officers at September 30, 1997, assuming such a change of control, would have been approximately $727,998.


CERTAIN TRANSACTIONS WITH COLUMBIA FEDERAL

         Columbia Federal makes loans to directors who are not full-time employees of Columbia Federal in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. On February 13, 1997, Columbia Federal adopted a policy whereby Columbia Federal will make first mortgage loans to its full-time employees, including directors and officers who are full-time employees, without closing costs and at an interest rate that is one percent less than the interest rate charged for comparable loans to other persons, subject to the following conditions: (i) the employee must sign an agreement that the interest rate will be increased by one percent should the employee's employment with Columbia Federal terminate for any reason; (ii) the employee must reimburse Columbia Federal for any related out-of-pocket expenses that are paid to a third party; (iii) the loan must be for the employee's personal single-family residence; (iv) the loan must satisfy all of Columbia Federal's normal underwriting criteria; (v) each employee may only have one outstanding loan on favorable terms at any one time; and, (vi) Columbia Federal's Board of Directors must approve the loan.

         The following table sets forth certain information regarding loans, made on terms more favorable that those offered to the public, to executive officers of Columbia Federal whose indebtedness to Columbia Federal exceeded $60,000 at any time since October 1, 1995:

                                                                                         Largest balance       Balance at
                                                                                         during 2 years      September 30,
       Name                     Position           Loan origination date   Collateral     ended 9/30/97            1997
       ----                     --------           ---------------------   ----------     -------------    ------------
George Raybourne            Vice President                 7/1/97           Personal        $128,000            $127,822
                                                                            Residence
Carol S. Margrave           Secretary, Treasurer           5/9/97           Personal          92,000              91,637
                                                                            Residence


Loans made to directors and executive officers of Columbia Federal and their related interests in amounts of at least $60,000 and made on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons totaled $70,323 at September 30, 1997. None of the outstanding loans to directors and executive officers involve more than the normal risk of collectibility or present other unfavorable features, and all are current in their payments.


                                   REGULATION

GENERAL

         As a savings association organized under the laws of the United States, Columbia Federal is subject to regulatory oversight by the OTS. Because Columbia Federal's deposits are insured by the FDIC, Columbia Federal is also subject to examination and regulation by the FDIC. Columbia Federal must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by the OTS to determine whether Columbia Federal is in compliance with various regulatory requirements and is operating in a safe and sound manner. Columbia Federal is a member of the FHLB of Cincinnati.

         CFKY will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, CFKY will be subject to regulation, examination and oversight by the OTS as the holding company of Columbia Federal and will be required to submit periodic reports to the OTS. Because CFKY is a corporation organized under Ohio law, CFKY is also subject to the provisions of the Ohio Revised Code applicable to corporations generally.

         Congress is considering legislation to eliminate the federal savings association charter and the separate federal regulation of savings associations. The Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. Pursuant to such legislation, Congress may eliminate the OTS and Columbia Federal may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which Columbia Federal may engage and would probably subject Columbia Federal to more regulation by the FDIC. In addition, CFKY may become subject to different holding company regulations, including separate capital requirements. At this time, CFKY cannot predict whether or when Congress may actually pass legislation regarding CFKY's and Columbia Federal's regulatory requirements or charter. Although such legislation may change or limit the activities in which either CFKY or Columbia Federal may engage, it is not anticipated that the current activities of CFKY or Columbia Federal will be materially affected by such changes or limitations.

OTS REGULATIONS

         GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all savings associations the deposits of which are insured by the FDIC in the SAIF and all federally chartered savings institutions. The OTS issues regulations governing the operation of savings associations, regularly examines such institutions and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. It also promulgates regulations that prescribe the permissible investments and activities of federally chartered savings associations, including the type of lending that such associations may engage in and the investments in real estate, subsidiaries and securities they may make. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

         Federally chartered savings associations are subject to regulatory oversight by the OTS under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger transaction. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low-to-moderate income areas and borrowers. Columbia Federal has received a "Satisfactory" examination rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. Columbia Federal is required by OTS regulations to meet certain minimum capital requirements. These requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Columbia Federal is equal to tangible capital) of 3% of adjusted total assets, and risk-based capital (which for Columbia Federal consists of core capital and general valuation allowances) equal to 8% of risk-weighted assets. Assets and certain off balance sheet items are weighted at percentage levels ranging from 0% to 100% depending on their relative risk.


         The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and exceed an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Columbia Federal does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed. Columbia Federal's core capital ratio at September 30, 1997, was 12.59% and will increase to 18.35% on a pro forma basis at September 30, 1997, assuming the receipt of approximately $19.5 million in net proceeds from the sale of the Common Shares at the mid-point of the Valuation Range and the investment of 50% of the net proceeds by CFKY in Columbia Federal. For information concerning Columbia Federal's capital, see "REGULATORY CAPITAL COMPLIANCE."


         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and Columbia Federal currently qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

         The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS can downgrade an association's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or, after notice and an opportunity for hearing, if the institution is deemed to be in an unsafe or unsound condition or to be engaging in an unsafe or unsound practice. Each undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. A critically undercapitalized institution must be placed in conservatorship or receivership within 90 days after reaching such capitalization level, except under limited circumstances. Columbia Federal's capital at September 30, 1997, met the standards for a well-capitalized association.

         Federal law prohibits an insured institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with the terms of an OTS-approved capital plan until the institution has been adequately capitalized on an average during each of four consecutive calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.


         For purposes of the capital distribution regulations, each institution is categorized into one of three tiers. The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of (i) 100% of its net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or (ii) the amount authorized for a Tier 2 association. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum capital requirement, but not their capital requirement as such requirements are defined by OTS regulations. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be treated as a Tier 2 or a Tier 3 association.


         Columbia Federal meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision. Columbia Federal will be prohibited from declaring or paying any dividends or from purchasing any of its stock if, as a result of such dividend or such purchase, Columbia Federal's net worth would be reduced below the amount required to be maintained for the liquidation account established in connection with the conversion. As a subsidiary of CFKY, Columbia Federal will also be required to give the OTS 30 days' notice prior to declaring any dividend on its common shares. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         In December 1994, the OTS issued a proposal to amend the capital distribution limits. Under that proposal, an association not owned by a holding company and having an examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if it remains adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distribution would be permitted if it caused the association to become undercapitalized.


         LIQUIDITY. OTS regulations require that each savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet these liquidity requirements. The eligible liquidity of Columbia Federal, as computed under current regulations, at September 30, 1997, was approximately $21.1 million, or 23.5%, and exceeded the then applicable 5% liquidity requirement by approximately $16.6 million, or 18.5%. Effective November 24, 1997, the liquidity requirement was reduced to 4%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."


        QUALIFIED THRIFT LENDER TEST. Savings associations are required to meet the QTL Test. Prior to September 30, 1996, the QTL Test required savings associations to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTI"), which are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. Under this test 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business, and 20% of liquid assets) must consist of QTI on a monthly average basis in 9 out of every 12 months. Congress created a second QTL Test, effective September 30, 1996, pursuant to which a savings association may also qualify as a QTL thrift if at least 60% of the institution's assets (on a tax basis) consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash, and certain governmental obligations). The OTS may grant exceptions to the QTL Test under certain circumstances. If a savings association fails to meet the QTL Test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL Test will not be eligible for new FHLB advances. At September 30, 1997, Columbia Federal met the QTL Test.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association may lend to one borrower to an amount equal to 15% of the savings association's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may loan to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional loan amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to these limits. In applying these limits, loans to certain borrowers may be aggregated. Notwithstanding the specified limits, an association may lend to one borrower up to $500,000 "for any purpose." See "THE BUSINESS OF COLUMBIA FEDERAL - Lending Activities -- Loan Originations, Purchases and Sales."

         TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limits on loans to one borrower and the total of such loans cannot exceed the association's total regulatory capital plus additional loan reserves (or 200% of such capital amount for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to the general public or as offered to all employees in a company-wide benefit program. Loans to executive officers are subject to additional limitations. Columbia Federal was in compliance with such restrictions at September 30, 1997. See "MANAGEMENT OF COLUMBIA FEDERAL - Certain Transactions with Columbia Federal."

         Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA") pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. After the Conversion, CFKY will be an affiliate of Columbia Federal. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Columbia Federal was in compliance with these requirements and restrictions at September 30, 1997.

         HOLDING COMPANY REGULATION. Upon consummation of the Conversion, CFKY will be a savings and loan holding company within the meaning of the Home Owners' Loan Act (the "HOLA"). As such, CFKY will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         The Board of Directors presently intends to operate CFKY as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company, and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. Congress is considering legislation which may limit CFKY's ability to engage in such activities and CFKY cannot predict if and in what form these proposals might become law. However, such limits would not impact CFKY's initial activity of holding stock of Columbia Federal. The broad latitude to engage in activities under current law can be restricted, however, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL Tests, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At September 30, 1997, Columbia Federal met the QTL Tests. See "Qualified Thrift Lender Test."

         If CFKY were to acquire control of another savings institution other than through a merger or other business combination with Columbia Federal, CFKY would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, the activities of CFKY and any of its subsidiaries (other than Columbia Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence, or shall continue after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than
(i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may also approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings associations in more than one state only, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

FDIC REGULATIONS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations. The FDIC is required to maintain designated levels of reserves in each fund. Columbia Federal is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Columbia Federal, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

        The FDIC is required to maintain designated levels of reserves in each fund. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

        Because of the differing reserve levels of the funds, deposit insurance assessments paid by healthy savings associations were reduced significantly below the level paid by healthy savings associations effective in mid-1995. Federal legislation, which was effective September 30, 1996, provided for the recapitalization of the SAIF by means of a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF deposits are required to pay the same special assessment on 80% of deposits at March 31, 1995. In addition, the cost of prior thrift failures, which had previously been paid only by SAIF members, will also be paid by BIF members. As a result, BIF assessments for healthy banks in 1997 were $.013 per $100 in deposits, and SAIF assessments for healthy institutions in 1997 were $.064 per $100 in deposits. These rates are not expected to change in 1998.

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

        Columbia Federal is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. Columbia Federal had $90.0 million in SAIF-insured deposits at March 31, 1995. Columbia Federal paid a special assessment of $592,000 in November 1996, which was accounted for and recorded as of September 30, 1996. This assessment was tax-deductible but reduced earnings for the year ended September 30, 1996.

         The FDIC has examination authority over all insured depository institutions, including Columbia Federal, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.


FRB REGULATIONS

         FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $47.8 million (subject to an exemption of $4.7 million), and of 10% of net transaction accounts in excess of $47.8 million. At September 30, 1997, Columbia Federal was in compliance with its reserve requirements.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. See "THE BUSINESS OF COLUMBIA FEDERAL - Deposits and Borrowings." Columbia Federal is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of Columbia Federal's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. Columbia Federal is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $1,260,000 at September 30, 1997.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance.


                                    TAXATION

FEDERAL TAXATION

         CFKY and Columbia Federal are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, CFKY and Columbia Federal may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. However, the Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1996. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period does not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

         Columbia Federal's average gross receipts for the three tax years ending on September 30, 1997, is $8.0, and as a result, Columbia Federal does not qualify as a small corporation exempt from the alternative minimum tax.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Small Business Act"), which was signed into law on August 21, 1996, certain thrift institutions, including Columbia Federal, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge off method of Section 166 of the Code, or one of the two reserve methods of Section 593 of the Code. The reserve methods under
Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or (ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years 1995, 1994 and 1993, Columbia Federal used the percentage of taxable income method because such method provided a higher bad debt deduction than the experience method.

         The Small Business Act eliminated the percentage of taxable income reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that becomes a small bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e) as modified by the Small Business Act which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (excess to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits;

second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Columbia Federal to CFKY is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and Columbia Federal's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 1997, Columbia Federal's pre-1988 reserves for tax purposes totaled approximately $2.7 million. Columbia Federal believes it had approximately $10.4 million of accumulated earnings and profits for tax purposes as of September 30, 1997, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions." No representation can be made as to whether Columbia Federal will have current or accumulated earnings and profits in subsequent years.



         The tax returns of Columbia Federal have been audited or closed without audit through fiscal year 1993. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Columbia Federal.


OHIO TAXATION

         Under Ohio law, Columbia Federal would be subject to the special Ohio corporation franchise tax applicable only to financial institutions if, among other factors, it has sufficient nexus with Ohio for such tax to be permissible under the United States Constitution. Columbia Federal believes that presently it does not have such nexus with Ohio and is not subject to the Ohio tax. Because it is a corporation organized under Ohio law, CFKY is subject to the Ohio corporation franchise tax, which, as applied to CFKY, is a tax measured by both net earnings and net worth. Tax liability is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% of taxable net worth. Under these alternative measures of computing tax liability, the states to which a taxpayer's adjusted total net income and adjusted total net worth are apportioned or allocated are determined by complex formulas. The minimum tax is $50 per year.

         A special litter tax is also applicable to all corporations, including CFKY, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Ohio corporation franchise tax law is scheduled to change markedly as a consequence of legislative reforms enacted July 1, 1997. Tax liability, however, continues to be measured by both net income and net worth. In general, tax liability will be the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or
(ii) 0.40% of taxable net worth. Under these alternative measures of computing tax liability, the states to which total net income and total net worth will be apportioned or allocated will continue to be determined by complex formulas, but the formulas change. The minimum tax will still be $50 per year and maximum tax liability as measured by net worth will be limited to $150,000 per year. The special litter taxes remain in effect. Various other changes in the tax law may affect CFKY.

KENTUCKY TAXATION

         The Commonwealth of Kentucky imposes no income or franchise taxes on savings institutions. However, CFKY (on an unconsolidated basis) must pay a Kentucky state income tax, as well as a tax on capital. The tax on income is 4.0% for the first $25,000 of taxable income, 5.0% for the next $25,000, 6.0% for the next $50,000, 7.0% for the next $150,000 and 8.25% for all income over $250,000. The tax on capital is .0021 times the capital employed.

         Columbia Federal is subject to an annual Kentucky ad valorem tax. Assessed at the beginning of each calendar year, this tax is 0.1% of Columbia Federal's savings accounts, common stock, capital and retained income with certain deductions allowed for amounts borrowed by depositors and for securities guaranteed by the U.S. Government or certain of its agencies. During the year ended September 31, 1996, the amount of such expense for Columbia Federal was $95,000.

                                 THE CONVERSION

         THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF COLUMBIA FEDERAL ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE

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

SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On October 9, 1997, the Board of Directors of Columbia Federal unanimously adopted a Plan of Conversion, which it amended on December 11, 1997, and recommended that the voting members of Columbia Federal approve the Plan at the Special Meeting to be held on _______________, 1998. During and upon completion of the Conversion, Columbia Federal will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

         Based on the current Valuation Range, between 1,717,000 and 2,323,000 Common Shares are expected to be offered in the Subscription Offering and the Community Offering. In the Community Offering, preference will be given to natural persons residing in Boone County and Kenton County, Kentucky, at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined based upon the final determination of the pro forma market value of Columbia Federal at the completion of the Subscription Offering and the Community Offering. See "Pricing and Number of Common Shares to be Sold."

         The Common Shares will be offered in the Subscription Offering to (1) each account holder of Columbia Federal who, as of September 30, 1996, had a Qualifying Deposit ("Eligible Account Holders"), (2) the ESOP, (3) each account holder of Columbia Federal who, as of December 31, 1997, had a Qualifying Deposit ("Supplemental Eligible Account Holders"), and (4) each account holder of Columbia Federal having a savings deposit of record with Columbia Federal on ________ (the "Voting Record Date") and borrowers of record on the Voting Record Date whose loans were in existence on December 16, 1995 (such depositors and borrowers as of _________, collectively, the "Voting Members"). Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in either Boone County or Kenton County, Kentucky. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by Columbia Federal with the approval of the OTS. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Board of Directors of Columbia Federal will consult with the OTS to determine an appropriate alternative method of selling unsubscribed Common Shares. No alternative sales methods are currently planned.

         OTS regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of Columbia Federal. The completion of the Conversion will be subject to market conditions and other factors beyond Columbia Federal's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of Columbia Federal. In such circumstances, Columbia Federal may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, Columbia Federal will be required to charge all Conversion expenses against current earnings.

         The following is a summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which may be inspected at each office of Columbia Federal and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of the Registration Statement may be obtained from the SEC. See "ADDITIONAL INFORMATION."

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Deposit holders who are members of Columbia Federal in its mutual form will have no voting rights in Columbia Federal as converted and will not participate, therefore, in the election of directors or otherwise control Columbia Federal's affairs. After the Conversion, voting rights in Columbia Federal will be vested exclusively in CFKY as the sole shareholder of Columbia Federal. Voting rights in CFKY will be held exclusively by its shareholders. Each holder of CFKY's Common Shares will be entitled to one vote for each Common Share owned on any matter to be considered by CFKY's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         DEPOSIT ACCOUNTS AND LOANS. Savings accounts in Columbia Federal, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in Columbia Federal, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with Columbia Federal.


         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by Columbia Federal of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. Columbia Federal intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease LLP, to the following effect:


        (1) The Conversion constitutes a reorganization within the meaning of
        Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Columbia Federal in its mutual form or in its stock form as a result of the Conversion. Columbia Federal in its mutual form and Columbia Federal in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        (2) No gain or loss will be recognized by Columbia Federal upon the receipt of money from CFKY in exchange for the capital stock of Columbia Federal, as converted;

        (3) The assets of Columbia Federal will have the same basis in its hands immediately after the Conversion as it had in its hands immediately prior to the Conversion, and the holding period of the assets of Columbia Federal after the Conversion will include the period during which the assets were held by Columbia Federal before the Conversion;

        (4) No gain or loss will be recognized to the deposit account holders of Columbia Federal upon the issuance to them, in exchange for their respective withdrawable deposit accounts in Columbia Federal immediately prior to the Conversion, of withdrawable deposit accounts in Columbia Federal immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in Columbia Federal immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of Columbia Federal, as described below;

        (5) The basis of the withdrawable deposit accounts in Columbia Federal held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in Columbia Federal immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members (hereinafter defined) will be zero (assuming that at distribution such rights have no ascertainable fair market value);

        (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

        (7) The basis of the Common Shares purchased by members of Columbia Federal pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

        (8) For purposes of Section 381 of the Code, Columbia Federal will be treated as if there had been no reorganization. The taxable year of Columbia Federal will not end on the effective date of the Conversion and, immediately after the Conversion, Columbia Federal in its stock form will succeed to and take into account the tax attributes of Columbia Federal in its mutual form immediately prior to the Conversion, including Columbia Federal's earnings and profits or deficit in earnings and profits;


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

        (9) The bad debt reserves of Columbia Federal in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of Columbia Federal in its stock form as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of Columbia Federal in its stock form as they would have had if there had been no Conversion. Columbia Federal in its stock form will succeed to and take into account the dollar amounts of those accounts of Columbia Federal in its mutual form which represent bad debt reserves in respect of which Columbia Federal in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

        (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of Columbia Federal available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of Columbia Federal will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

         Columbia Federal has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         Columbia Federal has also received an opinion from VonLehman & Company Inc., Ft. Mitchell, Kentucky, to the effect that the tax effects of the Conversion under Kentucky law are substantially the same as they are under federal law.

         Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of Columbia Federal in its present mutual form, each depositor in Columbia Federal would receive a pro rata share of any assets of Columbia Federal remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in Columbia Federal at the time of liquidation.

         In the event of a complete liquidation of Columbia Federal in its stock form after the Conversion, each savings depositor as of September 30, 1996, and December 31, 1997, would have a claim of the same general priority as the claims of all other general creditors of Columbia Federal. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of Columbia Federal above that amount. Such assets would be distributed to CFKY as the sole shareholder of Columbia Federal.

         For the purpose of granting a limited priority claim to the assets of Columbia Federal in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at Columbia Federal after the Conversion, Columbia Federal will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Columbia Federal as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. For this purpose, Columbia Federal shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Columbia Federal.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be.

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of Columbia Federal subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or


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


(ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Columbia Federal (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to CFKY as the sole shareholder of Columbia Federal. Any assets remaining after satisfaction of such liquidation rights and the claims of Columbia Federal's creditors would be distributed to CFKY as the sole shareholder of Columbia Federal. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         The Boards of Directors of Columbia Federal and CFKY will interpret the Plan. To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of Columbia Federal and CFKY will be final. The Plan may be amended by the Boards of Directors of Columbia Federal and CFKY at any time before completion of the Conversion with the concurrence of the OTS. If Columbia Federal and CFKY determine upon advice of counsel and after consultation with the OTS that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his or her funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his or her funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Federal Stock Charter and Federal Stock Bylaws by the Voting Members of Columbia Federal at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and Columbia Federal will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT ___ _.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT CFKY HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to CFKY that the subscriber is purchasing such shares for the subscriber's own account and that the subscriber has no agreement or understanding with any other person for the sale or transfer of such shares.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of Columbia Federal at the Special Meeting.

         The preference categories for the allocation of Common Shares, which have been established by the Plan in accordance with applicable regulations, are as follows:

                  Category 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the number of Common Shares permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.

                  Category 2. The ESOP will receive, without payment, nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro forma market value of Columbia Federal exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of CFKY. If the ESOP purchases authorized but unissued shares from CFKY, such purchases would have a dilutive effect on the interests of CFKY's shareholders.

                  Category 3. Supplemental Eligible Account Holders will receive, without payment, non-transferable subscription rights to purchase up to the greater of (i) the number of Common Shares permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 3 results in an over-subscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                  Subscription rights received in this Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

                  CATEGORY 4. All Voting Members who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the number permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares." In the event of an oversubscription in this Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in this Category 4.

                  Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sales of the shares subscribed for would be in violation of any applicable statutes, regulations or rules.

         CFKY will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for Common Shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require CFKY or its officers or directors, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident" as used herein with respect to the Subscription Offering means any person who, on the date of submission of a stock order form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of Columbia Federal and CFKY.

COMMUNITY OFFERING

         Concurrently with the Subscription Offering, CFKY is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available based upon the final Pro Forma Value and after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 2,323,000 Common Shares, Common Shares may not be offered in the Community Offering. If subscriptions for at least 2,323,000 Common Shares have not been received by the Subscription Expiration Date, CFKY anticipates offering Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price per share as the sales of Common Shares in the Subscription Offering. THE COMMUNITY OFFERING MAY EXPIRE AT ANY TIME WHEN ORDERS FOR AT LEAST 2,323,000 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO EVENT LATER THAN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR ___, 1998, UNLESS EXTENDED BY COLUMBIA FEDERAL AND CFKY WITH THE APPROVAL OF THE OTS, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND ______, 2000.

         In the event shares are available in the Community Offering, members of the general public may purchase up to 15,000 Common Shares. See "Limitations on Purchases of Common Shares." If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in the Community Offering in a manner to be determined by the Board of Directors of CFKY, subject to the following:

        (i) In the Community Offering, preference will be given to natural persons who reside in either Boone County or Kenton County, Kentucky, the counties in which the offices of Columbia Federal are located;

        (ii) Orders received in the Community Offering will first be filled up to a maximum of two percent of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

        (iii) No person, together with any Associate and groups Acting in Concert, may purchase more than 15,000 Common Shares in the Community Offering; and

        (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of CFKY and Columbia Federal to accept or reject such purchases in whole or in part.

         The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a stock order form, maintained a bona fide residence within, as appropriate, Boone County or Kenton County, Kentucky, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES


         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent such shares are available, the minimum number of shares that may be purchased by any party is 25. The requirement for the minimum number of shares to be purchased cannot, by OTS regulations, be increased. The Boards of Directors of CFKY and Columbia Federal cannot envision any circumstances other than changes in applicable law under which the minimum purchase requirement would be changed. No fractional shares will be issued.

         Currently, no person, together with Associates and groups Acting in Concert, may purchase more than 30,000 Common Shares. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Columbia Federal, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of CFKY and Columbia Federal at any time. Factors that the Boards of Directors of CFKY and Columbia Federal may consider in determining whether to increase or decrease purchase limitations include the final valuation of Columbia Federal, as converted, as determined by Keller, changes in the market for thrift shares and general economic conditions. The Boards of Directors of CFKY and Columbia Federal may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10% of the Common Shares sold in connection with the Conversion, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. If the purchase limitation is increased, persons who subscribed for the maximum amount will be given, by written notice, the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. In the event that purchase limitations are decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.


         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal whether or not pursuant to an express agreement" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise." Persons shall be presumed to be Acting in Concert with each other, subject to rebuttal through a filing with the OTS, if: (i) both are purchasing Common Shares in the Conversion and (a) are certain executive officers, including the president, chief executive officer, chief operating officer or vice president, directors, trustees, partners, persons who perform, or whose nominees or representatives perform, similar policy making functions at a company (other than Columbia Federal or CFKY), a principal business unit or subsidiary of a company, a partnership, a joint venture or a similar organization; (b) are persons who directly or indirectly own or control 10% or more of the stock of a company (other than Columbia Federal or CFKY); or (c) constituted a group under the beneficial ownership reporting rules under Section 13 or the proxy rules under Section 14 of the Exchange Act; or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. Companies (other than Columbia Federal or CFKY), partnerships, joint ventures and similar organizations shall be presumed to be acting in concert with their executive officers, directors, trustees, trusts for which they serve as trustee, partners, agents who perform, or whose nominees or representatives perform, similar policy making functions and persons who directly or indirectly own or control 10% or more of their stock if both are purchasing Common Shares in the Conversion. In addition, if a person is presumed to be Acting in Concert with another person, company or similar organization, then such person is presumed to Act in Concert with anyone else who is, or is presumed to be, Acting in Concert with such other person, company or similar organization.

         For purposes of the Plan, (i) the directors of Columbia Federal are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of Columbia Federal; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than Columbia Federal) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Columbia Federal. Executive officers and directors of Columbia Federal and their Associates may not purchase, in the aggregate, more than 33.7% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of Columbia Federal.

         Purchases of Common Shares are also subject to the change in control regulations of the OTS. Such regulations restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons Acting in Concert. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

         After the Conversion, Common Shares, except for shares purchased by officers and directors of CFKY, will be freely transferable, subject to OTS regulations. See "Restrictions on Transferability of Common Shares by Directors and Officers."

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available to all eligible subscribers by mail. See "ADDITIONAL INFORMATION." Additional copies are available at the offices of Columbia Federal. Sales of Common Shares will be made primarily by registered representatives affiliated with Webb. CFKY will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of CFKY and Columbia Federal to participate in the sale of Common Shares, except that officers, directors and employees will not participate in the sale of Common Shares to residents of any state in which such persons have not met such state's requirements for participation. No officer, director or employee of CFKY or Columbia Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist CFKY in marketing the Common Shares, CFKY has retained Webb, which is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will consult with and advise CFKY and assist with the sale of the Common Shares on a best efforts basis in connection with the Conversion. The services to be rendered by Webb include assisting CFKY in conducting the Subscription Offering and the Community Offering and educating Columbia Federal personnel about the Conversion process. Webb has no obligation to purchase any of the Common Shares.

         For its services, Webb will receive a commission equal to 1.50% of the aggregate purchase price paid for shares sold to residents of Boone County and Kenton County, Kentucky; 1.25% of the aggregate purchase price of Common Shares sold to residents of counties contiguous to Boone County or Kenton County, Kentucky; and 0.75% of the aggregate purchase price of Common Shares sold to persons not residents of Boone County or Kenton County, Kentucky, or counties contiguous thereto. No commission will be paid on shares purchased by Columbia Federal's directors, executive officers or employees or their immediate family members or the ESOP. In the event that Columbia Federal requests Webb to obtain the assistance of other broker-dealers ("Selected Dealers") to sell Common Shares in the Community Offering, Webb will be paid a commission of 5.5% of the aggregate purchase price of Common Shares sold by Selected Dealers, from which the Selected Dealers will be paid, instead of the commission based upon the residence of the purchasers. A management fee of $25,000 has already been paid to Webb, and such amount will be deducted from the commission. Columbia Federal will reimburse Webb for legal fees in an amount not to exceed $35,000. See "THE CONVERSION - Plan of Distribution."

         Columbia Federal has agreed to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that until a date specified in the notice, they have the right to increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to CFKY at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085, or at any of its branches by mail or in person, prior to ___ _.m., Eastern Time, on ______, 1998, a properly executed and completed original Order Form, together with full payment of the subscription price of $10.00 for each share for which subscription is made. Photocopies or telecopies of Order Forms will not be accepted. See "ADDITIONAL INFORMATION." THE FAILURE TO DELIVER A PROPERLY EXECUTED ORIGINAL ORDER FORM AND FULL PAYMENT IN A MANNER BY WHICH THEY ARE ACTUALLY RECEIVED BY CFKY NO LATER THAN ___ _.M. ON THE SUBSCRIPTION EXPIRATION DATE WILL PRECLUDE THE PURCHASE OF COMMON SHARES IN THE OFFERING.

         AN EXECUTED ORDER FORM, ONCE RECEIVED BY CFKY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF CFKY, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF COLUMBIA FEDERAL, AS CONVERTED, IS LESS THAN $17,170,000 OR MORE THAN $26,714,500. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS OR HER SUBSCRIPTION OR ELECTS TO RESCIND HIS OR HER SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS OR HER FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS OR HER SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS OR HER FUNDS PROMPTLY REFUNDED WITH INTEREST.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany all completed Order Forms and Forms of Certification in order for subscriptions to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order payable to the order of Columbia Federal, or (iii) by authorization of withdrawal from savings accounts in Columbia Federal (other than non-self-directed IRAs). Wire transfers will not be accepted. Columbia Federal cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

         Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits. Interest will be paid by Columbia Federal on such accounts at Columbia Federal's passbook rate, currently ______% annual percentage yield, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

         During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with Columbia Federal as of a certain date (the "Order Date") for the purchase of Common Shares. When and if Columbia Federal believes that enough indications of interest and orders have been received to consummate the Conversion, Webb will request, as of the Order Date, Selected Dealers submit orders to purchase shares for which Selected Dealers have previously received indications of interest from the Selected Dealers' customers. The Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. The Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to Columbia Federal. Funds will be returned promptly in the event the Conversion is not consummated.


         Instructions for authorizing withdrawals from savings accounts are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at Columbia Federal's passbook rate subsequent to the withdrawal.


         Persons who are beneficial owners of IRAs maintained at Columbia Federal do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at Columbia Federal, the funds must be transferred to a self-directed IRA that permits the IRA funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the IRA to use funds from such account to purchase Common Shares in connection with the Conversion. Persons who are interested in utilizing IRAs at Columbia Federal to subscribe for Common Shares should contact the Columbia Federal Stock Information Center at (___) ___-____ for instructions and assistance.

         Subscriptions will not be filled by CFKY until subscriptions have been received in the Subscription Offering and the Community Offering for up to 1,717,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to CFKY for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. Subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. Certificates representing Common Shares will be delivered promptly thereafter.

         If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

         The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of Columbia Federal and their Associates. For purposes of this table, it has been assumed that 2,020,000 Common Shares will be sold in connection with the Conversion at $10 per share, that the purchase limitations are not changed and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."

                                                                    Percent            Aggregate
                                                 Total             of total            purchase
Name                                            shares              offering              price

J. Robert Bluemlein                                   -                  -%       $              -
Kenneth R. Kelly                                 30,000             1.49                 300,000
John C. Layne                                    10,000              .50                 100,000
Daniel T. Mistler                                10,000              .50                 100,000
Fred A. Tobergte, Sr.                            30,000             1.49                 300,000
Geraldine Zembrodt                               20,000              .99                 200,000
Robert V. Lynch                                  30,000             1.49                 300,000
Mary Jane Lucas                                   5,000              .25                  50,000
George Raybourne                                  2,500              .12                  25,000
Edward Schwartz                                  20,000              .99                 200,000
Harold E. Taylor                                 30,000             1.49                 300,000
Abijah Adams                                     10,000              .50                 100,000
Carol S. Margrave                                 3,000              .15                  30,000
                                              ---------            -----           -------------
                                                200,500             9.93%             $2,005,000


         All purchases by executive officers and directors of Columbia Federal are made for investment purposes only and with no intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of Columbia Federal. Keller, a firm which evaluates and appraises financial institutions, was retained by Columbia Federal to prepare an appraisal of the estimated pro forma market value of Columbia Federal as converted. Keller will receive a fee of $17,000 for its appraisal, which amount includes out-of-pocket expenses.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of Columbia Federal and the economic and demographic conditions in Columbia Federal's existing market area; the quality and depth of Columbia Federal's management and personnel; certain historical financial and other information relating to Columbia Federal and a comparative evaluation of the operating and financial statistics of Columbia Federal with those of other thrift institutions; the aggregate size of the offering; the impact of the Conversion on Columbia Federal's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions; the effect of Columbia Federal becoming a subsidiary of CFKY; and general conditions in the markets for such stocks.

         The Pro Forma Value of Columbia Federal, as converted, is $20,200,000 as of November 28, 1997. CFKY will issue the Common Shares at a fixed price of $10.00 per share and, by dividing the price per share into the final Pro Forma Value, determined at the completion of the Conversion, will determine the number of shares to be issued. Applicable regulations also require, however, that the appraiser establish the Valuation Range of 15% on either side of the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Conversion.

         As of September 30, 1997, the Valuation Range was from $17,170,000 to $23,230,000, which, based upon a per share offering price of $10.00, will result in the sale of between 1,717,000 and 2,323,000 Common Shares. In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of Columbia Federal is higher or lower than the Pro Forma Value as of November 28, 1997, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum point of the Valuation Range, CFKY will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Pro Form Value. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY COLUMBIA FEDERAL AND ITS INDEPENDENT AUDITORS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY COLUMBIA FEDERAL AND ITS INDEPENDENT AUDITORS, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF COLUMBIA FEDERAL OR CFKY. THE VALUATION CONSIDERS COLUMBIA FEDERAL ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF COLUMBIA FEDERAL. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES WITHIN THE ESTIMATED PRICE RANGE.

         A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, DC 20552, at the Central Regional Office of the OTS, 111 East Wacker Drive, Chicago, Illinois 60601, and at each of the offices of Columbia Federal. It has also been filed as an exhibit to the Registration Statement.

RESTRICTION ON REPURCHASE OF COMMON SHARES

         Federal regulations prohibit CFKY from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of CFKY's outstanding capital stock during a twelve-month period or except as such a repurchase would be otherwise approved by the OTS. In addition, after such a repurchase, Columbia Federal's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, CFKY must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of Columbia Federal or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following Conversion.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors or executive officers of CFKY or their Associates will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by CFKY to directors, executive officers and their Associates will bear a legend giving appropriate notice of the restriction imposed upon the transfer of such Common Shares. In addition, CFKY will give appropriate instructions to the transfer agent (if any) for CFKY's Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of CFKY or Columbia Federal, or any of their Associates, may purchase any common shares of CFKY without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of CFKY or shares acquired by any stock benefit plan of Columbia Federal or CFKY.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of CFKY may be resold without registration. Common Shares received by affiliates of CFKY will be subject to resale restrictions. An "affiliate" of CFKY, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, CFKY. Rule 144 generally requires that there be publicly available certain information concerning CFKY and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of CFKY or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the Voting Members of Columbia Federal or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


            RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY
                      AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL

         Federal law and regulation, Ohio law, the Articles of Incorporation and Code of Regulations of CFKY, the Amended Charter of Columbia Federal and certain employee benefit plans to be adopted by Columbia Federal and CFKY contain certain provisions which may deter or prohibit a change of control of Columbia Federal or CFKY. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of CFKY, thereby reducing the vulnerability of CFKY to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may have the effect, however, of discouraging sudden or hostile takeover attempts, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate because of such devices and provisions. Moreover, such devices and provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office.

         The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

         FEDERAL DEPOSIT INSURANCE ACT. The Federal Deposit Insurance Act (the "FDIA") provides that no person, acting directly or indirectly or in concert with one or more persons, may acquire control of any insured savings association or holding company unless both (i) 60 days' prior written notice has been given to the OTS and (ii) the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which either (a) the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or
(b) the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

         CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of Columbia Federal or CFKY without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person is deemed to have acquired beneficial ownership of more than 10% of the equity securities of CFKY or Columbia Federal if the person holds any combination of stock and revocable and/or irrevocable proxies of CFKY under circumstances that give rise to a conclusive control determination or rebuttable control determination under the OTS' change of control regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of CFKY enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause CFKY's or Columbia Federal's shareholders to approve the acquisition or corporate reorganization of CFKY or Columbia Federal, or (c) to exert a controlling influence over a material aspect of the business operations of CFKY or Columbia Federal, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

         Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to Columbia Federal or CFKY or to any underwriter or selling group acting on behalf of Columbia Federal or CFKY, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of Columbia Federal or CFKY by a corporation whose ownership is or will be substantially the same as the ownership of Columbia Federal or CFKY if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of Columbia Federal or CFKY's capital stock by one or more tax-qualified employee stock benefit plans of CFKY or Columbia Federal, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of Columbia Federal or CFKY. See "Articles of Incorporation of Columbia Federal" for a discussion of a five-year restriction on direct or indirect beneficial ownership of 10% of the outstanding common stock of Columbia Federal.

         HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Acquisitions under the Holding Company Act are governed by the Control Regulations. See "Federal Deposit Insurance Act."

         Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

         MERGER MORATORIUM STATUTE. Ohio has adopted a merger moratorium statute regulating certain takeover bids affecting certain public corporations with significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder"), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares that resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) an exception specifically enumerated in the statute is applicable to the combination, (2) the combination is approved, at a meeting held for such purpose, by the affirmative vote of the holders of the issuing public corporation entitling them to exercise at least two-thirds of the voting power of the issuing public corporation in the election of directors or of such different proportion as the articles may provide, provided the combination is also approved by the affirmative vote of the holders of at least a majority of the disinterested shares, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation may, under certain circumstances, "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of CFKY do not opt out of the protection afforded by Chapter 1704. Therefore, the merger moratorium statute may apply to CFKY.

         CONTROL SHARE ACQUISITION. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that, with certain exceptions, acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33 1/3%, or 50% of the outstanding voting securities of an Ohio corporation (a "Control Share Acquisition") must be approved in advance by (a) the holders of at least a majority of the outstanding voting shares of such corporation represented at a meeting at which a quorum is present, and (b) a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder, by certain other persons who acquire or transfer voting shares after public announcement of the acquisition or by certain officers of the corporation or directors of the corporation who are employees of the corporation. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities (the "Securities Division") and provides such information to the target company and the offerees within Ohio. The Securities Division may suspend the continuation of the control bid if the Securities Division determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan holding company and the proposed transaction requires federal regulatory approval.

ARTICLES OF INCORPORATION OF CFKY

         RESTRICTION ON ACQUISITION OF MORE THAN 10% OF THE COMMON SHARES. The Articles of Incorporation of CFKY provide that for five years after the effective date of the Conversion, no person, except the ESOP, may offer to acquire or acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of CFKY. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of CFKY. The term "person" is defined as an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of CFKY, but does not include an employee stock ownership plan for the benefit of the employees of Columbia Federal or CFKY. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of CFKY's Common Shares. The ability of management or any other person to solicit revocable proxies from shareholders will not be restricted by such 10% limit.

         ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of CFKY permit the Board of Directors of CFKY to issue additional common shares and preferred shares. See "DESCRIPTION OF AUTHORIZED SHARES - General." The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of CFKY.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Generally, matters requiring a vote of the shareholders of CFKY may be approved by the holders of a majority of the voting shares of CFKY. Article Sixth of the Articles of Incorporation of CFKY provides, however, that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of CFKY are required to adopt any such matters.

                  (1) A proposed amendment to the Articles of Incorporation of CFKY;

                  (2) A proposed amendment to the Code of Regulations of CFKY;

                  (3) A proposal to change the number of directors by action of the shareholders;

                  (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of CFKY with or into one or more other corporations;

                  (5) A proposed combination or majority share acquisition involving the issuance of shares of CFKY and requiring shareholder approval;

                  (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill of CFKY; or

                  (7)      A proposed dissolution of CFKY.

         Officers and directors of CFKY are expected to purchase approximately 9.9% of the shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase 8% of the Common Shares, and it is anticipated that upon shareholder approval of the RRP, the RRP will purchase 4% of the outstanding Common Shares. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion on mergers, sales of substantially all of CFKY's assets and similar transactions. The RRP trustees, who are expected to be two directors of CFKY, will vote shares held by the RRP Trust in their discretion. Thus, officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings bank and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of CFKY have been amended to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors.

FEDERAL STOCK CHARTER OF COLUMBIA FEDERAL

         For a five-year period following the date of the completion of the Conversion, no person may, directly or indirectly, acquire or offer to acquire the beneficial ownership of more than 10% of Columbia Federal's outstanding common shares. The acquisition of more than 10% of the Common Shares of CFKY would constitute an indirect acquisition of the common shares of Columbia Federal and would, therefore, be prohibited by the Federal Stock Charter of Columbia Federal. The beneficial ownership limitation prohibition does not apply, however, to purchases of Columbia Federal's common shares by one or more tax-qualified employee stock benefit plans of Columbia Federal. Any holder of shares of CFKY or Columbia Federal beneficially owned in violation of such prohibition will not be entitled to vote on matters submitted to a vote of shareholders, and such shares shall not be voted by any person or be counted as voting shares in connection with any matter submitted to shareholders for a vote. The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of CFKY or Columbia Federal. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of CFKY's Common Shares or Columbia Federal's common shares.

EMPLOYEE BENEFIT PLANS

         Adoption of the ESOP may also have an anti-takeover effect. The ESOP may become the owner of a sufficient percentage of the total outstanding Common Shares that the decision whether to tender the shares held by the ESOP to a potential acquirer may prevent a takeover. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT OF COLUMBIA FEDERAL - Employee Stock Ownership Plan."


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

         The Articles of Incorporation of CFKY authorize the issuance of six million common shares and one million preferred shares. The common shares and the preferred shares authorized by CFKY's Articles of Incorporation have no par value. Upon receipt by CFKY of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of CFKY will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

         None of the preferred shares of CFKY will be issued in connection with the Conversion. The Board of Directors of CFKY is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

         The following is a summary description of the rights of the common shares of CFKY, including the material express terms of such shares as set forth in CFKY's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of CFKY, the holders of the Common Shares will be entitled to receive all assets of CFKY available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of CFKY, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account.

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in CFKY, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

         Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings bank and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of CFKY have been amended to eliminate cumulative voting. See "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of CFKY -- Elimination of Cumulative Voting."

DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of CFKY will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by CFKY; "THE CONVERSION Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF COLUMBIA FEDERAL AND CFKY AND RELATED ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                            REGISTRATION REQUIREMENTS

         CFKY will register its common shares with the SEC pursuant to Section 12(g) of the Exchange Act prior to or promptly upon completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.


                                  LEGAL MATTERS


         Certain legal matters pertaining to the Common Shares and the federal tax consequences of the Conversion will be passed upon for Columbia Federal by Vorys, Sater, Seymour and Pease LLP, 221 E. Fourth Street, Cincinnati, Ohio 45202. Kentucky tax consequences of the Conversion will be passed upon for Columbia Federal by VonLehman & Company Inc., certified public accountants. Certain legal matters will be passed upon for Webb by its counsel, Breyer & Aguggia, Suite 470 East, 1300 I Street, N.W., Washington, DC 20005.

                                     EXPERTS

         The financial statements of Columbia Federal for the years ended September 30, 1997, 1996 and 1995, included in this Prospectus have been audited by VonLehman & Company Inc., certified public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its letter to Columbia Federal setting forth its opinion as to the estimated pro forma market value of Columbia Federal as converted and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION


         CFKY has filed with the SEC a Registration Statement on Form S-1 (File No. 333-42523) under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information, including the Conversion Valuation Appraisal Report, may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies may be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file with the SEC, including CFKY.


         Columbia Federal has filed an Application for Approval of Conversion (the "Application") with the OTS. This document omits certain information contained in the Application. The Application, the exhibits and the financial statements that are part thereof may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, DC 20552, and the Central Regional Office, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606.

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                       September 30, 1997, 1996, and 1995

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT


                        September 30, 1997, 1996 and 1995





                                                                        PAGE


Independent Auditors' Report


Financial Statements

    Statements of Financial Condition                                     1

    Statements of Income                                                  2

    Statements of Retained Earnings                                       3

    Statements of Cash Flows                                              4

    Notes to the Financial Statements                                    5-22







All schedules (other than financial data schedules) are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for Columbia Financial of Kentucky, Inc. (the "Company") have not been included because the Company will not engage in material transactions until after the Conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

The Company intends to establish a stock option and incentive plan (the "Stock Option Plan") after the completion of the Conversion. The Board of Directors of the Company anticipate that a number of shares equal to 10% of the common shares sold in the offering will be reserved for issuance to directors, officers, and employees of the Company and Columbia Federal Savings Bank ("the Savings Bank") upon exercise of options granted under the Stock Option Plan.

The Company also intends to establish the Recognition and Retention Plan (the "RRP") after the completion of the Conversion and anticipates that a number equal to 4% of the common shares sold in the Offering will be purchased by, or issued to, the RRP. Shares in the RRP will be available for awards to directors, officers, and employees of the Company and the Savings Bank.

                          INDEPENDENT AUDITORS' REPORT



     Board of Directors
     Columbia Federal Savings Bank
     Fort Mitchell, Kentucky



     We have audited the accompanying statements of financial condition of Columbia Federal Savings Bank as of September 30, 1997 and 1996 and the related statements of income, retained earnings, and cash flows for each of the years ended September 30, 1997, 1996 and 1995. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Federal Savings Bank at September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years ended September 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.



                                               VonLehman & Company Inc.

    Fort Mitchell, Kentucky
    October 30, 1997

                        COLUMBIA FEDERAL SAVINGS BANK
                           FORT MITCHELL, KENTUCKY
                      STATEMENTS OF FINANCIAL CONDITION



                                   ASSETS


                                                               September 30,
                                                          ------------------------
                                                           1997              1996
                                                           ----              ----
                                                              (In Thousands)


  Cash and due from Banks                                  $    612      $    549
  Interest Bearing Deposits in Other Banks                    6,215         2,498
                                                           --------      --------
    Total Cash and Cash Equivalents                           6,827         3,047


  Investment Securities
    Held to Maturity, At Cost (Market Value of
    $13,068 for 1997 and $13,949 for 1996)                   13,069        13,995
    AvailableforSale, At Market Value                         1,003         1,002
  MortgageBacked Securities, At Cost (Market Value of
    $17,893 for 1997 and $18,585 for 1996)                   17,862        18,751
  Loans Receivable, Net                                      61,578        67,741
  Interest Receivable                                           712           818
  Premises and Equipment, Net                                 1,595         1,329
  Federal Home Loan Bank Stock, At Cost                       1,260         1,174
  Deferred Federal Income Tax Asset                               -            66
  Federal Income Tax  Refund Receivable                          13             -
  Other Assets                                                   87           175
                                                           --------      --------
    Total Assets                                           $104,006      $108,098
                                                           ========      ========

                           LIABILITIES AND EQUITY

Liabilities
  Deposits                                                 $ 90,195      $ 94,657
  Advances from Borrowers for Taxes
    and Insurance                                               460           263
  Accrued Federal Income Tax Liability                            -             7
  Deferred Federal Income Tax Liability                         162             -
  Other Liabilities                                              98           634
                                                           --------      --------
   Total Liabilities                                         90,915        95,561
                                                           --------      --------



Commitments and Contingencies


Equity
  Retained Earnings  Substantially Restricted                13,090        12,537
  Unrealized Gain  on AvailableforSale Securities,
    Net of Related Taxes                                          1             -
                                                           --------      --------
   Total Equity                                              13,091        12,537
                                                           --------      --------
    Total Liabilities and Equity                           $104,006      $108,098
                                                           ========      ========




See auditors' report and accompanying notes.

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY
                              STATEMENTS OF INCOME


                                                    Years Ended September 30,
                                                  ------------------------------
                                                   1997        1996       1995
                                                  ------      ------      ------
                                                         (In Thousands)
Interest Income
  Loans                                           $5,802      $5,869      $6,014
  Mortgage-Backed Securities                       1,143       1,214         981
  Investments                                        854         876         777
  Interest-Bearing Deposits                          197         239         171
                                                  ------      ------      ------

    Total Interest Income                          7,996       8,198       7,943
                                                  ------      ------      ------

Interest Expense
  Deposits                                         4,426       4,578       4,383
  FHLB Advances                                       25           -          63
                                                  ------      ------      ------

    Total Interest Expense                         4,451       4,578       4,446
                                                  ------      ------      ------

Net Interest Income                                3,545       3,620       3,497

Provision for Losses on Loans                        113           8          13
                                                  ------      ------      ------

    Net Interest Income After Provision for
      Losses on Loans                              3,432       3,612       3,484
                                                  ------      ------      ------

Non-Interest Income                                   88          96          92
                                                  ------      ------      ------

Non-Interest Expense
    Salaries and Employee Benefits                 1,680       1,458       1,372
    Occupancy Expense of Premises                    242         228         206
    Federal Deposit Insurance Premiums                88         809         213
    Data Processing Services                         112         109         103
    Advertising                                      106         104          59
    Other                                            439         412         418
                                                  ------      ------      ------

    Total Non-Interest Expense                     2,667       3,120       2,371
                                                  ------      ------      ------

    Income Before Federal Income Tax Expense         853         588       1,205

Federal Income Tax Expense                           300         200         389
                                                  ------      ------      ------

      Net Income                                  $  553      $  388      $  816
                                                  ======      ======      ======



See auditors' report and accompanying notes.

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY
                         STATEMENTS OF RETAINED EARNINGS




                                                                 Unrealized Gain
                                                                on Available-for-
                                                                 Sale Securities,
                                                       Retained  Net of Related
                                                       Earnings      Taxes          Total
                                                       -------      -------        -------
                                                                 (In Thousands)
Balance, September 30, 1994                            $11,333      $     -        $11,333

Net Income for the Year                                    816            -            816
                                                       -------      -------        -------

    Balance, September 30, 1995                         12,149            -         12,149

Net Income for the Year                                    388            -            388
                                                       -------      -------        -------

    Balance, September 30, 1996                         12,537            -         12,537
                                                       -------      -------        -------

Net Income for the Year                                    553            -            553

Unrealized Gain on Available-for-Sale Securities,
  Net of Related Taxes                                       -      $     1              1
                                                       -------      -------        -------

    Balance, September 30, 1997                        $13,090      $     1        $13,091
                                                       =======      =======        =======



See auditors' report and accompanying notes.

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY
                            STATEMENTS OF CASH FLOWS


                                                             Years Ended September 30,
                                                          -----------------------------------
                                                            1997          1996         1,995
                                                          -------       -------       -------
                                                                   (In Thousands)
Cash Flows From Operating Activities
  Net Income                                              $   553       $   388       $   816
  Reconciliation of Net Income with
    Cash Flows from Operations
      Depreciation                                             86            54            53
      Provision for Losses on Loans                           113             8            13
      Amortization of Premiums and Discounts                    1           (14)          (17)
      FHLB Stock Dividends                                    (86)          (79)          (70)
      Deferred Federal Income Tax                             228          (139)           66
    Changes In
      Interest Receivable                                     106          (111)           52
      Other Assets                                             88            19           (81)
      Federal Income Tax Receivable / Liability               (20)          100            80
      Other Liabilities                                      (536)          585           (26)
                                                          -------       -------       -------

      Net Cash Provided by Operating Activities               533           811           886
                                                          -------       -------       -------

Cash Flows From Investing Activities
  Investment Securities
    Purchased                                              (6,074)       (2,501)         (974)
    Matured                                                 7,000         1,000         1,004
  Mortgage-Backed Securities
    Purchased                                              (2,377)       (5,247)       (2,226)
    Principal Collected                                     3,266         3,298         2,170
  Loan Originations and Repayments, Net                     5,939           529         1,872
  Purchase Costs of Real Estate Owned                           -             -            (3)
  Proceeds from Sale of Real Estate Owned                     110            23           206
  Purchases of Property and Equipment                        (352)         (526)         (283)
                                                          -------       -------       -------

    Net Cash (Used) Provided by Investing Activities        7,512        (3,424)        1,766
                                                          -------       -------       -------

Cash Flows From Financing Activities
  Advances from Borrowers for
    Taxes and Insurance                                       197           (37)          (77)
  Change in Deposits                                       (4,462)       (1,149)        2,000
  Payments on Advances From FHLB                           (2,000)            -        (6,500)
  Proceeds from FHLB Advances                               2,000             -         6,000
                                                          -------       -------       -------

    Net Cash (Used) Provided by Financing Activities       (4,265)       (1,186)        1,423
                                                          -------       -------       -------

    Change in Cash and Cash Equivalents                     3,780        (3,799)        4,075

Beginning Balance, Cash and Cash Equivalents                3,047         6,846         2,771
                                                          -------       -------       -------

    Ending Balance, Cash and Cash Equivalents             $ 6,827       $ 3,047       $ 6,846
                                                          =======       =======       =======


See auditors report and accompany notes.

                          COLUMBIA FEDERAL SAVINGS BANK
                             FORT MITCHELL, KENTUCKY
                        NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - ACCOUNTING POLICIES

    Columbia Federal Savings Bank is a federally chartered mutual, FDIC insured association doing business in the Northern Kentucky area. Their accounting policies follow those prescribed for savings banks. A summary of these significant accounting policies are as follows:

    Use of Estimates

    The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains appraisals for significant properties.

    A substantial portion of the Savings Bank's loans are secured by real estate in local markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Savings Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Savings Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

    Investment Securities

    The Savings Bank's investments in securities are classified in three categories and accounted for as follows:

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================
NOTE 1 - ACCOUNTING POLICIES (Continued)

           TRADING SECURITIES

           Government bonds held principally for resale in the near term and mortgaged-backed securities held for sale in conjunction with the Savings Bank's mortgage banking activities are classified as trading securities and recorded at their fair market values. Unrealized gains and losses on trading securities are included in other income. The Savings Bank currently has no investments in this category.

           SECURITIES HELD TO MATURITY

           Bonds, notes and debentures which the Savings Bank has the positive intent and ability to hold until maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

           SECURITIES AVAILABLE-FOR-SALE

           Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of equity until realized.

           Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

    FEDERAL HOME LOAN BANK STOCK

    The Savings Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati (FHLB). The stock is recorded at cost, which represents anticipated redemption value.

    MORTGAGE-BACKED SECURITIES

    These assets are carried at cost, adjusted for amortization of premiums and accretion of discounts on purchases. They are not adjusted to the lower of cost or market because management has the intention and ability to hold these assets until maturity. Premiums and discounts, if any, are amortized to income using the interest method over the life of the securities.

    FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

    The Savings Bank does not participate in interest-rate exchange agreements, hedging or other similar financial instruments.

    LOANS RECEIVABLE

    Loans receivable are stated at unpaid principal balances less the allowance for loan losses, loans in process and deferred loan origination fees.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================

NOTE 1 - ACCOUNTING POLICIES (Continued)


    Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on a nonaccrual status.


    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

    In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118 as to certain income recognition provisions and financial statement disclosure requirements, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loans' effective interest rate or, as an alternative, at the loans' observable market price or fair value of the collateral. SFAS No. 114 was effective for years beginning after December 15, 1994 (October 1, 1995, as to the Savings Bank). The Savings Bank adopted SFAS No. 114 effective October 1, 1995, without material effect on financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. With respect to the Savings Bank investment in impaired nonresidential and multifamily residential real estate loans, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value. Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At September 30, 1997 and 1996, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================

NOTE 1 - ACCOUNTING POLICIES (Continued)

    PROVISION FOR LOSSES ON LOANS

    Provision for losses on loans includes charges to reduce the recorded balances of mortgage loans receivable, uncollected interest and real estate to their estimated net realizable value or fair value, as applicable. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Savings Bank's control. It is the opinion of management, however, that adequate provisions have been made for losses on loans and real estate.

    PREMISES AND EQUIPMENT

    The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line and accelerated methods.

    Maintenance and repairs are charged to operations when incurred. Significant betterments and renewals are capitalized. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

    The useful lives of property and equipment for purposes of computing depreciation are:

                 Office Properties                              5-40   Years
                 Equipment                                      5-10   Years

    REAL ESTATE OWNED

    Real estate acquired in settlement of loans is carried at the lower of cost or fair value at the date of acquisition. Costs include the uncollected loan balance as well as other out-of-pocket costs of acquiring the property.

    ADVERTISING

    Advertising costs are expensed as incurred.

    RECLASSIFICATIONS

    Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the current year financial statements.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 2 - CASH FLOWS INFORMATION

    For purposes of the cash flows statement, cash and cash equivalents includes cash on hand and in demand and time accounts.

    Cash paid for interest and income taxes was as follows:

                                                                       1997              1996             1995
                                                                       ----              ----             ----
                                                                                  (In Thousands)

           Interest                                                  $4,451            $4,578           $4,446
                                                                     ======            ======           ======

           Income Taxes                                              $   92            $  239           $  302
                                                                     ======            ======           ======

    The Savings Bank had non-cash investing or financing activities as follows:

           Real Estate Acquired Through
             Foreclosure of Mortgage Loans                          $   111           $    -           $   150
                                                                    =======           =======          =======

           Stock Dividends Received                                 $    86           $    79          $    70
                                                                    =======           =======          =======


NOTE 3 - INVESTMENT SECURITIES

    Investment securities as of September 30, 1997 and 1996 consist of the following:

                                                                             Gross           Gross
                                                            Amortized      Unrealized      Unrealized         Market
                                                             Cost            Gains           Losses           Value
                                                             ---------     ---------       ----------        ---------
       1997                                                                    (In Thousands)
       ----
       U.S. Government and Federal Agency
           Obligations Held to Maturity                       $13,069      $      55        $ (    56)        $13,068
                                                             ========      =========       ==========         =======

       U.S. Government Treasury Bills Available-
           for-Sale                                          $  1,002     $        1       $     -            $ 1,003
                                                             ========      =========       ==========         =======

       1996
       ----

       U.S. Government and Federal Agency
           Obligations Held to Maturity                       $13,995       $    114         $   (158)        $13,949
                                                             ========      =========       ==========         =======

       U.S. Government Treasury Bills Available-
           for-Sale                                          $  1,002    $      -          $     -           $  1,002
                                                             ========      =========       ==========         =======

    The following is a summary of maturities of securities held-to-maturity as of September 30, 1997:

Amortized  Estimated
    Amounts maturing in:                               Cost                  Market Value
                                                       ----                  ------------
                                                                 (In Thousands)
    One year or less                                   $  5,500                $  5,524
    After one year through five years                     5,996                   5,971
    After ten years                                       1,573                   1,573
                                                        -------                --------

     Totals                                             $13,069                 $13,068
                                                        =======                 =======

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 3 - INVESTMENT SECURITIES (Continued)

    The following is a summary of maturities of securities available-for-sale as of September 30, 1997:

    Amounts maturing in:                          Cost               Market Value
                                                  ----              --------------
(In Thousands)
    One year or less                             $1,002                $1,003
                                                 ======                ======

    The following is a summary of interest earned on investments:

                                                   1997            1996              1995
                                                   ----            ----              ----
                                                              (In Thousands)
       U.S. Government and Agency Securities     $   768          $   797          $   707
       Dividends on FHLB Stock                        86               79               70
                                                 -------          -------          -------

                                                 $   854          $   876          $   777
                                                  ======           ======           ======


NOTE 4 - MORTGAGE-BACKED SECURITIES

    The balances in mortgage-backed securities as of September 30, 1997 and 1996 was comprised of:

  Gross    Estimated

                                                            Amortized      Unrealized      Unrealized         Market
                                                             Cost            Gains           Losses           Value
                                                             ---------      ---------        ---------       ---------
1997                                                                   (In Thousands)
----

    Government National Mortgage
    Association                                              $  5,048       $      93        $     (5)       $  5,136
    Federal National Mortgage Association                       9,297              30            (119)          9,208
    Federal Home Loan Mortgage Corporation                      3,517              40              (8)          3,549
                                                              -------        --------         -------           -----

         Totals                                               $17,862        $    163         $  (132)        $17,893
                                                              =======        ========         =======         =======

    1996
    Government National Mortgage Association                 $  4,536       $      52        $    (18)       $  4,570
    Federal National Mortgage Association                       9,229              32            (238)          9,023
    Federal Home Loan Mortgage Corporation                      4,986              36             (30)          4,992
                                                              -------         -------          ------         -------

       Totals                                                 $18,751        $    120         $  (286)        $18,585
                                                              =======        ========         =======         =======

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================

NOTE 4 - MORTGAGE-BACKED SECURITIES (Continued)

    The following is a summary of maturities of mortgaged-backed securities held to maturity as of September 30, 1997:

Amortized  Estimated
    Amounts maturing in:                                 Cost        Market Value
                                                         ----        ------------
                                                             (In Thousands)
One year or less                                        $     -        $       -
After one year through five years                         1,230            1,235
After five years through ten years                        2,465            2,447
After ten years                                          14,167           14,211
                                                        -------          -------

     Totals                                             $17,862          $17,893
                                                        =======          =======


NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES ON LOANS

    The balances in loans receivable as of September 30, 1997 and 1996 was comprised of:

                                                      1997                 1996
                                                      ----                 ----
                                                             (In Thousands)

Mortgage Loans:
   One-to-Four Family Residential                     $ 53,584         $ 52,691
   Other                                                10,315           16,658
Home Improvements Loans                                      7                8
Loans on Deposits                                           42               42
                                                      --------         --------


                                                        63,948           69,399
Less Net Deferred Loan Origination Fees                   (867)            (864)
Loans in Process                                        (1,203)            (605)
Allowance for Loss on Loans                               (300)            (189)
                                                      --------         --------

     Loans Receivable, Net                            $ 61,578         $ 67,741
                                                      ========         ========

          A summary of activity in the allowance for loan losses for September 30, 1997, 1996 and 1995 is as follows:

                                               1997           1996         1995
                                               ----          -----         ----
                                                        (In Thousands)
Balance at Beginning of the Year              $ 189         $ 189         $ 189
Additions to Allowance                          113             8            13
Charge Offs During the Year                      (2)           (8)          (13)
                                              -----         -----         -----

    Balance at End of the Year                $ 300         $ 189         $ 189
                                              =====         =====         =====

     The Savings Bank had no loans on non-accrual status as of September 30, 1997 and 1996.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 6 - LOAN COMMITMENTS

    As of September 30, 1997, the Savings Bank had fixed and adjustable rate loan commitments as follows:

                                             Fixed        Adjustable       Total
                                            -----        ----------       -----
    First Mortgage Loans                               (In Thousands)
    on One-to-Four Family
    Residential Property                    $   399       $    75       $   474
                                            =======       =======       =======

    Weighted Average Interest Rates            8.11%          5.5%         7.78%
                                            =======       =======       =======


NOTE 7 - ACCRUED INTEREST RECEIVABLE

    Accrued interest at September 30, 1997 and 1996 consisted of the following:

                                                           1997            1996
                                                           ----            ----
                                                                 (In Thousands)
Loans                                                      $440             $478
Mortgage-Backed Securities                                  124              140
Investments and Other                                       147              200
                                                           ----             ----

   Totals                                                  $712             $818
                                                           ====             ====


NOTE 8 - PROPERTY AND EQUIPMENT

    Property and equipment as of September 30, 1997 and 1996 was comprised of:

                                                      1997                   1996
                                                      ----                   ----
                                                           (In Thousands)
Land                                                  $   347           $   347
Buildings and Improvements                              1,879             1,690
Furniture and Equipment                                   574               504
                                                      -------           -------

                                                        2,800             2,541
     Accumulated Depreciation                          (1,205)           (1,212)
                                                      -------           -------

     Property and Equipment, Net                      $ 1,595           $ 1,329
                                                      =======           =======

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


       NOTE 9 - DEPOSITS

     A breakdown of deposits by interest rates and types as of September 30, 1997 and 1996 follows:

                                            1997                       1996
                                            ----                       ----
 Balances by Interest Rate         Amount          Percent   Amount       Percent
                                                   (In Thousands)
Passbooks (1997 - 3.00%,
1996 -3.00%)                        $13,167         14.6%    $13,519         14.3%
Money Market Deposit Accounts
(1997 - 2.75%, 1996 - 3.04%)         11,919         13.2      13,641         14.4
Now Accounts (1997 - 2.25%,
1996 - 2.40%)                         3,952          4.4       4,339          4.6
Christmas Club
(Non-Interest Bearing)                   66           .1          73           .1
Certificates of Deposit:
      3.00% - 4.00%                      42            -          42            -
      4.01% - 5.00%                       -            -      23,551         25.0
      5.01% - 6.00%                  31,457         34.9      31,374         33.1
      6.01% - 7.00%                  26,579         29.5       7,898          8.3
      7.01% - 8.00%                   3,013          3.3         220           .2
                                    -------      -------     -------      -------

      Totals                        $90,195        100.0%    $94,657        100.0%
                                    =======      =======     =======      =======

     For NOW accounts and money market accounts, bonus interest rates are paid on balances over $2,500 of .15% and .25%, respectively.

The scheduled maturities of certificate accounts are as follows:

                                         Years Ended September 30,
                                         -------------------------
                         1998          1999          2000         2001        Total
                         ----          ----          ----         ----        -----
                                            (In Thousands)

3.00% and under         $    40      $     2       $     -      $     -      $    42
5.01%-5.50%              18,742           182            -            -       18,924
5.51%-6.00%               4,239         5,302        2,991            -       12,532
6.01%-6.50%              12,231         5,997        2,081        2,891       23,200
6.51%-7.00%               2,722           658            -            -        3,380
7.01%-7.50%                 503         2,281            -            -        2,784
7.51% - 8.00%                 -           229            -            -          229
                        -------       -------      -------      -------      -------

Totals                  $38,477       $14,651      $ 5,072      $ 2,891      $61,091
                        =======       =======      =======      =======      =======

     The total deposit accounts with a balance of $100,000 or more was $5,113,000 and $4,732,000 at September 30, 1997 and 1996, respectively.
     Deposits in excess of $100,000 are not totally insured.

     Savings deposit customers are primarily Northern Kentucky area individuals and businesses.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 9 - DEPOSITS (Continued)

       Interest expense on deposits is summarized as follows:

                                                  Years Ended September 30,
                                                  -------------------------
                                                1997        1996           1995
                                                ----        ----           ----
                                                       (In Thousands)
Passbook Savings Accounts                      $  402      $  411      $  465
Money Market Deposit Accounts                     378         446         664
Certificates of Deposit                         3,548       3,613       3,138
Now Accounts                                       98         108         116
                                               ------      ------      ------

Interest Expense on Deposits                   $4,426      $4,578      $4,383
                                               ======      ======      ======


NOTE 10 - FEDERAL HOME LOAN BANK (FHLB) ADVANCES

    The Savings Bank had no outstanding FHLB advances at September 30, 1997 and 1996. The Savings Bank did have outstanding advances during 1997 to meet current liquidity needs. The FHLB advances were 90 day advances which carry an adjustable interest rate. The advances were collateralized by the Savings Bank's first mortgage loans.


NOTE 11 - RETIREMENT PLAN

    The Savings Bank maintains a 401(k) retirement plan for the benefit of all its employees. Employees can contribute up to fifteen percent (15%) of their compensation to the plan. The Savings Bank matches one-half of the employees' contributions up to a maximum employer match of three percent (3%) of compensation. By its nature, the plan is fully funded.


    The Savings Bank participates in a non-contributory multi-employer defined benefit retirement plan covering substantially all employees. Eligibility for this plan includes one year of service, age 21 and working 1,000 hours. Due to the nature of this multi-employer plan, separate accumulated benefit and net assets available for benefits is unavailable for the Savings Bank's portion. The plan is funded through annuity contracts.


     Employee and employer contributions to the 401(k) plan and retirement plan expense were as follows:


                                          Years Ended September 30,
                                          -------------------------
                                    1997          1996           1995
                                    ----          ----           ----
401(k) Plan                                   (In Thousands)
Employee Contributions               $82           $72           $67
Employer Contributions               $30           $27           $27
Multi-Employer Defined
Benefit Retirement Plan              $75           $89           $79

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 12 - RETAINED EARNINGS

    Through 1996, the Savings Bank was allowed a special bad debt deduction for federal income tax purposes limited to a certain percentage of otherwise taxable income. This deduction was subject to certain limitations based on aggregate loans and savings account balances. If the amounts that qualify for this deduction are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate.

    Retained earnings include approximately $3.1 million for which federal income tax has not been provided.



NOTE 13 - NON-INTEREST EXPENSE - OTHER

    Other non-interest expense includes the following:

                                                      1997         1996         1995
                                                      ----         ----         ----
       Tax on Deposits and Other Taxes                 $99         $101         $101
       Officers' and Directors' Expenses                54           48           50
       Telephone                                        45           35           32
       Professional Fees                                35           31           28
       Surety and Liability Insurance                   33           38           39
       Supervisory Exam Expense                         34           34           36
       Office Supplies                                  36           43           46
       Other                                           103           82           86
                                                       ---         ----         ----

            Total                                     $439         $412         $418
                                                      ====         ====         ====

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 14 - INCOME TAXES

    Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The principal source of temporary differences are depreciation methods, allowance for loan losses, different methods of recognizing income on loan closing fees, accrued expense, and nontaxable stock dividends. The net deferred tax asset (liability) include the following components:

                                                            1997            1996
                                                            ----            ----
                                                               (In Thousands)

Deferred Tax Assets
   Deferred Loan Fees                                      $  40           $  80
   Depreciation                                                4               5
   Savings Association Insurance Fund
        Assessment                                             -             199
   Allowance for Loan Losses                                 102              60
                                                           -----           -----

   Total Deferred Tax Asset                                  146             344
                                                           -----           -----

Deferred Tax Liabilities
   Book Value of Federal Home Loan
        Bank Stock Over Tax Basis                            213             184
   Special Tax Bad Debt Deduction                             94              94
   Unrealized Loss on Available For
        Sale Securities                                        1               -
                                                           -----           -----

   Total Deferred Tax Liabilities                            308             278
                                                           -----           -----

   Net Deferred (Liability) Asset                          $(162)          $  66
                                                           =====           =====


    No valuation allowance has been provided for deferred tax assets because management expects to be able to benefit from these temporary deductible differences.


    A reconciliation of income tax expense at the statutory rate (34% for all periods) to income tax expense at the Savings Bank's effective rate is as follows:


                                            1997           1996           1995
                                            ----           ----           ----
                                                  (In Thousands)
Computed Tax at the Expected
      Statutory Rate                        $ 290         $ 200          $ 410
Nondeductible Expenses                          2             1              1
Other Differences                               8            (1)           (22)
                                            -----         -----          -----

                                            $ 300         $ 200          $ 389
                                            =====         =====          =====


Effective Rate                                 35%           34%            32%
                                            =====         =====          =====

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================



NOTE 14 - INCOME TAXES (Continued)


    The components of income tax expense at September 30 are summarized as follows:

                                               1997             1996             1995
                                               ----             -----            ----
                                                       (In Thousands)
Current Tax Expense                           $  72         $ 339          $ 323
Deferred Tax (Benefit) Expense                  228          (139)            66
                                              -----         -----          -----

   Income Tax Expense                         $ 300         $ 200          $ 389
                                              =====         =====          =====

    For the Savings Bank's 1997 tax year, a new tax law will require the Savings Bank to recapture, over a six year period, approximately $300,000 of bad debt deductions taken between 1988 and 1996. This new tax law will not have a significant effect on the Savings Bank's financial statements.


NOTE 15 - RELATED PARTY TRANSACTIONS

    The Savings Bank has mortgage loans outstanding with various officers, directors, employees and their relatives. The activity on these loans is shown below:

                                                           (In Thousands)

    Balance at September 30, 1996                               $799
    New Loans Made                                               363
    Payment of Principal                                        (253)
                                                                ----
        Balance At September 30, 1997                           $909
                                                                ====

    During 1997, the Savings Bank adopted a policy that loans are granted to officers and employees on their primary residence at interest rates which are discounted by 1% from the Savings Bank's normal lending rate. The rate is only in effect while the person is affiliated with the Savings Bank. Also, this policy allows officers and employees to finance investment property at rates and costs available to the general public. All of these loans require board approval and will be repaid with regular monthly payments in the ordinary course of business.

    The Savings Bank had deposits from various officers and directors totaling $1,464,000 and $1,232,000 as of September 30, 1997 and 1996, respectively.


NOTE 16 - LEASES

    The Savings Bank leased facilities for one of its branches. The lease expired on November 30, 1996.

    The total lease expense for the years ended September 30, 1997, 1996 and 1995 was $8,000, $17,000 and $15,000, respectively.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 17 - INTEREST RATE RISK

    The Savings Bank is engaged principally in providing first mortgage loans to individuals on residential properties. At September 30, 1997, the Savings Bank's assets consist of significant amounts of mortgages which earned interest at fixed interest rates. Those assets were funded primarily with short-term liabilities which have interest rates which vary with market rates over time.

    At September 30, 1997, the Savings Bank had interest earning loans and interest bearing deposits as follows:

                                                           Effective
                                                           Interest    Maximum
                                                 Amount      Rate    Terms/Duration
                                                 ------      ----    --------------
                                                      (In millions, except percents)
INTEREST EARNING LOANS
   Fixed Mortgages and Participations             $   51.3       8.33%  30 Years
   Adjustable Mortgages and Participations        $   12.6       7.86%  30 Years

INTEREST BEARING LIABILITIES
   Deposit Accounts                               $   90.2       4.94%   5 Years


NOTE 18 - RECONCILIATION OF NET INCOME AND RETAINED EARNINGS

    A reconciliation of net income and retained earnings per these audited financial statements with reports filed with the Office of Thrift Supervision as of September 30, 1997, 1996 and 1995 is as follows:

                                               Years Ended September 30,
                                         ----------------------------------------
                                           1997          1996             1995
                                           ----          ----             ----
                                                     (In Thousands)
Net Income
   Per Office of Thrift
   Supervision Report                    $    553       $    409        $    795
Audit Adjustments
   Accrued Liabilities                          -            (21)             21
                                         --------       --------        --------

   Net Income Per Statements
        of Income                        $    553       $    388        $    816
                                         ========       ========        ========
Retained Earnings
   Per Office of Thrift
   Supervision Report                    $ 13,090       $ 12,537        $ 12,128
Audit Adjustments
   Accrued Liabilities                          -              -              21
                                         --------       --------        --------

      Retained Earnings Per
        Balance Sheets                   $ 13,090       $ 12,537        $ 12,149
                                         ========       ========        ========

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 19 - REGULATORY CAPITAL REQUIREMENTS

    Savings banks are required to maintain capital at least sufficient to meet three separate requirements: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3.0% of adjusted total assets, and
    (iii) risk-based capital equal to 8.0% of risk-weighted assets. The OTS has proposed to amend the core capital requirement to a range of 4% to 5% of adjusted total assets, depending on the examination rating and overall risk. The Savings Bank's management does not anticipate any adverse financial effect of the core capital requirement regulation is amended as proposed.

    Any savings bank that is not in compliance with the capital standards may have growth restrictions placed on it by the OTS. Additionally, the OTS has discretion to treat the failure of any savings bank to maintain capital at or above the minimum required level as an "unsafe and unsound practice" subject to a number of enforcement actions.

    At September 30, 1997 information with respect to the Savings Bank's capital ratios is summarized as follows:

                                              Tangible        Core          Risk-Based
                                              Capital        Capital          Capital
                                              -------        -------          -------
                                                        (In Thousands)

Capital under Generally Accepted
     Accounting Principles                   $ 13,091        $ 13,091        $ 13,091
Capital Reconciling Items:
     General Valuation Allowances                   -               -             300
     Unrealized Gain on Securities
       Available for Sale, Net                     (1)             (1)             (1)
                                             --------        --------        --------


     Regulatory  Capital                       13,090          13,090          13,390

Less Minimum Capital Requirements               1,560           3,120           3,527
                                             --------        --------        --------

Capital in Excess of
   Minimum Requirements                      $ 11,530        $  9,970        $  9,863
                                             ========        ========        ========

Regulatory Capital as a Percentage
     of Applicable Total Assets                 12.59%          12.59%          30.37%

Less Minimum Capital as a Percentage
     of Applicable Total Assets                  1.50%           3.00%           8.00%

Regulatory Capital as a Percentage of
      Applicable Total Assets in Excess
     of Requirements                            11.09%           9.59%          22.37%

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 19 - REGULATORY CAPITAL REQUIREMENTS (Continued)

    The Savings Bank's management believes that, under the current regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in areas where the Savings Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Savings Bank to meet its future minimum capital requirements.


NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Savings Bank.

    The following methods and assumptions were used by the Savings Bank in estimating its fair value disclosures for financial instruments:

       Cash and Cash Equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

       Investment Securities and Mortgage-Backed Securities: Fair values for these securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================


NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

       Deposits: The fair values disclosed for demand deposits (for example, interest- bearing checking accounts and passbook accounts) are, by definition, equal to amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

    The estimated fair values of the Savings Bank's financial instruments are as follows:

                                                         September 30, 1997
                                                         ------------------
                                                        Amount           Value
                                                        ------           -----
    Financial Assets:                                       (In Thousands)
   Cash and Cash Equivalents                           $ 6,827           $ 6,827
   Investment Securities                                14,072            14,071
   Mortgage-backed Securities                           17,862            17,893
   Loans, Net                                           61,578            64,261

Financial Liabilities:
   Deposits                                             90,195            90,299

    The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.


NOTE 21 - DEPOSIT INSURANCE

    Deposits of the Savings Bank are currently insured by the Savings Association Insurance Fund ("SAIF"). Both the SAIF and the Bank Insurance Fund ("BIF"), the deposit insurance fund that covers most commercial bank deposits, are statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits.

     On September 30, 1996 a law was passed to recapitalize the SAIF with a one-time assessment of SAIF-insured institutions of 65.7(cent) for every $100 of assessable deposits. The assessment to the Savings Bank was $591,600. This assessment was accrued in the year ended September 30, 1996 and was paid in November, 1996.

     Congress is considering legislation that would merge the SAIF and BIF on January 1, 1999. The proposed legislation currently provides for the elimination of the thrift charter or separate thrift regulation under Federal law prior to the merger of the deposit insurance funds. The Savings Bank would then be regulated as a bank under Federal law and subject to the more restrictive activity limits imposed on national banks.

                                                   COLUMBIA FEDERAL SAVINGS BANK
================================================================================




NOTE 22 - CORPORATE REORGANIZATION

     On October 9, 1997, the Board of Directors of the Savings Bank unanimously adopted a Plan of Conversion (Plan) to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank. The Plan, which includes the formation of a holding company, is subject to regulatory approval and approval by the members of the Savings Bank. The conversion is expected to be accomplished through amendment of the Savings Bank's Charter and the sale of the holding company's common shares. A subscription offering of the holding company's shares will be offered initially to eligible account holders, the holding company's employee stock ownership plan, supplemental eligible account holders and certain other members. Any common shares not sold in the subscription offering will be offered to the general public with preference given to residents of Boone County or Kenton County, Kentucky.

     At the time of conversion, the Savings Bank will establish a liquidation account in an amount equal to its regulatory capital as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Savings Bank after conversion. The liquidation account will be reduced annually to the extent the eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Savings Bank may not declare or pay a cash dividend on its common shares or repurchase any of its common shares if after the payment of such dividend or the repurchase of such shares, the Savings Bank's stockholders' equity would be reduced below the amount required for the liquidation account or the Savings Bank's regulatory capital would fail to satisfy applicable regulatory capital requirements.

     Conversion costs will be deferred and will reduce the proceeds form the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of September 30, 1997, the Savings Bank had incurred approximately $3,000 of conversion costs.

==============================================================================
No person has been authorized to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by CFKY. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any security, other than the Common Shares offered hereby, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom delivery of this Prospectus would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as to any time subsequent to the date hereof.

                              TABLE OF CONTENTS
                                              Page


PROSPECTUS SUMMARY...............................1
SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA                       6
RISK FACTORS.....................................8
COLUMBIA FINANCIAL OF KENTUCKY, INC.............12
COLUMBIA FEDERAL SAVINGS BANK...................12
USE OF PROCEEDS.................................13
MARKET FOR COMMON SHARES........................14
DIVIDEND POLICY.................................14
REGULATORY CAPITAL COMPLIANCE...................15
CAPITALIZATION..................................16
PRO FORMA DATA..................................17
SUMMARY STATEMENTS OF INCOME....................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS   21
RECENT DEVELOPMENTS.............................32
THE BUSINESS OF COLUMBIA FEDERAL................36
MANAGEMENT OF CFKY..............................56
MANAGEMENT OF COLUMBIA FEDERAL..................56

REGULATION......................................62
TAXATION........................................67
THE CONVERSION..................................69
RESTRICTIONS ON ACQUISITION OF COLUMBIA
FEDERAL AND CFKY AND RELATED
ANTI-TAKEOVER PROVISIONS                        81
DESCRIPTION OF AUTHORIZED SHARES................85
REGISTRATION REQUIREMENTS.......................86
LEGAL MATTERS...................................86
EXPERTS.........................................86
ADDITIONAL INFORMATION..........................87
FINANCIAL STATEMENTS...........................F-1
==============================================================================

Until the later of ___ or 25 days after commencement of the Offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This obligation is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================




                          Up to 2,323,000 Common Shares

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.

                      (Holding Company for Columbia Federal
                                  Savings Bank)


                                  ------------


                                   PROSPECTUS

                                  -------------


                            CHARLES WEBB & COMPANY, A
                    DIVISION OF KEEFE, BRUYETTE & WOODS, INC.



                                ___________, 1998

===============================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                   *   Legal Fees and Expenses                                      $177,000
                   *   Printing, EDGAR Formatting, Postage and Mailing                79,049
                        Appraisal Fees and Expenses                                   17,000
                   *   Accounting Fees and Expenses                                   40,000
                   *   Blue Sky Filing Fees and Expenses                              10,000
                        Federal Filing Fees                                           16,496
                        NASD Filing Fees                                               3,171
                        Conversion Agent Fees                                          9,500
                   *   Other Expenses                                                 20,257
                   ** Underwriting Fees and Expenses                                 285,527
                                                                                    --------
                                              Total estimated expenses              $658,000
                                                                                    ========

-----------------------------

*        Estimated.

** Columbia Federal and CFKY have retained Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"), to assist in the marketing of the Common Shares. Webb will consult with and advise Columbia Federal and CFKY and assist with the sale of the Common Shares in connection with the Conversion on a best efforts basis. The services to be rendered by Webb include assisting CFKY in conducting the Subscription Offering and the Community Offering and educating Columbia Federal personnel about the Conversion process.

         For its services, Webb will receive a commission equal to 1.50% of the aggregate purchase price paid for shares sold to residents of Boone County or Kenton County, Kentucky; 1.25% of the aggregate purchase price of Common Shares sold to residents of counties contiguous to Boone County or Kenton County, Kentucky; and 0.75% of the aggregate purchase price of Common Shares sold to persons not residents of Boone County or Kenton County, Kentucky, or counties contiguous thereto. No commission will be paid on amounts paid by Columbia Federal's directors, executive officers or employees and their immediate family members and the ESOP. In the event that Columbia Federal requests Webb to obtain the assistance of other broker-dealers to sell Common Shares in the Community Offering, Webb will be paid a commission of 5.5% of the aggregate purchase price of Common Shares sold by such broker-dealers, from which such broker-dealers will be paid, instead of the commission based upon the residence of the purchasers.

         Sales commissions payable to Webb have been computed based upon the following assumptions: (i) 2,020,000 Common Shares will be sold in connection with the Conversion; (ii) 200,500 of such Common Shares will be purchased by directors, officers and employees of Columbia Federal and the members of their immediate families, (iii) eight percent of such Common Shares will be purchased by the ESOP; and (iv) the remaining 1,657,900 Common Shares sold in connection with the Conversion will be purchased with sales commissions of 1.50%, 1.25% and 0.75% on 60%, 20% and 20%, respectively, of the aggregate dollar amount paid for such Common Shares. A management fee of $25,000 has already been paid to Webb and such amount will be deducted from the commission. Columbia Federal will reimburse Webb for all reasonable out-of-pocket expenses, including legal fees, not to exceed $35,000.

ITEM 14.          INDEMNIFICATION OF OFFICERS AND DIRECTORS OF COLUMBIA FEDERAL.

                  (A)      FEDERAL REGULATIONS

                  As a federal savings and loan association, Columbia Federal is subject to federal regulations which provide that any person against whom any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review (an "Action"), is brought by reason of the fact that such person is or was a director, officer or employee of Columbia Federal shall be indemnified by Columbia Federal for the following:

                    (i) Reasonable costs and expenses, including reasonable attorney's fees actually paid or incurred by such person in connection with proceedings related to the defense or settlement of an Action:

                    (ii) Any amount for which such person becomes liable by reason of any judgment in an Action; and

                    (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any Action to enforce his rights under this section if the person attains a final judgment in favor of such person in such Action.

                    Such indemnification shall be made to such officer, director or employee only if the following requirements are met:

                    (i) Columbia Federal shall make the indemnification in connection with any Action which results in a final judgment on the merits in favor of such director, officer or employee; and

                    (ii) Columbia Federal shall make the indemnification in case of (A) settlement of any Action, (B) final judgment against such director, officer or employee, or (C) final judgment in favor of such director, officer or employee other than on the merits, only if a majority of the directors of Columbia Federal determines that such director, officer or employee was acting in good faith within what he or she reasonably believed under the circumstances was the scope of his or her employment or authority and for a purpose which he or she reasonably believed under the circumstances was in the best interest of Columbia Federal or its stockholders.

         Columbia Federal may authorize payment of reasonable costs and expenses, including reasonable attorney's fees arising from the defense or settlement of any Action, to any director, officer or employee if a majority of the directors of Columbia Federal conclude that such person may become entitled to indemnification. The directors of Columbia Federal may impose conditions on such payment, and, before making an advance payment, Columbia Federal shall obtain an agreement from such person that Columbia Federal will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

         Columbia Federal currently maintains a directors' and officers' liability policy with CNA Insurance Companies providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.

         (B)  CFKY'S CODE OF REGULATIONS

         Article Five of CFKY's Code of Regulations provides for the indemnification of officers and directors as follows:

         SECTION 5.01. INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, agent or volunteer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if his act or omission giving rise to any claim for indemnification under this Section 5.01 was not occasioned by his intent to cause injury to the corporation or by his reckless disregard for the best interests of the corporation, and in respect of any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. It shall be presumed that no act or omission of a person claiming indemnification under this Section 5.01 that gives rise to such claim was occasioned by an intent to cause injury to the corporation or by a reckless disregard for the best interests of the corporation and, in respect of any criminal matter, that such person had no reasonable cause to believe his conduct was unlawful; the presumption recited in this Section 5.01 can be rebutted only by clear and convincing evidence, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

                  SECTION 5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

                  (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, agent or volunteer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for an act or omission occasioned by his deliberate intent to cause injury to the corporation or by his reckless disregard for the best interests of the corporation, unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

                  (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this
Section 5.02.

                 SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

                 SECTION 5.04. DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Hamilton County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

                  SECTION 5.05. ADVANCES FOR EXPENSES. The provisions of
Section 1701.13(E)(5)(a) of the Ohio Revised Code do not apply to the corporation. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, his relevant action or failure to act was occasioned by his deliberate intent to cause injury to the corporation or his reckless disregard for the best interests of the corporation, unless, and only to the extent that, the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such determination, and in view of all of the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

                  SECTION 5.06 ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles, the Regulations, any agreement, a vote of disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a director, officer, employee, agent or volunteer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as an example and not by way of limitation:

                  (A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him).

                  (B) References to an "other enterprise" shall include employee tax benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

                  SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for, or for repayment to the corporation of, indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Hamilton County, Ohio. The corporation and (by claiming or accepting such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Hamilton County, Ohio, in any such action, suit or proceeding.

         The Board of Directors is authorized, at their discretion, to obtain policies of insurance insuring the Association against loss caused by the acts of its directors, officers or employees and insuring its directors, officers or employees for those expenses which an association may indemnify such director, officer or employee under the authority of Revised Code Section 1151.151.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES.

                  No securities of CFKY have been sold by CFKY without registration pursuant to the Act, except as follows:

                  Effective October 14, 1997, in connection with the incorporation of CFKY, 100 common shares, without par value, of CFKY (the "Securities") were sold for an aggregate purchase price of $100 pursuant to
Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to Robert V. Lynch, the President of CFKY, who had access to all material information about CFKY. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between CFKY and Mr. Lynch, the Securities will be repurchased by CFKY on the effective date of the Conversion.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                  (A)      EXHIBITS


                  The exhibits filed as a part of this amended Registration Statement are as follows:

                    *1.1                Engagement letter with Charles Webb &
                                        Company, a division of Keefe, Bruyette &
                                        Woods, Inc. ("Webb")
                    1.2                 Agency Agreement with Webb (proposed)
                    *2                  Amended Plan of Conversion
                    *3.1                Articles of Incorporation of Columbia
                                        Financial of Kentucky, Inc.
                    *3.2                Code of Regulations of Columbia
                                        Financial of Kentucky, Inc.
                    *5                  Opinion of Vorys, Sater, Seymour and
                                        Pease LLP regarding legality of
                                        securities being offered
                    *8.1                Opinion of Vorys, Sater, Seymour and
                                        Pease LLP regarding tax matters
                    *8.2                Opinion of VonLehman & Company Inc.
                                        regarding tax matters
                    10.1                Columbia Financial of Kentucky, Inc.,
                                        1998 Stock Option and Incentive Plan
                                        (proposed)
                    10.2                Columbia Financial of Kentucky, Inc.,
                                        Recognition and Retention Plan
                                        (proposed)
                    10.3                Employment Agreement between Columbia
                                        Federal Savings Bank and Robert V. Lynch
                                        (proposed)
                    10.4                Severance Agreement between Columbia
                                        Federal Savings Bank and five other
                                        executive officers of Columbia Federal
                                        Savings Bank (proposed)
                    *10.5               Tax Allocation Agreement between
                                        Columbia Federal Savings Bank and
                                        Columbia Financial of Kentucky, Inc.
                                        (proposed)
                    *21                 Subsidiaries
                    23.1                Consent of VonLehman & Company Inc.
                    23.2                Consent of Keller & Company, Inc.
                    23.3                Consent of Vorys, Sater, Seymour and
                                        Pease LLP
                    *27                 Financial Data Schedule
                    *99.1               Summary Proxy Statement
                    99.2                Order Form and Form of Certification
                    *99.3               Form of Proxy
                     99.4               Solicitation and Marketing Material
                    *99.5               Appraisal Agreement between Columbia
                                        Federal Savings Bank and Keller &
                                        Company, Inc.
                    *99.6               Appraisal Report prepared by Keller &
                                        Company, Inc.

-------------------------

* Previously filed.
** Some materials previously filed.  Additional materials filed herewith.

                  (B)      FINANCIAL STATEMENT SCHEDULES

                  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.          UNDERTAKINGS.

                  (a)      The undersigned, CFKY, hereby undertakes:

                           (1)      To file, during any period in which offers
or sales are being made, a post-effective amendment to this Registration
Statement:

                                    (i)     To include any prospectus required
                                            by Section 10(a)(3) of the Act;

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the Registration
                                            Statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in the Registration Statement;

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in the Registration
                                            Statement or any material change to
                                            such information in the Registration
                                            Statement.

                           (2)      That, for the purpose of determining  any
liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)      To remove from  registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of CFKY, pursuant to the foregoing provisions or otherwise, CFKY has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CFKY of expenses incurred or paid by a director, officer or controlling person of CFKY in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CFKY will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, duly authorized to do so, in the City of Ft. Mitchell, Commonwealth of Kentucky, on February 2, 1998.



                                  By:  /s/ Robert V. Lynch
                                     --------------------------------------
                                        Robert V. Lynch
                                        President, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and as of the dates indicated.


Signature                                  Title                                                    Date
---------                                  -----                                                    ----

/s/ Robert V. Lynch
-----------------------------         President, Chief Executive Officer                February 2, 1998
Robert V. Lynch                       (Principal Executive Officer)                -----------------------------
                                      and Director

/s/ Abijah Adams
-----------------------------         Treasurer                                         February 2, 1998
Abijah Adams                          (Principal Financial and Accounting          ------------------------------
                                      Officer)

/s/ J. Robert Bluemlein
-----------------------------         Director                                          February 2, 1998
J. Robert Bluemlein                                                                ------------------------------


-----------------------------         Director                                                    , 1998
Kenneth R. Kelly                                                                   ------------------------------

/s/ John C. Layne
-----------------------------         Director                                          February 2, 1998
John C. Layne                                                                      ------------------------------

/s/ Daniel T. Mistler
-----------------------------         Director                                          February 2, 1998
Daniel T. Mistler                                                                  ------------------------------

/s/ Fred A. Tobergte, Sr.
----------------------------          Director                                          February 2, 1998
Fred A. Tobergte, Sr.                                                              -----------------------------

/s/ Geraldine Zembrodt
----------------------------          Director                                          February 2, 1998
Geraldine Zembrodt                                                                 ------------------------------


                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                       REGISTRATION STATEMENT ON FORM S-1

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION

1.2        Agency Agreement with Webb (proposed)

10.1 Columbia Financial of Kentucky, Inc., 1998 Stock Option and Incentive Plan (proposed)

10.2 Columbia Financial of Kentucky, Inc., Recognition and Retention Plan (proposed)

10.3 Employment Agreement between Columbia Federal Savings Bank and Robert V. Lynch (proposed)

10.4 Severance Agreement between Columbia Federal Savings Bank and five other executive officers of Columbia Federal Savings Bank (proposed)

23.1       Consent of VonLehman & Company Inc.

23.2       Consent of Keller & Company, Inc.

23.3       Consent of Vorys, Sater, Seymour and Pease LLP

99.2       Order Form and Form of Certification

99.4       Solicitation and Marketing Material (additional material only)